                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[_]  Definitive Consent Solicitation Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Microelectronic Packaging, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                        MICROELECTRONIC PACKAGING, INC.

                             9577 Chesapeake Drive
                          San Diego, California 92123

                                 May 27, 1999

The Board of Directors ("Board") of Microelectronic Packaging, Inc. ("Company") is soliciting your consent to: (1) approve the conversion of approximately $27.56 million in debt owed to eight creditors into Series A Convertible Preferred Stock of the Company and the amendment of one of the creditor's warrants to purchase Common Stock; (2) approve the issuance of Series A Convertible Preferred Stock issued in connection with the debt conversion to 11 employees including officers, a director of the Company and third parties in exchange for their payment of a creditor claim; (3) approve various amendments to the Company's 1993 Stock Option/Stock Issuance Plan to: (i) increase the number of shares of Common Stock authorized for issuance over the term of such plan by an additional 2,309,368 shares; (ii) amend the number of shares available for issuance under such plan for each person participating in any one calendar year to 2,000,000 shares; and (iii) amend the Automatic Option Grant Program to increase the number of shares of Common Stock subject to automatic option grants to be made to new and continuing non-employee Board members; (4) approve the grant of options to purchase 3,758,003 shares of Common Stock to Company employees, officers and directors pursuant to the amended 1993 Stock Option/Stock Issuance Plan; and (5) approve the Certificate of Amendment of the Amended and Restated Articles of Incorporation to authorize the issuance of the Series A Convertible Preferred Stock to the creditors, employees, officers and a director of the Company and third parties in connection with the debt conversion. We ask that you return your written consent by ________, 1999.

The Board believes it is in the best interest of the Company and its shareholders to approve Proposals 1-5. Before Proposals 1-5 can be effective, the holders of a majority of the Company's outstanding stock must give their written consent.

IT IS IMPERATIVE THAT WE RECEIVE YOUR CONSENT TO THE ATTACHED PROPOSALS AS SOON AS POSSIBLE, BUT IN NO EVENT LATER THAN JUNE ___, 1999, BECAUSE YOUR BROKER CANNOT CONSENT TO PROPOSALS 1-5 WITHOUT YOUR WRITTEN CONSENT.

The Board asks you to consent to Proposals 1-5. These consent solicitation materials provide you with detailed information about the Proposals. In addition, you may obtain information about the Company from documents we have filed with the Securities and Exchange Commission. We encourage you to read these consent solicitation materials carefully.

           PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING CONSENT
                            CARD BY _________, 1999.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO PROPOSALS 1-5 AS DESCRIBED IN THE ATTACHED
                        CONSENT SOLICITATION STATEMENT.

                         CONSENT SOLICITATION STATEMENT
                               TABLE OF CONTENTS

                                                               Page
                                                               ----

GENERAL INFORMATION............................................  1

     Voting Rights.............................................  1
     Summary of the Proposals..................................  1
     Solicitation of Written Consents..........................  2
     Revocability of Consents..................................  3
     Expense of Consent Solicitation...........................  4

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
 MANAGEMENT....................................................  4

     PROPOSAL 1 - APPROVAL OF CONVERSION OF APPROXIMATELY
     $27.56 MILLION IN DEBT OWED TO EIGHT CREDITORS INTO
     SERIES A CONVERTIBLE PREFERRED STOCK OF THE COMPANY
     AND THE AMENDMENT OF ONE OF THE CREDITOR'S WARRANTS TO
     PURCHASE COMMON STOCK.....................................  6

          Description of and Reasons for Proposal 1............  6
          Summary of Debt to be Converted......................  8
          Summary of Principal Terms of Debt Conversion and
              Mutual Settlement and Release Agreement.......... 11
          Prior Settlement Agreements Regarding Debt to
           Creditors........................................... 14
          Summary of Principal Terms of Series A Convertible
              Preferred Stock.................................. 16
          Registration Rights.................................. 18
          Principal Terms of Transpac Warrant.................. 18
          Opinion of Financial Advisor......................... 19
          Vote Required and Recommendation for Approval........ 22

     PROPOSAL 2 - APPROVAL OF THE ISSUANCE OF SERIES A
     CONVERTIBLE PREFERRED STOCK ISSUED IN CONNECTION
     WITH THE DEBT CONVERSION TO 11 EMPLOYEES INCLUDING
     OFFICERS, A DIRECTOR OF THE COMPANY AND THIRD PARTIES
     IN EXCHANGE FOR THEIR PAYMENT OF A CREDITOR CLAIM......... 22

          Description of and Reasons for Proposal 2............ 22
          FI Financial Agreement with STMicroelectronics, Inc.. 23
          Assignment of Portion of FI Financial's Interest in
              STMicroelectronics, Inc.'s Debt to Employees,
              Officers, a Director of the Company and Third
              Parties.......................................... 23
          Conditions to Purchase of Series A Convertible
              Preferred Stock by Employees, Officers, a Director
              and Third Parties................................ 24
          Vote Required and Recommendation for Approval........ 24

Consent Solicitation Statement
Table of Contents (cont'd)

                                                               Page
                                                               ----
      PROPOSAL 3 - APPROVAL OF VARIOUS AMENDMENTS TO THE
      COMPANY'S 1993 STOCK OPTION/STOCK ISSUANCE PLAN AS
      DESCRIBED HEREIN.......................................... 25

          Description of and Reasons for Proposal 3............. 25
          Plan Structure........................................ 25
          Administration........................................ 26
          Share Reserve......................................... 26
          Eligibility........................................... 26
          Valuation............................................. 26
          Discretionary Option Grant Program.................... 26
          Automatic Option Grant Program........................ 27
          Stock Issuance Program................................ 27
          Acceleration.......................................... 28
          Financial Assistance.................................. 28
          Special Tax Election.................................. 28
          Amendment and Termination............................. 28
          Federal Income Tax Consequences....................... 28
          Accounting and Income Tax Treatment................... 29
          Conditions to Approval of Amendments to 1993 Stock
              Plan.............................................. 30
          Vote Required and Recommendation for Approval......... 30

      PROPOSAL 4 - APPROVAL OF GRANT OF OPTIONS TO PURCHASE
      3,758,003 SHARES OF COMMON STOCK TO COMPANY
      EMPLOYEES, OFFICERS AND DIRECTORS PURSUANT TO
      AMENDED 1993 STOCK OPTION/STOCK ISSUANCE PLAN............. 30

          Description of and Reasons for Proposal 4............. 30
          Conditions to Issuance of Additional Options to
              Employees, Officers and Directors................. 31
          Vote Required and Recommendation for Approval......... 31

      PROPOSAL 5 - APPROVAL OF CERTIFICATE OF AMENDMENT OF
      AMENDED AND RESTATED ARTICLES OF INCORPORATION TO
      AUTHORIZE THE ISSUANCE OF THE SERIES A CONVERTIBLE
      PREFERRED STOCK TO THE CREDITORS, EMPLOYEES,
      OFFICERS AND A DIRECTOR OF THE COMPANY AND THIRD
      PARTIES IN CONNECTION WITH THE DEBT CONVERSION............ 32

          Description of and Reasons for Proposal 5............. 32
          Background............................................ 32
          The Proposal.......................................... 32
          Conditions to Approval of Amended and Restated
              Articles of Incorporation......................... 33
          Vote Required and Recommendation for Approval......... 33

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................. 33

                                                                Page
                                                                ----
EXECUTIVE COMPENSATION AND RELATED INFORMATION.................. 35

     Summary of Cash and Certain Other Compensation............. 35
     Option Grants in Last Fiscal Year.......................... 36
     Aggregated Option Exercises and Fiscal Year-End Values..... 36
     Compensation Committee Interlocks and Insider
         Participation in Compensation Decisions................ 37
     Employment Contracts and Termination of Employment and
         Change in Control Arrangements......................... 37
     Board of Directors Report on Executive Compensation........ 38


ANNEX A RESOLUTION OF ACTIONS BY WRITTEN CONSENT................A-1

FINANCIAL INFORMATION...........................................F-1

EXHIBITS

     Exhibit A    Form of Debt Conversion and Mutual Settlement and Release
                  Agreement
     Exhibit B    Form of Certificate of Amendment of Amended and Restated
                  Articles of Incorporation
     Exhibit C    Form of Registration Rights Agreement
     Exhibit D    Form of Transpac Warrant and Amendment No. 1
     Exhibit E    Form of Assignment Agreement
     Exhibit F    Form of IBM Proceeds Agreement
     Exhibit G    Letter Agreement between the Company, FI Financial LLC and
                  STMicroelectronics, Inc.
     Exhibit H    Form of L.H. Friend, Weinress, Frankson and Presson, Inc.
                  Opinion

                        MICROELECTRONIC PACKAGING, INC.

                    ---------------------------------------

                         CONSENT SOLICITATION STATEMENT
                   FOR SHAREHOLDER ACTION BY WRITTEN CONSENT

                  -------------------------------------------

     This Consent Solicitation Statement ("Consent Statement") has been prepared by the management of Microelectronic Packaging, Inc. ("Company" or "MPI") and is being furnished in connection with the solicitation by the Board of Directors of the written consent of the Company's shareholders.

     The Company intends to distribute this Consent Statement and the accompanying materials to its Shareholders on or about ________, 1999. The mailing address of the Company's principal executive offices is 9577 Chesapeake Drive, San Diego, California 92123.

     The Company is seeking Shareholder approval of Proposals 1-5. These matters are described in detail in this Consent Statement.

     Attached to the Consent Statement as Annex A is the Resolution of Actions by Written Consent of Shareholders (the "Consent Resolution"). The procedure for indicating approval of the proposals included in the Consent Resolution is described in detail in this Consent Statement.

                              GENERAL INFORMATION

Voting Rights

     The proposals being submitted for Shareholder approval are to be acted upon by written consent, without a meeting, rather than by a vote held at a meeting. The holders of the common stock of the Company ("Common Stock") are entitled to consent or withhold their consent in writing regarding each of the proposals being considered. Each outstanding share of Common Stock is entitled to one vote for or against each proposal.

     The written consent of a majority of the outstanding shares of Common Stock is required to approve each of the respective proposals contained in the Consent Resolution.

Summary of the Proposals

     The Board of Directors has adopted a resolution which declares the advisability of, and submits to the Shareholders for authorization and approval, proposals to:

          1. Approve the conversion of approximately $27.56 million in debt owed to eight creditors into Series A Convertible Preferred Stock of the Company and the amendment of one of the creditor's warrants to purchase Common Stock;

          2. Approve the issuance of Series A Convertible Preferred Stock issued in connection with the debt conversion to 11 employees including officers, a director of the Company and third parties in exchange for their payment of a creditor claim;

          3. Approve various amendments to the Company's 1993 Stock Option/Stock Issuance Plan to:

                    (i) increase the number of shares of Common Stock authorized for issuance over the term of such plan by an additional 2,309,368 shares;

                    (ii) amend the number of shares available for issuance under such plan for each person participating in any one calendar year to 2,000,000 shares; and

                    (iii) amend the Automatic Option Grant Program to increase the number of shares of Common Stock subject to automatic option grants to be made to new and continuing non-employee Board members.

          4. Approve the grant of options to purchase 3,758,003 shares of Common Stock to Company employees, officers and directors pursuant to the amended 1993 Stock Option/Stock Issuance Plan; and

          5. Approve the Certificate of Amendment of the Amended and Restated Articles of Incorporation to authorize the issuance of the Series A Convertible Preferred Stock to the creditors, employees, officers, a director of the Company and third parties in connection with the debt conversion.

     One or more of the proposals may be abandoned by the Board at any time before the Certificate of Amendment of the Amended and Restated Articles of Incorporation with the amendments contained in Proposal 5 is filed with the California Secretary of State's office, if holders of a majority of the outstanding Common Stock do not approve the proposal, or if for any reason the Board deems it advisable to abandon a proposal.

     Only holders of record of shares of the Company's Common Stock at the close of business on June ___, 1999 ("Record Date") are entitled to execute the Consent Resolution. At the close of business on the Record Date, there were 10,856,890 shares of Common Stock issued and outstanding held by approximately 138 holders of record. The holders of the Common Stock as of the Record Date are referred to in this Consent Statement as the "Shareholders."

Solicitation of Written Consents

     Under California law and under the Company's Bylaws, any action which may be taken at any annual or special meeting of the Shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The matters being considered by the Shareholders are being submitted for action by written consent, rather than by votes cast at a meeting. Attached to this Consent Statement as Annex A is the text of the Consent Resolution being submitted for Shareholder adoption by written consent. The Consent Resolution provides for the approval of each of the proposals, each of which were summarized above and are more fully described under the captions for each proposal below. In accordance with California law, notice of shareholder approval of the respective proposals without a meeting by less than unanimous written consent, shall be given to the Shareholders at least 10 days before the date the Consent Resolution is effective. Consent Resolutions must be received by the Company on or before ________, 1999.

     Shareholders are requested to indicate approval of and consent to the adoption of the proposals contained in the Consent Resolution, or disapproval thereof, by executing the enclosed copy of the Consent Resolution and by checking the boxes which correspond to the approval or disapproval of the proposed action. Each proposal contained in the Consent Resolution may be considered separately. Failure to check any of the boxes will, if the Consent Resolution has been signed, constitute approval of and consent to the adoption of all of the proposals contained in the Consent Resolution. Signing and indicating approval or disapproval on the Consent Resolution will be deemed to be the granting or denial of written consent to the adoption of each proposal contained in the Consent Resolution.

     Approving a proposal contained in the Consent Resolution and execution of the Consent Resolution will constitute your approval of the proposal, as a Shareholder of the Company. Shareholders who do not approve a proposal or consent to the adoption of the Consent Resolution will nonetheless be bound by the Consent Resolution if written consents representing a majority of the outstanding shares of Common Stock are received by the Company approving the proposal.

     The Board requests that each Shareholder indicate their approval or disapproval of each proposal listed in the Consent Resolution and execute and date the Consent Resolution, indicate the number of Shares being voted, and deliver the Consent Resolution to the Company via regular mail, e-mail, fax or in person at the following address:

                    Microelectronic Packaging, Inc.
                    Attn: Denis Trafecanty, Senior Vice President and Chief
                          Financial Officer
                    9577 Chesapeake Drive
                    San Diego, CA  92123
                    Facsimile: (619) 292-7881
                    E-mail: denist@mpix.com

A self-addressed stamped envelope is enclosed for your convenience in returning the Consent Resolution. Each Shareholder is requested to indicate on the Consent Resolution the number of shares which the Shareholder is voting. If the Shareholder wishes to vote any shares not registered in his/her name, a written consent of the registered Shareholder of record as of the Record Date must be received by the Company. The Consent Resolution should be returned as soon as possible for receipt no later than June ___, 1999.

     Under applicable law, Shareholders who abstain from voting with respect to any proposal, or who vote against any proposal to be considered in this Consent Statement, do not have the right to an appraisal of their shares or any similar dissenter's rights under applicable law.

Revocability of Consents

     When the enclosed Consent Resolution is properly executed and returned, the shares it represents will be voted in accordance with the directions noted thereon, and if no directions are indicated, the shares it represents will be voted in favor of each proposal. Any person providing a Consent Resolution in the form accompanying this Consent Statement has the power to revoke it any time prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Secretary of the Company, but not thereafter. It may be revoked by filing with the Secretary of the

Company at the Company's principal executive office a writing revoking the Consent Resolution. Such revocation shall be effective upon its receipt by the Secretary of the Company.

Expense of Consent Solicitation

     The Company will bear the entire cost of the solicitation of Shareholder approval of the Consent Resolution, including the preparation, assembly, printing and mailing of this Consent Statement, and any additional material furnished to Shareholders. In addition, the Company may reimburse certain persons for their cost of forwarding the solicitation material to Shareholders. The solicitation of consents by mail may be supplemented by telephone, telegram and/or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for any of such services. To assist in the solicitation process, the Company has retained Beacon Hill Partners, Inc. The fee for such services will be approximately $_____ plus reasonable expenses incurred to distribute the solicitation materials.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information known to the Company regarding the ownership of the Company's Common Stock as of May 25, 1999 for (i) each Director and nominee who owns Common Stock, (ii) all persons or entities who were known by the Company to be beneficial owners of five percent (5%) or more of the Company's Common Stock, (iii) the Chief Executive Officer and other executive officers whose compensation for 1998 were each in excess of $100,000, and (iv) all executive officers and Directors of the Company as a group.

                                                       Number of Shares                 Percent of Total Shares
Name and Address of Beneficial Owner                Beneficially Owned/(1)/         Outstanding Beneficially Owned
------------------------------------                -----------------------         -------------------------------
Entities that may be deemed to be affiliated with
Transpac Capital Pte. Ltd./(2)/
6 Shenton Way
#2D-09 DBS Building, Tower Two
Singapore 068809.....................................       1,342,013                             11.8%

Joost Tjaden/(3)/
c/o TBM Associates
3500 Oaklawn, #215
Dallas, Texas 75219..................................         687,620                              6.3%

Cabot Ceramics, Inc./(4)/
c/o Cabot Corporation
75 State Street
Boston, MA  02119-1806...............................         654,326                              6.0%

Counterpoint Master LLC
1301 Avenue of the Americas
40th Floor
New York, NY 10019...................................         627,035                              5.8%

Anthony J.A. Bryan/(5)/..............................         183,333                              1.7%

Frank Howland/(5)/...................................         145,000                              1.3%

Waldemar Heeb/(5)/...................................          15,000                              0.1%

Wong Lin Hong/(5)/...................................          15,069                              0.1%

James Waring/(6)/....................................              --                               --

Andrew K. Wrobel/(5)/
c/o Microelectronic Packaging, Inc.
9577 Chesapeake Drive
San Diego, California  92123.........................         600,000                              5.2%

Denis J. Trafecanty/(5)/.............................         300,000                              2.7%


Timothy R. Sullivan/(5)/                                      150,000                              1.3%

All directors and executive officers
as a group (7 persons)...............................       1,408,402                             11.4%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage beneficially owned is based on a total of 10,856,890 shares of Common Stock issued and outstanding as of April 15, 1999. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 15, 1999 are deemed outstanding for computing the percentage of the person holding such options or warrants but are not outstanding for computing the percentage of any other person.
    Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) The Transpac entities include Transpac Capital Pte. Ltd. (the "Manager"), a Singapore private limited company; Transpac Industrial Holdings Limited ("TIH"), a Singapore public listed company; Regional Investment Company Limited ("Regional"), a Singapore public limited company; Transpac Equity Fund ("TEF"), a British Virgin Islands trust; Transpac Venture Partnership II ("TVP"), a collective investment scheme; Transpac Manager's Fund ("TMF"), a British Virgin Islands international business company; and NatSteel Equity III Pte Ltd. ("NatSteel"), a Singapore private limited company. The Manager does not have any direct ownership interest in the Company's Common Stock. The Manager has, in its capacity as investment adviser to each of TIH, Regional, TEF and TVP, the power to control the voting and disposition of the 765,466 shares and warrants for 500,000 shares of Common Stock held in the aggregate by TIH, Regional, TEF and TVP and, therefore, may be deemed to be a beneficial owner of such shares. TIH has direct beneficial ownership of 334,069 shares and warrants for 198,500 shares of the Common Stock. TIH shares the power to control the voting and disposition of such 334,069 shares of Common Stock and warrants for 198,500 shares with the beneficial ownership of any shares of Common Stock and warrants for 198,500 shares with the Manager. The Manager further holds warrants to purchase 201,500 shares of Common Stock. TIH disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. Regional has direct beneficial ownership of 92,066 shares of the Common Stock and warrants for 54,500 shares. Regional shares the power to control the voting and disposition of such 92,066 shares of Common Stock and warrants for 54,500 shares with the Manager. Regional disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TEF has direct beneficial ownership of 197,285 shares of the Common Stock. TEF shares the power to control the voting and disposition of such 197,285 shares of Common Stock with the Manager. TEF disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TVP has direct beneficial ownership of 139,415 shares of 139,415 shares of the Common Stock. TVP shares the power to control the voting and disposition of such 139,415 shares of Common Stock with the Manager. TVP disclaims beneficial ownership of any shares of Common Stock held by any other Transpac entity. TMF has direct beneficial ownership of 2,631 shares of the Common Stock. NatSteel has direct beneficial ownership of 75,547 shares of the Common Stock and warrants for 45,500 shares. NatSteel and the Manager have no formal relationship, advisory or otherwise, in respect of the shares of Common Stock held by NatSteel. However, NatSteel anticipates that it may rely upon the advice of Transpac in connection with the voting and disposition of the shares of Common Stock held by it. NatSteel disclaims beneficial ownership of the shares of Common Stock held by any other Transpac entity. The preceding information was partially obtained from a Schedule 13D filed with the Securities and Exchange Commission on or about April 3, 1996. Mr. Wong Lin Hong is Director and Executive Vice President of Transpac Capital Pte. Ltd., and as such may be deemed to share voting and investment power with respect to the Transpac entities' shares. Mr. Wong disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3) Includes shares owned by TBM Associates, Inc. ("TBM"), an investment management company in which Mr. Tjaden is a significant shareholder, and as such may be deemed to share voting and investment power. TBM exercises voting control over shares of MPI common stock held by Bostech Associates (1,719 shares), Ion Associates (33,685 shares) and N.V. Bever Holding (368,094 shares and a warrant to purchase 1,173 additional shares at an exercise price of $5.63). Also includes shares held by Janivo Fonds (99,307 shares) and Van Doorne

    Group (99,285 shares), over which Mr. Tjaden exercises voting control. Mr. Tjaden disclaims beneficial ownership of all such shares.

(4) Cabot Ceramics, Inc. is a corporation wholly owned by Cabot Corporation. The executive management of Cabot Corporation has voting and investment power over such shares and may be deemed to beneficially own such shares.

(5) All shares in the form of stock options exercisable within 60 days of April 15, 1999.

(6) Mr. Waring is a nominee to the Board and is not currently a Director. Mr. Waring's nomination to the Board is subject to completion of the debt conversion described in Proposal 1 below. Such debt conversion is subject to the completion of definitive agreements for all eight creditors and the approval of the debt conversion by the Company's Shareholders.

                                   PROPOSAL 1

APPROVAL OF CONVERSION OF APPROXIMATELY $27.56 MILLION IN DEBT OWED TO EIGHT CREDITORS INTO SERIES A CONVERTIBLE PREFERRED STOCK OF THE COMPANY AND THE AMENDMENT OF ONE OF THE CREDITOR'S WARRANTS TO PURCHASE COMMON STOCK.

Description of and Reasons for Proposal 1

     As of March 31, 1999, the Company is in default on approximately $27.56 million in debt plus accrued interest related to the Company's discontinued operations in Singapore. The entire amount including accrued interest is currently due and payable. The Company does not have the ability to pay the amounts due on this debt.

     The $27.56 million in debt resulted from (i) the construction by MPM Singapore Pte. Ltd. ("MPM"), an affiliate of the Company, of a multi-layer ceramic operations plant in Singapore, which ceased operations prior to the commencement of production; and (ii) the purchase in December, 1994 and installation of additional equipment at Microelectronic Packaging (S) Pte., Ltd. ("MPS") which was used to provide pressed ceramic products to integrated circuit manufacturers. As a result of what management believes was a slowdown in market demand, this equipment was no longer required to satisfy its customers' reduced requirements. In 1997, a receiver was appointed by the courts in Singapore to liquidate MPM's and MPS' assets. The Company believes the principal reasons which forced MPM to liquidate included changing market demand for multi-layer ceramic products and the failure of a potential major customer to commit to any product purchases. The Company also believes the principal reasons which forced MPS to liquidate was a decline in the market for pressed ceramics, as much of the additional equipment purchased by MPS represented excess capacity. Both of these subsidiaries have been in receivership since 1997, the receiver has completed the liquidation of MPM's assets and the receiver is in the process of completing the liquidation of MPS' assets, and the proceeds were used to retire a portion of MPM's and MPS debts. During 1998, the High Court of the Republic of Singapore ordered the winding up of MPM.

     The Company fully guaranteed the $27.56 million in debt incurred by MPM and MPS to eight creditors in connection with the operations in Singapore ("Singapore Creditors"). During 1998, the Company signed Restructuring, Mutual Release and Settlement Agreements ("Restructuring Agreements") with the Singapore Creditors, which called for settlement payments of approximately $9.3 million in satisfaction of the then $27.1 million in debt owed. The $9.3 million in settlement payments were generally due no later than May 1, 1999. During 1998 the Company explored various proposals to obtain additional financing to enable it to satisfy the $9.3 million in settlement obligations. Since the

Company was not able to obtain funding to pay this $9.3 million, the Company renegotiated the terms and entered into non-binding letter agreements with all of the Singapore Creditors (including a third party who agreed to purchase the creditor position of one of the Singapore Creditors) which called for the conversion of all debt and accrued interest obligations into shares of the Company's to be authorized Series A Convertible Preferred Stock ("Debt Conversion Transaction").

     A summary of the principal terms of the Series A Convertible Preferred Stock is set forth under the heading "Summary of Principal Terms of Series A Convertible Preferred Stock" below. The letter agreements provided that the proposed Debt Conversion Transaction was subject to the completion of definitive agreements for all of the Singapore Creditors and the approval of the Debt Conversion Transaction by the holders of a majority of the Company's Common Stock.

     The Company has prepared Debt Conversion and Mutual Settlement and Release Agreements for each of the Singapore Creditors ("Conversion and Settlement Agreements"), which respectively include, as applicable, the following exhibits:
Registration Rights Agreement; IBM Proceeds Agreement; Certificate of Amendment of Amended and Restated Articles of Incorporation; and Amendment No. 1 to the Warrants granted to Transpac. One of the Singapore Creditors, STMicroelectronics, Inc. ("STM") did not agree to participate in the Debt Conversion Transaction, and in lieu thereof, STM agreed to sell its creditor position to FI Financial, LLC ("FI Financial") pursuant to the terms and conditions of a written agreement that has been entered into between STM, FI Financial and the Company ("STM/FI Financial Agreement"). FI Financial has signed a non-binding letter agreement with the Company similar to those signed by the other Singapore Creditors, and with respect to STM's creditor position has agreed to enter into a Conversion and Settlement Agreement and participate in the Debt Conversion Transaction upon the approval by the Shareholders of the Debt Conversion Transaction, all as described in more detail in Proposal 2 below.

     In addition to the STM/FI Financial Agreement, as of May 25, 1999, the Company has received executed Conversion and Settlement Agreements from the following creditors: Transpac Capital Pte. Ltd. and related investors; Texas Instruments Singapore, Ltd.; Orix Leasing Singapore Ltd.; and NS Electronics Bangkok, Ltd. The names of the Singapore Creditors and a summary of the current debt amounts and transactions from which they resulted are summarized below.

     The Company believes the Conversion and Settlement Agreements are very advantageous for the Company and its Shareholders and will enable the Company to continue its operations and avoid the adverse prospect of an immediate bankruptcy filing. If the Company is unable to obtain the consent of the Shareholders to the Debt Conversion Transaction, or if all of the Singapore Creditors do not sign the Conversion and Settlement Agreements the Company will likely be required to institute immediate bankruptcy proceedings.

     The Board has approved the Debt Conversion Transaction and the related agreements which include the Form of Debt Conversion and Mutual Release and Settlement Agreement, Form of Certificate of Amendment of Amended and Restated Articles of Incorporation, Form of Registration Rights Agreement, Form of Transpac Warrant and Amendment No. 1 to the Warrants granted to Transpac, Form of Assignment Agreement, Form of IBM Proceeds Agreement, Letter Agreement between the Company, FI Financial LLC and STMicroelectronics, Inc. and Form of L.H. Friend, Weinress, Frankson and Presson, Inc. Opinion, all as respectively attached to this Consent Statement as Exhibits A, B, C, D, E, F, G and H ("Exhibits"). All statements contained in this Consent Statement with respect to such documents are qualified in their entirety by references to those Exhibits.

     The Company has also attached to this Consent Statement its Form 10-K Annual Report for the fiscal year ended December 31, 1998 and its Form 10-Q Quarterly Report for the quarter ended March

31, 1999 as filed with the Securities and Exchange Commission, which reports are included with the financial information beginning on page F-1 herein.

Summary of Debt to be Converted

     During 1998, the Company signed Restructuring Agreements with each of the Singapore Creditors, which called for settlement payments of approximately $8.3 million to satisfy the then approximately $27.1 million in debt obligations owed to them if the $8.3 million was paid to the Singapore Creditors by May 1, 1999 and an additional $1.0 million paid to Transpac Capital Pte. Ltd. and related investors by December 31, 1999. The Company was not able to obtain funding to repay all or any part of the $8.3 million due on May 1, 1999 and renegotiated the terms with each creditor. All of the Singapore Creditors other than STM agreed to convert their debt and accrued interest into shares of the Company's Series A Convertible Preferred Stock.

     STM agreed to sell its creditor position to FI Financial in exchange for a cash payment of $500,000 ("STM Payment"). FI Financial is owned by James T. Waring, who has been nominated for election to the Board, subject to approval of the Debt Conversion Transaction by the Shareholders. FI Financial has deposited the STM Payment in escrow where it will remain pending the approval of the Debt Conversion Transaction by the Shareholders. Upon such approval, the STM Payment will be paid to STM, and FI Financial will enter into a Conversion and Settlement Agreement and receive the right to acquire 1,322,647 shares of Series A Convertible Preferred Stock, which is the number of shares STM would have received if STM had agreed to the Debt Conversion Transaction and entered into a Conversion and Settlement Agreement. FI Financial is entitled to assign its rights thereunder to 11 employees including officers and a director of the Company and four third parties, who have paid corresponding cash reimbursements to FI Financial. Prior to the approval by the Shareholders of the Debt Conversion Transaction, FI Financial will be entitled to and may assign further interests under the STM/FI Financial Agreement to additional parties. In addition, pursuant to the STM\FI Agreement, FI Financial will acquire ownership of the Warrant held by STM to purchase 200,000 shares of the Company's Common Stock for a purchase price of $1.00 per share ("STM Warrant"). As part of the Debt Conversion Transaction, FI Financial has agreed to surrender the STM Warrant to the Company without exercise, whereupon the STM Warrant will be terminated and will not have any further force or effect.

     As of March 31, 1999, which is the end of the Company's first quarter and for which the Company has filed with the Securities and Exchange Commission its most recent Form 10-Q Quarterly Report, the Company owed approximately $27.56 million to the Singapore Creditors, whose names are Transpac Capital Pte. Ltd. and related investors; STMicroelectronics, Inc.; Texas Instruments Singapore, Ltd.; Development Bank of Singapore; Motorola, Inc.; NS Electronics Bangkok Ltd.; Samsung Corning Co., Ltd.; and Orix Leasing Singapore Ltd. All of the principal and interest on these debts was due and payable by May 1, 1999 and is now in default. The following is a brief summary of the material terms and conditions of these debts. If Proposal 1 is approved by a majority of the holders of the Company's Common Stock, all of the $27.56 million in debt will be canceled and exchanged for the Series A Convertible Preferred Stock of the Company.

     Development Bank of Singapore ("DBS"). At March 31, 1999, the Company's subsidiaries, MPM and MPS, had outstanding borrowings due to DBS in the principal amount of $1,407,954 including accrued interest. The amount outstanding results from the remaining balance of various borrowings made by MPM and MPS under lines of credit, overdraft facilities and an accounts receivable financing line of credit originally made in 1996. The $1,407,954 debt represents the balance of the original debt remaining after the liquidation of the assets of MPM and MPS by the receivers and the application of the proceeds from the sale of the assets. All of the assets of MPM and substantially all of the assets of MPS have been liquidated by the receivers of MPM and MPS.

     The remaining balances due to DBS are in default, are payable upon demand and bear interest at the bank's prime rate plus 5%. All of these amounts are guaranteed by the Company. In February 1999, the Company and DBS signed a non-binding letter agreement which calls for conversion of all of the Company's obligations into shares of Series A Convertible Preferred Stock.

     Transpac Capital Pte. Ltd. and Related Investors. At March 31, 1999, MPM had outstanding borrowings due to Transpac Capital Pte. Ltd. and related investors (collectively, "Transpac") in the principal amount of $9.0 million, plus accrued interest in the approximate amount of $2,356,633. On March 27, 1996, the Company and MPM completed a financing with Transpac pursuant to which the Company issued 842,013 shares of its Common Stock to Transpac for a total purchase price of $2.0 million, and MPM issued a convertible debenture to Transpac in the principal amount of $9.0 million. The debenture has a term of five years, bears interest at the rate of 8.5% per annum and is guaranteed by the Company. The outstanding principal on the debenture is due and payable in full at the end of the five-year term; however, from and after April 23, 1997, the debenture is convertible at Transpac's option to shares of Common Stock of MPM or Common Stock of the Company. The debenture was fully guaranteed by the Company. Neither MPM nor the Company have ever made any payments under the debenture. The debenture is currently in default and payable upon demand.

     In early 1999, the Company and Transpac signed a non-binding letter agreement which calls for the conversion of all of the Company's obligations to Transpac into shares of Series A Convertible Preferred Stock. In addition, Transpac has already signed a Conversion and Settlement Agreement.

     NS Electronics Bangkok Ltd. ("NSEB"). At March 31, 1999, the Company had outstanding a term note due to NSEB, a former customer of MPS with a principal balance of $1,250,000 and approximately $455,633 of accrued interest. This note is fully guaranteed by the Company and is secured by certain assets of the Company. This note is currently in default and payable upon demand.

     In 1995, the Company borrowed $1,500,000 from NSEB at an interest rate of 14% per annum. The Company has made no principal payments since September 1996. The NSEB promissory note is secured by all of the Company's domestic equipment and trade receivables that are not subject to liens or other encumbrances existing prior to May 30, 1995. In March 1997, the Company entered into an Amended Loan and Security Agreement and a Second Secured Promissory Note with NSEB pursuant to which NSEB agreed to waive any breach of the covenants, terms and conditions of the original Loan and Security Agreement and the original Secured Promissory Note (both dated May 30, 1995) and agreed to a revised (and extended) payment schedule. The interest rate on the outstanding balance, however, was raised from 14% per annum to 18% per annum and the Company is currently in default under the terms of the Second Secured Note. In February 1999, the Company and NSEB signed a non-binding letter agreement which calls for the conversion of all of the Company's agreed obligations to NSEB into shares of Series A Convertible Preferred Stock. In addition, NSEB has already signed a Conversion and Settlement Agreement.

     Texas Instruments Singapore, Ltd. ("TI"). At March 31, 1999, the Company's subsidiary, MPS, had an outstanding promissory note due to TI, a former customer of MPS. The principal balance due under the note is $3,500,000 and approximately $247,783 of accrued interest was due and payable as of March 31, 1999. The note bears interest at the rate of $3.5% per annum. The note is fully guaranteed by the Company and was secured by certain assets of MPS. The note is currently in default and payable upon demand.

     In 1995, MPS borrowed $3,500,000 from TI at an interest rate of 7.25% per annum. The Company entered into several amended loan agreements during 1997 and 1998; however, the Company was unable to meet the terms of those agreements. In April 1999, the Company and TI signed a Conversion and Settlement Agreement.

     STMicroelectronics, Inc. ("STM"). At March 31, 1999, the Company's subsidiary, MPS, had outstanding a promissory note due to STM, a former customer of MPS. The principal balance due under the note is $4,000,000 and approximately $821,095 of accrued interest was due and payable as of March 31, 1999. The note is fully guaranteed by MPI and was secured by certain assets of MPS. The note is currently in default and payable upon demand.

     In 1995, MPS borrowed $4,000,000 from STM at an interest rate of 7.25% per annum. MPS did not make any principal payments, and only made limited interest payments. On April 14, 1999, STM and FI Financial entered into the STM/FI Financial Agreement, pursuant to which STM agreed to assign its creditor position to FI Financial in exchange for a cash payment of $500,000. The STM/FI Financial Agreement is subject to the approval of the Debt Conversion Transaction by the holders of a majority of the Company's Common Stock. In connection therewith, FI Financial has entered into a non-binding letter agreement with the Company which calls for the conversion of all of the Company's obligations to STM into shares of Series A Convertible Preferred Stock. Furthermore, upon approval of the Debt Conversion Transaction by the holders of a majority of the Company's Common Stock, FI Financial agreed to enter into a Conversion and Settlement Agreement and agreed to participate in the Debt Conversion Transaction with respect to the entire creditor position of STM. As part of FI Financial's participation in the Debt Conversion Transaction, FI Financial will surrender the STM Warrant without exercise, whereupon the STM Warrant will be terminated and will not have any further force or effect.

     Motorola, Inc. ("Motorola"). At March 31, 1999, the Company's subsidiary, MPS, had outstanding a term note due to Motorola, a former customer of MPS. The note bears interest at approximately 7% per annum. The principal balance on the note is $2,208,000 and approximately $201,474 of accrued interest was due and payable as of March 31, 1999. The note has been guaranteed by the Company and is secured by certain assets of the Company and all shares of CTM Electronics, Inc. ("CTM") and Microelectronic Packaging America, Inc. ("MPA"). The note is currently in default and payable upon demand.

     In 1995, MPS borrowed $2,000,000 from Citibank N.A. at an interest rate of 7%. The loan was guaranteed by Motorola and was eventually paid in full by Motorola. This obligation to Motorola is secured by all of the assets of MPI, CTM and MPA not previously pledged to NSEB, as well as all capital stock of MPS, CTM and MPA. In January 1999, the Company and Motorola signed a non-binding letter agreement which calls for the conversion of all of the Company's obligations to Motorola into shares of Series A Convertible Preferred Stock.

     Samsung Corning Co., Ltd. ("Samsung"). In 1996, MPS borrowed $1,000,000 from DBS at the Singapore Interbank offer interest rate plus 1.5%, repayable in twelve monthly installments beginning in November 1996. The loan had been fully guaranteed by Samsung, and co-guaranteed by the Company. MPS made payments under the note totaling approximately $417,000 during 1996 and 1997. The remaining balance of approximately $583,000 plus interest was paid to DBS by Samsung after DBS called upon the guarantee of Samsung. Samsung has requested that MPI reimburse it for the amount paid under the guarantee. In March 1999, the Company and Samsung signed a non-binding letter agreement which calls for the conversion of all of the Company's obligations to Samsung into shares of Series A Convertible Preferred Stock.

     Orix Leasing Singapore Ltd. ("Orix"). At March 31, 1999, the Company had outstanding a deficiency balance from capital leases due to Orix totaling $1,765,744. The amount outstanding is the remaining balance of various lease borrowings made by MPM and MPS. This balance remains after the liquidation of the leased assets of MPM and MPS by Orix and the application to these leases of the resulting proceeds from the sale of these assets. The remaining amount outstanding is represented by a note issued by the Company at an interest rate of 7.25%. The note is currently in default and is payable upon demand.

     In 1996 and earlier, MPM, and to a lesser extent MPS, borrowed approximately $2,600,000 under capital leases from Orix. Both MPM and MPS stopped making lease payments, and Orix foreclosed on the equipment and sold it at an auction in 1997. The balance remaining after the liquidation of the leased assets is guaranteed by the Company. In March 1999, the Company and Orix signed the Conversion and Settlement Agreement.

Summary of Principal Terms of Debt Conversion and Mutual Settlement and Release Agreement

     The Conversion and Settlement Agreements generally provide that all of the debts owed by the Company to the Singapore Creditors would be terminated and the parties would release all of their respective rights and obligations under the agreements relating to the original and related debts, and the parties would further settle all other disputes of any kind that may or could exist between the parties in exchange for the Series A Convertible Preferred Stock to be issued in connection with the Debt Conversion Transaction. The Board has approved the Debt Conversion Transaction and the Conversion and Settlement Agreements. The following summary of the principal terms of the form of Conversion and Settlement Agreement attached hereto as Exhibit A is qualified in its entirety by reference to this exhibit which is representative of the Conversion and Settlement Agreements for all of the Singapore Creditors except that only Transpac and DBS will have an IBM Proceeds Agreement, and only Transpac will have the Amendment No. 1 to the Warrant previously issued to
Transpac:

Summary of Termination Provisions

     The Conversion and Settlement Agreements will remain in full force and effect until the date Transpac and the related investors convert their debt into Series A Convertible Preferred Stock, subject to the following termination provisions:

          (i) prior to June 30, 1999 no party has the right to terminate the Conversion and Settlement Agreement;

          (ii) as of and after the date Transpac and the related investors convert their debt, no party has the right to terminate the Conversion and Settlement Agreement;

          (iii) after June 30, 1999, so long as Transpac has not converted its debt into Series A Convertible Preferred Stock, Transpac has sole discretion on behalf of the related investor group to cancel the Conversion and Settlement Agreement by giving written notice to the Company; and

          (iv) if a voluntary or involuntary case against the Company is commenced under the United States Bankruptcy Code, or an assignment for the benefit of creditors by the Company is made, the Conversion and Settlement Agreement is terminated.

Conditions to Debt Conversion

     Before the debt conversion is completed, all of the following conditions must be complied with:

          (i) The completion of all of the Singapore Creditors conversions is subject to the completion of signed agreements between the Company and each of the Singapore Creditors upon terms and conditions which are not more favorable to any one creditor than the other creditors. Specifically, the effective price per share of the Series A Convertible Preferred Stock must not be less than $1.02 per share, and the terms and conditions of the settlement and release provisions for each of the Conversion and Settlement Agreements may not be different in any material respect for any of the Singapore Creditors.

          (ii) The Board must approve the material terms and conditions of the Conversion and Settlement Agreements for each of the Singapore Creditors.

          (iii) The holders of a majority of the Common Stock of the Company must approve the material terms and conditions of the Debt Conversion Transaction.

          (iv) The Certificate of Amendment of the Amended and Restated Articles of Incorporation must be approved by the Board and holders of a majority of the Common Stock of the Company.

          (v) L.H. Friend, Weinress, Frankson and Presson, Inc. must have issued the fairness opinion to the Company, which opinion must be satisfactory to the Company.

Series A Convertible Preferred Stock to be Issued to Creditors

     The Conversion and Settlement Agreement sets forth the number of shares of Series A Convertible Preferred Stock of the Company each of the Singapore Creditors will receive upon the closing of the Debt Conversion Transaction which are set forth below:

     Transpac Capital Pte. Ltd. Transpac and the related investor group will receive 4,031,825 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 8,063,651 shares of Common Stock of the Company, subject to adjustment as provided for in the Certificate of Amendment of the Amended and Restated Articles of Incorporation ("Certificate of Amendment"). Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of Transpac and of all other Singapore Creditors in the Debt Conversion Transaction as of May 25, 1999 (which would represent 18,725,555 shares of Common Stock for the Singapore Creditors as a group), and excluding Transpac and the related investors current stock ownership as set forth in the table "Security Ownership of Certain Beneficial Owners and Management" herein, Transpac and related the investor group would own approximately 27.26% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     Development Bank of Singapore, Ltd. DBS will receive 1,154,311 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 2,308,622 shares of Common Stock of the Company, subject to adjustment as provided for in the Certificate of Amendment. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of DBS and of all other Singapore Creditors in the Debt Conversion Transaction as of May 25, 1999 DBS would own approximately 7.80% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     Motorola, Inc. Motorola will receive 869,932 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 1,739,865 shares of Common Stock of the Company, subject to adjustment as provided for in the Certificate of Amendment. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of Motorola and of all other Singapore Creditors in the Debt Conversion Transaction as of May 25, 1999, Motorola would own approximately 5.88% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     NS Electronics Bangkok, Ltd. NSEB will receive 271,176 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 542,353 shares of Common Stock of the Company, subject to adjustment as provided for in the Certificate of Amendment. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of NSEB and of all other Singapore Creditors in the Debt Conversion Transaction as of May 25, 1999, NSEB would own approximately 1.83% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     STMicroelectronics, Inc. Assuming the Debt Conversion Transaction is approved by the Shareholders, by virtue of the STM/FI Financial Agreement wherein FI Financial agreed to purchase the creditor position of STM for a cash payment of $500,000, FI Financial will own the creditor position of STM and has agreed to convert that creditor position into 1,322,647 shares of Series A Convertible Preferred Stock STM would have received if STM had participated in the Debt Conversion Transaction ("FI Financial Shares"). Because FI Financial has assigned portions of its interest under the STM/FI Financial Agreement to 11 employees including officers and a director and four other third parties, and may assign some or all of FI Financial's remaining interest under the STM/FI Financial Agreement to additional third parties (collectively "FI Financial Assignees"), the FI Financial Assignees will each receive a pro-rata share of the FI Financial Shares in proportion to their respective interests under the STM/FI Financial Agreement. The FI Financial Shares are initially convertible into 2,645,294 shares of Common Stock of the Company, subject to adjustment as provided for in the Certificate of Amendment. Assuming conversion into Common Stock of all of the FI Financial Shares and all of the Series A Convertible Preferred Stock of all of the other Singapore Creditors in the Debt Conversion Transaction as of May 25, 1999, FI Financial and/or the FI Financial Assignees would own approximately 8.94% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company. As explained in previous sections of this Consent Statement, as part of the Debt Conversion Transaction, FI Financial will surrender the STM Warrant without exercise, whereupon the STM Warrant will be terminated and will not have any further force or effect.

     Texas Instruments, Inc. TI will receive 1,056,026 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 2,112,053 shares of Common Stock of the Company, subject to adjustment as provided for in the Certificate of Amendment. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of TI and all of the other Singapore Creditors in the Debt Conversion Transaction as of May 25, 1999, TI would own approximately 7.14% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     Samsung Corning Co., Ltd. Samsung will receive 183,275 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 366,549 shares of Common Stock of the Company, subject to adjustment as provided for in the Certificate of Amendment. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of Samsung and all of the other Singapore Creditors in the Debt Conversion Transaction as of May

25, 1999, Samsung would own approximately 1.24% of the resulting total of 29,582,444 shares of outstanding Common Stock of the Company.

     Orix Leasing Singapore Ltd. Orix will receive 473,584 shares of Series A Convertible Preferred Stock of the Company. This Series A Convertible Preferred Stock is initially convertible into 947,169 shares of Common Stock of the Company, subject to adjustment as provided for in the Certificate of Amendment. Assuming conversion into Common Stock of all of the Series A Convertible Preferred Stock of Orix and all of the other Singapore Creditors in the Debt Conversion Transaction as of May 25, 1999, Orix would own approximately 3.20% of the resulting total of 29,582,444 shares of the outstanding Common Stock of the Company.

Change in Control

     Assuming all of the Series A Convertible Preferred Stock of all of the Singapore Creditors is converted into Common Stock of the Company in connection with the Debt Conversion Transaction as of May 25, 1999, the Singapore Creditors (including FI Financial as the holder of the creditor position of STM) would collectively own approximately 63.29% of the resulting total of 29,582,444 outstanding shares of Common Stock of the Company. This percentage of Common Stock could enable the Singapore Creditors (including FI Financial as the holder of the creditor position of STM) to collectively exercise effective control over the business and affairs of the Company. As of May 25, 1999, the Company has no information which would lead it to believe that the Singapore Creditors intend to act collectively on matters concerning the business and affairs of the Company.

     The existing Shareholders of the Company will suffer substantial dilution to their respective share ownership positions of the Company if the Debt Conversion Transaction and the other proposals described herein are approved by the Shareholders. However, the Company strongly believes that approval of the Debt Conversion Transaction is the only way to avoid an imminent bankruptcy filing by the Company with the probable result that the Shareholders would not receive anything for their Common Stock because of the $27.56 million in Singapore Creditor claims.

Release Provisions of Debt Conversion Transaction

     Once the Singapore Creditors (including FI Financial as the holder of the creditor position of STM) convert their debt, the debt owed by the Company in the aggregate amount of $27.56 million to the Singapore Creditors shall be deemed to be converted into the respective number of shares of the Company's Series A Convertible Preferred Stock set forth above. As of and after the date of conversion, the Company's debts to the Singapore Creditors shall be canceled, terminated and eliminated and the Company and the Singapore Creditors (including FI Financial) shall release and discharge each other from any and all claims, damages and causes of action relating to such debts. The releases do not apply to fraud or wilful misconduct. Also, the releases do not extend to the Conversion and Settlement Agreements, the Certificate of Amendment, the Registration Rights Agreement or the Warrants issued to Transpac.

Prior Settlement Agreements Regarding Debt to Creditors

     During 1998, the Company negotiated the Restructuring Agreements with the Singapore Creditors, which generally provided that if certain sums of money were paid to the Singapore Creditors by certain dates, the Company would only have to pay a discounted percentage of the debts to each creditor to discharge and settle the debts. These Restructuring Agreements called for settlement payments of approximately $9.3 million to satisfy all debt obligations (approximately $27.1 million at the time) if substantially all of the full amount was paid by May 1, 1999. The Company was not able to pay the required amounts on the due dates and negotiated new agreements with the Singapore Creditors, and the Conversion and Settlement Agreements replace these prior agreements. A summary of the terms of each of the prior Restructuring Agreements is provided below.

     Development Bank of Singapore, Ltd. On July 10, 1998, the Company signed a Restructuring, Settlement and Mutual Release Agreement with DBS ("DBS Agreement"). The DBS Agreement provided that the obligations of MPS guaranteed by the Company in the principal amount of $4.275 million for certain debt and $2.134 million under a credit facility, less other certain amounts, would be released and canceled upon the payment to DBS, within six calendar months of July 10, 1998, of $1,177,397, and also the payment of certain percentages of any net monetary proceeds from proposed litigation with IBM.

     Transpac Capital Pte. Ltd. and Related Entities. On April 22, 1998, the Company signed a Restructuring, Settlement and Mutual Release Agreement with Transpac Capital Pte. Ltd. and related entities ("Transpac Agreement") whereby the $9 million Transpac and the related investors had paid pursuant to a Convertible Loan Agreement dated March 26, 1996, which was guaranteed by the Company would be released and canceled upon certain payments and a stock issuance. These payments were: (1) the Company issued to Transpac warrants to purchase 500,000 shares of Common Stock at $1.00 per share; (2) within 6 calendar months of April 22, 1998, the Company would pay to the investors $3,112,462; (3) within 30 days of receiving any money from a proposed lawsuit against IBM, the Company would remit 30% of such proceeds to Transpac, net of expenses; (4) the Company also guaranteed Transpac, as agent for the investors, that it would receive certain additional amounts from the proposed IBM litigation subject to certain conditions. The agreement that Transpac and the related investors may receive certain monetary proceeds, if any, for a proposed lawsuit against IBM ("IBM Proceeds Agreement") is also a part of Transpac's and the related investors signed Conversion and Settlement Agreement. There can be no assurance any such lawsuit will be filed, or if filed that it would result in any monetary recovery for the Company. The IBM Proceeds Agreement is filed as Exhibit F to the Consent Statement, and the description of its terms and conditions is qualified in its entirety by Exhibit F. The joint release was subject to the payment of the above amounts.

     NS Electronics Bangkok Ltd. On July 9, 1998, the Company signed a Restructuring, Settlement and Mutual Release Agreement with NSEB ("NSEB Agreement"). The NSEB Agreement provided that the obligation of the Company in the original amount of $1.5 million plus interest, and the related loan and security agreements would be released and discharged upon the payment of $227,062 within six calendar months of July 9, 1998 and also provided a release of accounts receivable of $665,000 to MPS.

     Texas Instruments Singapore, Ltd. On April 24, 1998, the Company signed a Restructuring, Settlement and Mutual Release Agreement with TI ("TI Agreement"). The TI Agreement provided that the obligations of MPS guaranteed by the Company in the principal amount of $3.5 million, plus interest, and the related loan and security agreements would be released upon the payment by the Company to TI of $1,077,147 within six calendar months of April 24, 1998, as long as there were no proceedings for a voluntary or involuntary bankruptcy or an assignment for the benefit of creditors. In such event, TI would release MPI and its affiliates from the debt and MPI would release TI and its affiliates from any claims, damages and causes of action relating to the loan documents.

     CTM Electronics and Motorola, Inc. On July 1, 1998, the Company, CTM and Motorola signed a Forbearance, Restructure and Mutual Release Agreement ("Motorola Agreement"). Pursuant to the Motorola Agreement, the Company delivered to Motorola stock certificates representing all of the outstanding stock of MPA, CTM and MPS and proxies to vote. Also, MPI and Citicorp signed a Promissory Note pursuant to which Citicorp loaned $2,208,538 to Citibank N.A. Motorola has paid all amounts due to Citicorp and the Company is obligated under its indemnity to guarantee this amount. The note was amended four times between July, 1997 and January, 1998. As of March 28, 1998, the amount owed was $2,219,918 plus interest from that date. The Motorola Agreement provided that if the Company paid its obligations within six months of July 1, 1998 $887,331 both parties would release each other as long as the payment was made timely and no applicable bankruptcy proceeding had been commenced.

     Samsung Corning Co., Ltd. On May 19, 1998, the Company signed a Restructuring, Settlement and Mutual Release Agreement with Samsung ("Samsung Agreement"). The Samsung Agreement provided that the $1 million loan plus interest, which was guaranteed by Samsung and co-guaranteed by the Company, would be released and canceled upon the payment of $150,000 within six calendar months of May 19, 1998. If such payment was not made within six calendar months of May 19, 1998, the payment required was $500,000. As long as there were no applicable proceedings for bankruptcy, then both parties would provide joint releases against the other for claims relating to the loan.

     Orix Leasing Singapore Ltd. On April 14, 1998, the Company signed a Restructuring, Settlement and Mutual Release Agreement with Orix ("Orix Agreement"). The Orix Agreement provided that the obligations of the Company's affiliates which were guaranteed by the Company in the amount of $1,610,187 under the guarantees and related agreements would be released upon the payment of $483,056 within six calendar months of April 14, 1998, as long as there were no proceedings for a voluntary or involuntary bankruptcy or an assignment for the benefit of creditors. The Orix Agreement provided that upon timely payment joint releases for both parties would be executed.

     STMicroelectronics, Inc. In September 1998, the Company signed a Restructuring, Settlement and Mutual Release Agreement with STM ("STM Agreement"). The STM Agreement required the Company to pay STM $1,137,044 by May 1, 1999 to secure a joint release of all debts owed to STM, subject to the condition there be no bankruptcy proceedings pending or initiated against the Company.

Summary of Principal Terms of Series A Convertible Preferred Stock

     The following is a summary of the rights, preferences and privileges of the Series A Convertible Preferred Stock and is qualified in its entirety by the Certificate of Amendment filed as Exhibit B to this Consent Statement.

Voting Rights

     The holder of each share of Series A Convertible Preferred Stock has the right to one vote for each share of Common Stock into which the Series A Convertible Preferred Stock could be converted and shall have full voting rights equal to the holders of the Common Stock.

     In addition, as long as any shares of Series A Convertible Preferred Stock are outstanding, the holders of the Series A Convertible Preferred Stock voting as a separate series, with cumulative voting rights as among themselves, shall be entitled to elect one director. The holders of the Series A Convertible Preferred Stock and the Common Stock, voting together as a single class, shall be entitled to elect the remaining directors of the Company.

Dividends

     The Series A Convertible Preferred Stock is entitled to dividends of
$.0357 per share per annum out of assets legally available, when, as and if declared by the Board. The dividends are cumulative and are payable prior to the payment of any dividend or distribution on the Common Stock and participate in any dividends payable on the Common Stock. Under applicable California law, the Company must meet certain financial conditions before it can make any distributions of dividends. As of May 15, 1999, the Company could not legally make any distributions of cash dividends on the Series A Convertible Preferred Stock. Upon the conversion of the Series A Convertible Preferred Stock, any dividends payable with respect to the Series A Convertible Preferred Stock shall be converted into that number of shares of Common Stock determined by dividing the dividends payable by the conversion price.

Liquidation

     In the event of any liquidation, dissolution or winding up of the Company, the Series A Convertible Preferred Stock is entitled to receive at an amount per share equal to $1.02 for each outstanding share of Series A Convertible Preferred Stock, plus any declared but unpaid dividends before any distribution to the holders of the Common Stock.

Redemption

     To the extent it may lawfully do so, the Company is entitled, in the sole discretion of the Board, to redeem all or any part of the outstanding shares of Series A Convertible Preferred Stock, upon not less than 20 and not more than 30 days prior notice, for the original issue price of $1.02 plus the amount of all declared but unpaid dividends. Any redemption for less than all of the outstanding Series A Convertible Preferred Stock shall be allocated pro rata among all the holders thereof. While any shares of the Series A Convertible Preferred Stock is outstanding, the Company cannot redeem any shares of Common Stock without the approval of a majority of the shares of Series A Convertible Preferred Stock.

Conversion

     Each share of Series A Convertible Preferred Stock is convertible at the option of the holder at any time after the date of issuance and on or prior to the fifth day before the redemption date into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing the original issue price of $1.02 by the conversion price of $0.51 per share, as adjusted. Each share of Series A Convertible Preferred Stock is also automatically converted into shares of Common Stock at the conversion price then in effect, immediately upon the Company's receipt of the written consent of a majority of the shares of Series A Convertible Preferred Stock outstanding. The conversion price of the Series A Convertible Preferred Stock is subject to adjustment upon the occurrence of certain events and includes accrued and unpaid dividends.

Protective Provisions

     So long as any shares of Series A Convertible Preferred Stock are outstanding, the Company will not, without first obtaining the approval of the holders of at least two-thirds of the then outstanding Series A Convertible Preferred Stock:

          (i) sell all or substantially all of the assets or merge into or consolidate with any corporation to effect any transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of;

          (ii) alter or change the rights, preferences or privileges of the Series A Convertible Preferred Stock;

          (iii) increase or decrease the number of authorized shares of Series A Convertible Preferred Stock;

          (iv) authorize or issue any other equity security senior to or on a par with the Series A Convertible Preferred Stock;

          (v) redeem, purchase or otherwise acquire any share or shares of the capital stock of the Company, excluding the repurchase of Common Stock from employees, officers, directors, consultants or persons performing services pursuant to agreements providing for repurchase;

          (vi) amend or otherwise modify the Articles of Incorporation to change the rights, preferences or privileges of the Series A Convertible Preferred Stock;

          (vii)  declare or pay any dividends on the Common Stock;

          (viii) declare or pay any dividends on the Series A Convertible Preferred Stock except for the fixed amount dividends;

          (ix) take any other action with respect to which holders of the Series A Convertible Preferred Stock are entitled to vote, as a separate class; or

          (x) reclassify any outstanding shares into shares having rights, preferences or privileges senior to or a parity with the Series A Convertible Preferred Stock.

Registration Rights

     All of the eight creditors who are converting their debt into equity of the Company have been granted registration rights pursuant to Registration Rights Agreements which require the Company to register the underlying Common Stock with the Securities and Exchange Commission ("SEC"). The following summary of the applicable Registration Rights Agreements is qualified in its entirety by reference to the Form of Registration Rights Agreement which is set forth at Exhibit C to this Consent Statement.

     The Company is required to use its best efforts to register the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock and any Common Stock issuable as a dividend or distribution subject to certain exceptions. The Company does not have to register the shares in the following situations: (1) if the holders propose to sell securities at an aggregate price of less than $1.5 million, provided the $1.5 million does not apply if the holders represent in writing they intend to dispose of at least 2 million shares of Common Stock of the Company; (2) within 120 days after the filing or effective date of any other registration statement filed pursuant to the Registration Rights Agreement; or (3) in any jurisdiction where the Company would have to execute a general consent to service of process.

     The Company is obligated to use its best efforts to file the registration statement no later than six months from the date of Shareholder approval of the Debt Conversion Transaction, to cause it to be effective within 45 days if it is a Form S-3 Registration Statement ("S-3"), and if it is not an S-3, to be effective within 90 days of the filing of another registration statement form. The Company must keep the registration statement effective for one year after it is declared effective by the SEC. The Company must pay all expenses of registration except for underwriting discounts and commissions.

Principal Terms of Transpac Warrant

     In connection with the Restructuring Agreement dated April 24, 1998 with Transpac and the related investors, Transpac and the related investors received a warrant to purchase 500,000 shares of Common Stock of the Company ("Warrant") at an exercise price of $1.00 per share. The Warrant is exercisable on or after April 24, 1998 and until April 24, 2003. The number of shares purchasable under the Warrant is subject to adjustment upon certain events including stock splits, subdivisions or contributions of shares. Beginning April 24, 1999, holders of at least 50% of the shares of Common Stock issued or issuable pursuant to the Warrant ("Warrant Shares") can demand the Company file a registration statement to register the Warrant Shares at the Company's expense. The Company, however, does not have to register the Warrant Shares if the holders sell the Warrant Shares for an aggregate price of less than $1.0 million; unless the holders sell at least 250,000 Warrant Shares.

     Upon completion of the Debt Conversion Transaction, the Company will amend the Warrant pursuant to the Conversion and Settlement Agreement with Transpac and the related investors to reduce the exercise price to $.50. Therefore, in addition to the 4,031,826 shares of Series A Convertible Preferred Stock which Transpac and the related investors will receive assuming the Debt Conversion Transaction is approved by the Shareholders, if Transpac elects to exercise the entire Warrant it could acquire an additional 500,000 shares of Common Stock of the Company. The Transpac Warrant and the amendment thereto are filed as Exhibit D to the Consent Statement and the foregoing description of its terms and conditions is qualified in its entirety by the Transpac Warrant at Exhibit D.

Opinion of Financial Advisor

     At the meeting of the Microelectronic Packaging, Inc. ("MPI" or the "Company") Board on April 28, 1999, L.H. Friend, Weinress, Frankson & Presson, Inc. ("L.H. Friend") delivered its oral opinion, and later confirmed such opinion in writing that, as of April 28, 1999, the terms of the conversion of $27,556,801 of debt related to the Company's discontinued operations in Singapore as of March 31, 1999 (the "Debt") into shares of the Company's Series A Convertible Preferred Stock (the "Preferred Stock") pursuant to the Debt Conversion and Mutual Settlement and Release Agreements (the "Agreements") between the Company and Transpac Capital Pte. Ltd., Texas Instruments Incorporated, Motorola, Inc., The Development Bank of Singapore Limited, FI Financial LLC, ORIX Leasing Singapore Limited, NS Electronics Bangkok (1993) Ltd. and Samsung Corning Co. Ltd. (the "Creditors") (collectively the "Transaction"), were fair, from a financial point of view, to the Company's shareholders. L.H. Friend did not materially participate in negotiations for the terms of the Transaction. No limitations were placed by the senior management of the Company with respect to the investigations made or the procedures followed by L.H. Friend in preparing or rendering its opinion.

     THE FULL TEXT OF THE OPINION OF L.H. FRIEND, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT H TO THIS CONSENT STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. MPI SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF L.H. FRIEND SET FORTH IN THIS CONSENT STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. L.H. FRIEND'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE TRANSACTION FROM A FINANCIAL POINT OF VIEW TO THE SHAREHOLDERS OF THE COMPANY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF THE COMPANY AS TO HOW TO VOTE IN CONNECTION WITH THE CONSENT SOLICITATION.

     In rendering its opinion, among other things, L.H. Friend: (i) reviewed the Agreements between the Company and the Creditors; (ii) reviewed the draft Certificate of Amendment of Amended and Restated Articles of Incorporation dated April 29, 1999; (iii) reviewed the draft Registration Rights Agreements dated April 29, 1999 between the Company and the Creditors; (iv) reviewed the draft Transpac Warrant and Amendment No. 1 dated April 29, 1999; (v) reviewed the Agreement of Assignment of Interest under Letter Agreement with STMicroelectronics, Inc. between the employees and management of the Company and FI Financial LLC, dated April 21, 1999; (vi) reviewed the draft IBM Proceeds Agreement dated April 29, 1999; (vii) reviewed the Letter Agreement dated April 14, 1999 between FI Financial LLC and STMicroelectronics, Inc.; (viii) reviewed the Company's Annual Report to Stockholders on Form 10-K for the fiscal years ended December 31, 1998, 1997 and 1996, and the Form 10-Q for the quarter ended March 31, 1999; (ix) examined certain operating and financial information and financial projections provided to L.H. Friend by the Company's management; (x) reviewed the historical market prices and trading volume of the Company's Common Stock; (xi) analyzed publicly available financial and market data regarding certain companies in the electronic component manufacturing industry and compared them to the Company's financial and market data; (xii) conducted limited interviews with certain members of the Company's management team; and (xiii) performed such other studies, analyses, inquires and investigations as L.H. Friend deemed appropriate.

     In rendering its opinion, L.H. Friend relied upon the accuracy and completeness of all financial and other information that was supplied to L.H. Friend and assumed that there has been no material change in the assets, financial condition and business prospects of the Company since the date of the most recent financial statements made available to L.H. Friend. With respect to financial projections for the Company, L.H. Friend assumed that such projections were reasonably prepared and reflect the best currently available estimates of the future financial results and conditions of the Company.

     The following is a summary of the analyses presented by L.H. Friend to the MPI Board on April 28, 1999 in connection with the rendering of the opinion:

     (i) Liquidation Analysis. L.H. Friend performed a Liquidation Analysis for the Company. The Liquidation Analysis is based on the latest available book value information provided by the Company's management with regards to assets and liabilities of its Singapore subsidiaries ("Singapore Entities"), CTM Electronics, Inc. ("CTM") and Corporate, San Diego ("MPI") (together, the "Subsidiaries"). In the Liquidation Analysis, L.H. Friend reviewed each major asset or liability category and assumed that, during a liquidation event, the Company would receive full book value on all trade accounts receivable and deposits, $500,000 on fixed assets and very minimal value for inventory and other miscellaneous assets. L.H. Friend further assumed that the Company would be liable for the full amount of its outstanding liabilities such as accounts payable, accruals and debt of discontinued operations. L.H. Friend also assumed the cost of liquidation to be $500,000. L.H. Friend calculated the Net Liquidation Proceeds (Shortfall) for the Subsidiaries and for the combined Company by subtracting the liquidation value of all outstanding liabilities from the liquidation value of all assets. The Net Liquidation Proceeds (Shortfall) for the Subsidiaries and for the combined Company are as follows: Singapore Entities -($29,183,000), CTM - $1,015,000, MPI - ($4,488,000) and total combined
Company - ($33,156,000).

     (ii) Stock Trading History. L.H. Friend examined the history of the trading prices and volume of the Company's Common Stock for the period from January 1, 1998 to April 28, 1999. The analysis indicated that during the period from January 1, 1998 to April 28, 1999, the Company's Common Stock never closed above $0.88 per share, which is significantly below the price per share of Common Stock implied in the Transaction.

     (iii) Comparison with Selected Companies. L.H. Friend reviewed and compared selected historical stock market data and financial statistics for the Company to the corresponding data and statistics of four publicly traded companies in the electronic component manufacturing industry; including Flextronics International Ltd. ("Flextronics"), Aeroflex Incorporated ("Aeroflex"), HEI Inc. ("HEI") and Irvine Sensors Corporation ("ISC") (together, the "L.H. Friend Comparable Companies"). L.H. Friend also compared the Pro Forma data and statistics of the Company, giving effect to the 18,725,554 shares of the Company's Common Stock issuable under the Preferred Stock, to the corresponding data and statistics of the L.H. Friend Comparable Companies (the "Pro Forma Basis"). L.H. Friend examined certain publicly available financial data and statistics of the L.H. Friend Comparable Companies and the Company, including revenues, earnings before interest and taxes plus depreciation and amortization

("EBITDA"), earnings before interest and taxes ("EBIT"), net income, earnings per share and the multiples of Total Enterprise Value (defined as the market value of the common equity, plus total debt, less cash and equivalents) to revenues, EBITDA and EBIT. In addition, L.H. Friend examined the Equity Value to Net Income multiples ("P/E Multiple"). All of the multiple comparisons were performed for the latest 12 months of reported results. The P/E Multiples were analyzed for the latest 12 months of reported results as well as for publicly available brokerage analysts' estimates of earnings per share for fiscal year 2000 for each company.

     The indicated mean and median Total Enterprise Value multiple ranges for the L.H. Friend Comparable Companies were 2.1 times and 1.5 times revenues, 13.9 times and 13.9 times EBITDA, and 21.3 and 21.3 times EBIT. The P/E Multiple mean and median values for the L.H. Friend Comparable Companies were 35.2 times and 35.2 times latest 12 months earnings per share and 19.8 and 15.0 times the fiscal year 2000 earnings per share. L.H. Friend then compared these multiples to Company's current multiples based upon actual Equity Value as of the date of the opinion as well as multiples derived on the Pro Forma Basis. Total Enterprise Value multiple ranges based on the Company's current stock price and the Pro Forma Basis were 1.5 times and 2.2 times revenues, 26.3 times and 38.1 times EBITDA and 50.1 and 72.5 times EBIT, respectively. The P/E Multiples base on current stock price and the Pro Forma Basis were 3.5 times and 58.8 times earnings per share for Fiscal Year 1998.

     With respect to the comparison with selected public companies, L.H. Friend noted that the Company was trading at multiples of profitability, including EBITDA, EBIT and earning per share, which were consistent with those of the L.H. Friend Comparable Companies as of the date of this opinion. In addition, L.H. Friend further noted that on the Pro Forma Basis, the same profitability multiples at the share price implied by the Transaction were significantly higher than those of the L.H. Friend Comparable Companies.

     (iv) Discounted Cash Flow Analysis. L.H. Friend performed a Discounted Cash Flow Analysis of the Company based on the projections provided by the management. L.H. Friend calculated the present values of the estimated free cash flows of the Company through the Fiscal Year ending December 31, 2003 and the estimated terminal value of the Company at the end of such date. In calculating the estimated terminal value, L.H. Friend utilized the mean and median EBITDA multiples of 4.0 times, 5.0 times, 6.0 times and 7.0 times EBITDA which were deemed reasonable by L.H. Friend for the purpose of this opinion. In calculating the present values of the estimated free cash flows and estimated terminal value, L.H. Friend assumed reasonable discount rates of 15.0%, 17.5%, 20.0% and 22.5%. The results from the Discounted Cash Flow Analysis implied a present Equity Value of between $11.8 million and $22.6 million, or $0.40 and $0.76 per share.

     The summary of the L.H. Friend presentation set forth above does not purport to be a complete description of the presentations made by L.H. Friend to Company management or its Board of Directors. L.H. Friend notes its belief that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create a misleading view of the process underlying its opinion. In its analyses, L.H. Friend made certain assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Company. Any estimates contained therein are not necessarily indicative of actual values, which may vary significantly. Estimates of the relative financial values of the Company do not purport to be appraisals or necessarily reflect the prices at which the Company may actually be sold.

     L.H. Friend was selected by the Company's Board of Directors based on its qualifications, experience, expertise and reputation. As part of its investment banking business, L.H. Friend is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other transactions.

     Pursuant to a letter agreement dated December 8, 1998, the Company has paid L.H. Friend a fee of $50,000 for rendering this opinion, and has agreed to reimburse L.H. Friend for its reasonable expenses incurred in connection with its engagement by the Company. The Company has also agreed to indemnify L.H. Friend and its directors, officers, agents, employees, affiliates and controlling persons against any losses, claims or liabilities to which L.H. Friend becomes subject to in connection with its rendering of services, except those that arise from L.H. Friend's gross negligence or willful misconduct.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the Debt Conversion Transaction. The Board of Directors recommends the Shareholders vote FOR the approval of the Debt Conversion Transaction. See also "Certain Relationships and Related Transactions" for a discussion of any conflicts of interest that may have existed with respect to certain members of the Board of Directors during the time the board negotiated and approved the Debt Conversion Transaction.

     If the Company is unable to obtain Shareholder approval of the Debt Conversion Transaction at Proposal 1, it would result in a breach of one of the principal conditions to the Singapore Creditors' obligations to complete the Debt Conversion Transaction. The Conversion and Settlement Agreement contains a number of conditions which must happen before the Singapore Creditors must close and convert their debts, including that "...The material terms and conditions of the Transpac Conversion and other creditor conversions shall have been approved by MPI Shareholders, which approval shall be sought and obtained by MPI in accordance with all applicable laws." The failure of the Shareholders to approve the Debt Conversion Transaction would constitute a failure of a condition precedent to the performance of the Singapore Creditors, who would not be obligated to proceed under the current Conversion and Settlement Agreement. In that case, it is very likely the Company would seek protection under applicable bankruptcy laws.

                                   PROPOSAL 2

APPROVAL OF THE ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK ISSUED IN CONNECTION WITH THE DEBT CONVERSION TO 11 EMPLOYEES INCLUDING OFFICERS, A DIRECTOR OF THE COMPANY AND THIRD PARTIES IN EXCHANGE FOR THEIR PAYMENT OF A CREDITOR CLAIM.

Description of and Reasons for Proposal 2

     As of March 31, 1999, the Company owed STM the principal amount of $4,000,000 and approximately $821,095 of accrued interest pursuant to a term note incurred in 1995 by MPS and guaranteed by the Company. In September 1998, the Company signed a Restructuring, Settlement and Mutual Release Agreement which required the Company to pay $1,137,044 to STM by May 1, 1999 in full satisfaction of all obligations owed. The Company was unable to raise the funding necessary to pay off the required amount by May 1, 1999 and attempted to renegotiate the debt and have STM convert the $4,000,000 principal amount plus accrued interest into the Series A Convertible Preferred Stock along with the other Singapore Creditors. STM would not agree to a debt conversion and required that a negotiated cash payment be made to eliminate their debt.

     The Company located an investor, FI Financial, which agreed to purchase STM's creditor position for $500,000, subject to certain conditions described herein. FI Financial also agreed to allow employees of the Company including a director, officers and third parties to contribute toward the purchase of the STM creditor claim and to receive a pro-rata share of the Series A Convertible Preferred Stock that would otherwise be issued to STM in the Debt Conversion Transaction. FI Financial may also assign some or all of its remaining interest in the STM creditor position to additional third parties.

FI Financial Agreement with STMicroelectronics, Inc.

     The Company negotiated with several parties during late 1998 and early 1999, and on April 14, 1999 STM signed the STM/FI Financial Agreement with FI Financial, which is principally owned by James Waring, a nominee for director of the Company, to assign its creditor position to FI Financial for $500,000. Mr. Waring is also a member of the law firm of Ross, Dixon & Bell, outside lawyers for the Company. Three members of Ross, Dixon & Bell have also agreed to contribute payments to FI Financial in exchange for their pro-rata share of the Series A Convertible Preferred Stock. Under the letter agreement, FI Financial must pay out of an escrow account $500,000 to STM by June 30, 1999 in exchange for a complete assignment of all of STM's rights, title, claims and interests under the agreements which gave rise to the original $4.0 million principal debt, plus accrued interest. The STM/FI Financial Agreement is filed as Exhibit G to the Consent Statement, and the description of its terms and conditions is qualified in its entirety by Exhibit G.

     STM and FI Financial also agreed pursuant to another letter agreement with the Company to the assignment of certain percentages of FI Financial's interest in STM's debt to employees, officers and a director of the Company, and to certain third parties.

Principal Conditions to FI Financial's Obligations

     FI Financial's obligations to pay STM the $500,000 by June 30, 1999 under the agreement with STM is subject to the following principal conditions:

          (i) The Company has obtained Board of Director approval for the FI Financial transactions and the other Singapore Creditor debt conversions, and the issuance to FI Financial and its assigns of 1,322,647 shares of the Company's Series A Convertible Preferred Stock.

          (ii) STM has executed the Assignment Agreement with FI Financial and delivered a signed copy to the escrow agent.

          (iii) STM has delivered to the escrow agent the signed Warrant, a settlement agreement and the original debt agreements.

     In the event STM does not receive the $500,000 prior to June 30, 1999, the escrow account and the terms and conditions of the FI Financial letter agreement shall automatically terminate unless STM and FI Financial agree in writing to extend the term.

Assignment of Portion of FI Financial's Interest in STMicroelectronics, Inc.'s Debt to Employees, Officers and a Director of the Company and Third Parties

     FI Financial agreed, pursuant to an Assignment of Interest Agreement in April and May, 1999 to assign a percentage interest in its interest in STM's debt to employees, officers and a director of the Company and other third parties. The assignees can obtain a pro-rata interest in the Series A Convertible Preferred Stock to be issued depending on their cash contributions.

     Pursuant to the assignment, the assignees agree to authorize FI Financial to act as their agent in connection with the escrow account. The Assignment of Interest Agreement is filed as Exhibit E to the Consent Statement, and the description of its terms and conditions is qualified in its entirety by Exhibit E.

     To assist in enabling the Company to go forward with the Debt Conversion Transaction and demonstrate their commitment to the Company's future, the following employees, officers and a director and members of the Company's outside business law firm have agreed to contribute the amounts and to receive the number of shares of Series A Convertible Preferred Stock set forth below opposite their names:

      Name                           Amount            Relationship                              Number of Shares
      ----                           ------            ------------                              ----------------
  1.  Andrew Wrobel                 $ 15,000           Chairman, President and                         39,679
                                                       Chief Executive Officer
  2.  Denis Trafecanty              $ 35,000           Senior Vice President and                       92,585
                                                       Chief Financial Officer
  3.  Pete Hudson                   $ 15,000           Vice President, Technology                      39,679
  4.  Dudley Westlake               $  5,000           Vice President, Sales and Marketing             13,226
  5.  Tim Sullivan                  $  5,000           Vice President and Controller                   13,226
  6.  Dale Feine                    $  5,000           Director, New Business Development              13,226
  7.  Craig Iwami                   $ 20,000           Director, Operations                            52,906
  8.  Don Hayashigawa               $  5,000           Manager, Design and Test                        13,226
  9.  Ha Tran                       $ 40,000           Production Manager                             105,812
 10.  Billy Nguyen                  $ 15,000           Test Supervisor                                 39,679
 11.  Mimie Doetkott                $  5,000           Production Manager                              13,226
 12.  Van Haynie                    $ 25,000           Partner, Ross, Dixon & Bell                     66,132
 13.  Miller, Boyko & Bell
      401(k) Plan, FBO
      Van Tengberg                  $ 25,000           Partner, Ross, Dixon & Bell                     66,132
 14.  Miller, Boyko & Bell
      401(k) Plan, FBO
      Fletcher Paddison             $ 25,000           Partner, Ross, Dixon & Bell                     66,132
                                    ========                                                          =======
                          Total:    $240,000                                                           634,871 Shares

     The shares of Series A Convertible Preferred Stock issued to the parties listed above also have the registration rights granted in the Registration Rights Agreement, Exhibit C, which is discussed in Proposal 1 under the heading "Registration Rights."

Conditions to Purchase of Series A Convertible Preferred Stock by Employees, Officers, a Director of the Company and Third Parties

     Before FI Financial will purchase STM's debt and before the employees, officers, a director and the third parties will purchase any Series A Convertible Preferred Stock from FI Financial in connection with this Proposal 2, the Shareholders must approve the Debt Conversion Transaction at Proposal 1. In the event the Debt Conversion Transaction at Proposal 1 is not approved by the Shareholders pursuant to this Consent Statement, the Company will very likely seek protection under applicable bankruptcy laws.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the purchase of the Series A Convertible Preferred Stock from FI Financial by the employees, officers, a director of the Company and third parties. If such Shareholder approval is not obtained, FI Financial may be unwilling to purchase the entire $500,000 creditor claim of STM, in which event the Company may have to declare bankruptcy since it appears highly unlikely based on the Company's past dealings with STM that STM would be willing to renegotiate the debt owed.

     The Board of Directors recommends the Shareholders vote FOR the approval of Proposal 2. The Board believes that the employees', officers' and a director's contribution of their own money toward the purchase of the STM creditor claim to receive Series A Convertible Preferred Stock demonstrates a strong commitment to the Company and is in the best interests of the Company. The Board also believes that the purchase of such Series A Convertible Preferred Stock will encourage such individuals to remain as employees of the Company.

                                   PROPOSAL 3

APPROVAL OF VARIOUS AMENDMENTS TO THE COMPANY'S 1993 STOCK OPTION/STOCK ISSUANCE PLAN AS DESCRIBED HEREIN.

Description of and Reasons for Proposal 3

     On May 17, 1999, the Board of Directors approved, subject to Shareholder approval, amendments to the Company's 1993 Stock Option/Stock Issuance Plan ("1993 Plan") to effect the following changes: (i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the 1993 Plan from 4,690,632 to 7,000,000 shares; (ii) increase the maximum number of options, stock appreciation rights and direct stock issuances to any one person per calendar year to 2,000,000 shares of Common Stock from 500,000 shares of Common Stock; and (iii) amend the Automatic Option Grant Program to increase the number of shares of Common Stock for which option grants are to be made to each new non-employee Board member from 15,000 to 40,000 shares and to increase the number of shares for which option grants are to be made annually to each continuing non-employee Board member from 10,000 to 30,000 shares.

     The 1993 Plan was adopted by the Board of Directors on December 9, 1993 and subsequently approved by the Company's Shareholders. The 1993 Plan is the successor to the Company's 1988 Stock Option Plan (the "Predecessor Plan"). As of May 25, 1999, options covering an aggregate of 2,178,853 shares of Common Stock were outstanding under the 1993 Plan, no shares of Common Stock had been issued under such plan, and 4,821,147 shares of Common Stock remained available for future option grants and stock issuances, assuming Shareholder approval of the increase to 7,000,000 shares of Common Stock underlying the 1993 Plan which forms part of this Proposal.

     The following is a summary of the principal features of the 1993 Plan, including the amendments which will become effective upon Shareholder approval of this Proposal 3. The summary, however, does not purport to be a complete description of all the provisions of the 1993 Plan. Any Shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Chief Financial Officer of the Company at the Company's principal executive offices in San Diego, California.

Plan Structure

     The 1993 Plan contains three separate equity incentive programs: (i) a Discretionary Option Grant Program, (ii) at an Automatic Option Grant Program and (iii) a Stock Issuance Program. The principal features of these programs are described below.

Administration

     As of March 31, 1999, the 1993 Plan is administered by the Board. The Board, as Plan Administrator, has complete discretion (subject to the provisions of the 1993 Plan) to authorize option grants and direct stock issuances under the 1993 Plan. In addition, the Board may appoint a committee, comprising two or more Board members, to act as Plan Administrator of the 1993 Plan with respect to individuals other than officers and directors of the Company who are subject to the short-swing profit trading restrictions of Section 16 of the Securities Exchange Act of 1934. All grants under the Automatic Option Grant Program are made in strict compliance with the provisions of that program and no administrative discretion is exercised by the Plan Administrator with respect to the grants made thereunder.

Share Reserve

     A total of 7,000,000 shares of Common Stock (including the 2,309,368 shares subject to approval under this Proposal) has been reserved for issuance over the ten-year period of the 1993 Plan. Also proposed to be amended is the current provision which provides that, in no event may any one participant in the 1993 Plan be granted stock options and direct stock issuances for more than 500,000 shares in the aggregate per calendar year. In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and to each participant) under the 1993 Plan and to each outstanding option.

Eligibility

     Employees (including officers), non-employee Board members and consultants and independent advisors of the Company and its parent and subsidiaries are eligible to participate in the Discretionary Grant and Stock Issuance Programs of the 1993 Plan. Only non-employee members of the Board are eligible to participate in the Automatic Option Grant Program.

     As of March 31, 1999, three executive officers, four non-employee Board members and approximately 25 other employees were eligible to participate in the 1993 Plan.

Valuation

     The fair market value per share on any relevant date under the 1993 Plan will be the average of the highest bid and lowest ask trading price per share on that date on the Nasdaq Electronic Bulletin Board, provided the Company timely files all reports required under the Securities Exchange Act of 1934, as amended. On March 31, 1999, the average of the highest bid and lowest ask trading prices per share was $0.355.

Discretionary Option Grant Program

     Options may be granted under the Discretionary Option Grant Program at an exercise price per share not less than 85% of the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of ten (10) years.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent such option is exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which such optionee's outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The Plan Administrator is authorized to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) which have exercise prices in excess of the then-current market price of the Common Stock and to issue replacement options with an exercise price based on the market price of the Common Stock at the time of the new grant. The Plan Administrator does not intend to effect such a cancellation and regrant of outstanding options immediately following this Consent Solicitation.

Automatic Option Grant Program

     Under the amended provisions of the Automatic Option Grant Program, each individual who is serving as a non-employee Board member and each individual who was appointed by the Board each year as a new non-employee Board member on such date, is granted on such date a non-statutory option to purchase 40,000 shares of Common Stock. Each individual who first becomes a non-employee Board member, whether through election by the Shareholders or appointment by the Board, will automatically be granted, at the time of such initial election or appointment, a non-statutory option to purchase 40,000 shares of Common Stock.

     On the date of each Annual Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted a non-statutory option to purchase 30,000 shares of Common Stock. There will be no limit to the number of such 30,000-share option grants any one non-employee Board member may receive over his or her period of Board service.

     Each option will have at an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten (10) years measured from the option grant date.

     Each option will become vested for the option shares in four (4) equal annual installments over the optionee's period of Board service, with the first such installment to become vested upon the completion of one year of Board service measured from the option grant date. The vesting of each automatic option grant will immediately accelerate upon the optionee's death or permanent disability or upon certain changes in the ownership or control of the Company.

     Upon cessation of Board service, the non-employee Board member will have a limited time to exercise his or her automatic options, but in no event may the option be exercised after the expiration date of the option term. Any shares not exercisable at the time of such cessation of Board service will terminate and cease to be outstanding.

Stock Issuance Program

     Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of the fair market value per share of Common Stock, payable in cash or through a promissory note payable to the Company. Shares may also be issued solely as a bonus for past services.

     The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any unvested shares.

Acceleration

     In the event the Company is acquired by a merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. Any options assumed or replaced in connection with such acquisition may, in the Plan Administrator's discretion, be subject to immediate acceleration, and any unvested shares which do not vest at the time of such acquisition may be subject to full and immediate vesting, in the event the individual's service is subsequently terminated within a specified period following the acquisition.

     The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as at an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Financial Assistance

     The Plan Administrator may permit one or more participants to pay the exercise price of outstanding options or the purchase price of shares under the 1993 Plan by delivering a promissory note payable in installments. The Plan Administrator will determine the terms of any such promissory note. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares. Any such promissory note may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant's period of service.

Special Tax Election

     The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously-acquired shares of Common Stock in payment of such tax liability.

Amendment and Termination

     The Board may amend or modify the 1993 Plan in any or all respects whatsoever subject to any required Shareholder approval. The Board may terminate the 1993 Plan at any time, and the 1993 Plan will in all events terminate on December 8, 2003.

Federal Income Tax Consequences

Option Grants

     Options granted under the 1993 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of option differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these holding periods is not satisfied, then a disqualifying disposition will result.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of shares purchased under incentive options.

     Non-Statutory Options. No taxable income is recognized by at an optionee upon the grant of a non-statutory option without a readily ascertainable fair market value. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, at an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of the exercise of the option at an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such share. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Direct Stock Issuances

     The tax principles applicable to direct stock issuances under the 1993 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Accounting and Income Tax Treatment

     Deductibility of Executive Compensation. The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with an exercise price equal to the fair market value of the option shares at the time of grant will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the

Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Internal Revenue Code Section 162(m).

     Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a compensation expense to the Company's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by the Company over the period that the option shares or issued shares are to vest. Option grants or stock issuances made under the 1993 Plan with exercise or issue prices equal to 100% of the fair market value of the Common Stock will not result in any charge to the Company's earnings, but the Company must disclose, in footnotes to the Company's financial statements, the impact those options would have upon the Company's reported earnings where the value of those options are treated as a compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share.

Conditions to Approval of Amendments to 1993 Stock Plan

     Before the amendments to the 1993 Stock Plan are effective, the Shareholders must approve the Debt Conversion Transaction at Proposal 1 and the purchase of the Series A Convertible Preferred Stock from FI Financial by the Company's employees and management at Proposal 2. In the event Proposals 1 and 2 are not approved by the Shareholders, Proposal 3 will be withdrawn.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the amendments to the 1993 Plan. If such Shareholder approval is not obtained, then only the original 2,511,779 shares of Common Stock will be available for issuance under the 1993 Plan. In addition, if such Shareholder approval is not obtained, then the current limitation of grants of options and direct share issuances in any one year to one person of 500,000 shares will remain as well as the lesser number of shares to non-employee directors upon appointment and each year thereafter. In that event, the current management and employees will be unable to be granted options in excess of the currently-authorized number.

     The Board of Directors recommends the Shareholders vote FOR the approval of the amendments to the 1993 Plan. The Board believes that it is in the best interests of the Company to continue to have a comprehensive equity incentive program for the Company which will provide a meaningful opportunity for officers, employees and non-employee Board members to acquire a substantial proprietary interest in the Company and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the Shareholders.

                                   PROPOSAL 4

APPROVAL OF GRANT OF OPTIONS TO PURCHASE 3,758,003 SHARES OF COMMON STOCK TO COMPANY EMPLOYEES, OFFICERS AND DIRECTORS PURSUANT TO AMENDED 1993 STOCK OPTION/STOCK ISSUANCE PLAN.

Description of and Reasons for Proposal 4

     On May 17, 1999, the Board of Directors approved, subject to Shareholder approval, the grant of options to purchase a total of 3,758,003 shares of Common Stock to approximately 33 employees, officers and directors under the 1993 Stock Plan as it is proposed to be amended in Proposal 3 herein.

Among other conditions, the grant of the options to these employees, officers and a director is subject to Shareholder approval of the amendments to the 1993 Stock Plan as discussed in Proposal 3 above.

     The reason for the grant of the additional options to the employees, officers and directors is to encourage them to remain in the employ of the Company if the Debt Conversion Transaction is approved because of the substantial dilution in their share ownership which will result from the Debt Conversion Transaction. As of May 25, 1999 and before the Debt Conversion Transaction, the Company had 10,856,890 shares of Common Stock outstanding. If the Debt Conversion Transaction is approved, and assuming conversion of the Series A Convertible Preferred Stock to Common Stock, there will be approximately 29,582,444 shares of Common Stock outstanding, or approximately
2.72 times the number of previously-outstanding shares.

     Accordingly, the employees, officers and directors of the Company who have continued to work with the Company, notwithstanding that it has faced bankruptcy, will be subject to substantial dilution of their stock ownership. Management believes that valuable employees may leave the Company if their options are not adjusted as set forth in this Proposal 4. To enable the employees, officers and directors to maintain their percentage interest in the Company after the Debt Conversion Transaction, each of the 33 employees, officers and directors who has been issued options will be issued an option to acquire Common Stock of the Company in an amount equal to 2.72 times the number of currently-outstanding shares subject to options. The options will be granted to the employees, officers and directors in accordance with the terms and conditions of the amended 1993 Plan. Based on the 1,913,853 shares of Common Stock which underlie options granted to employees, options to purchase an additional 3,758,003 shares of Common Stock will be issued to the employees if Proposal 4 is approved.

Conditions to Issuance of Additional Options to Employees, Officers and
Directors

     Before the grant of the options to purchase 3,758,003 shares of Common Stock to the 33 employees, officers and directors is effective, the Shareholders must approve the Debt Conversion Transaction at Proposal 1 and it must be completed, and the Shareholders must also approve Proposal 2 and the amendments to the 1993 Stock Plan as discussed in Proposal 3. In the event the Debt Conversion Transaction at Proposals 1 and 2 is not approved by the Shareholders pursuant to this Consent Statement, the grant of additional options to purchase 3,758,003 shares of Common Stock to the employees, officers and directors as set forth in this Proposal 4 will be withdrawn.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the grant of options to purchase an additional 3,758,003 shares of Common Stock under the 1993 Plan to the 33 employees, officers and directors of the Company. If such Shareholder approval is not obtained, then only the original 2,511,779 shares of Common Stock available for issuance under the 1993 Plan before the proposed increase described in Proposal 3 will be available to be granted to the employees, officers and directors. In that event, the current management and employees will be substantially diluted by the shares of Common Stock which could be converted in connection with the Debt Conversion Transaction, which management believes is very likely to result in the loss of valuable employees.

     The Board of Directors recommends the Shareholders vote FOR the approval of the amendments to the 1993 Plan. The Board believes that it is in the best interests of the Company to continue to have a comprehensive equity incentive program for the Company which will provide a meaningful opportunity for officers, employees and non-employee Board members to acquire a substantial proprietary interest in the Company and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the Shareholders.

                                   PROPOSAL 5

APPROVAL OF CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF THE SERIES A CONVERTIBLE PREFERRED STOCK TO THE CREDITORS, EMPLOYEES, AND A DIRECTOR OF THE COMPANY AND THIRD PARTIES IN CONNECTION WITH THE DEBT CONVERSION.

Description of and Reasons for Proposal 5

     The Articles of Incorporation currently authorize the Company to issue up to 50,000,000 shares of Common Stock and up to 10,000,000 shares of Preferred Stock. The Debt Conversion Transaction requires the authorization of the Series A Convertible Preferred Stock to be issued to the creditors in accordance with the Conversion and Settlement Agreement. This amendment to the Articles of Incorporation creates the Series A Convertible Preferred Stock to be issued to the creditors with the rights, preferences and privileges required by the creditors. The Proposal would cause 9,362,777 authorized shares of Preferred Stock to be designated as Series A Convertible Preferred Stock.

     The holders of shares of the Series A Convertible Preferred Stock would be entitled to voting rights, preferential dividends, preferences on liquidation and conversion rights as described in Proposal 1 under the heading "Summary of Principal Terms of Series A Convertible Preferred Stock" and as fully set forth in Exhibit B. In addition the Series A Convertible Preferred Stock is subject to redemption as provided in Exhibit B. The Company is limited by the proposed amendment of the Articles of Incorporation in its authority to sell substantially all of the assets of the Company, enter into any merger or consolidation, alter the rights of Series A Convertible Preferred Stock holders, issue additional stock with priority over or equal preference to the Series A Convertible Preferred Stock holders, or undertake certain other transaction, all as specifically described in Exhibit B.

Background

     The Company currently has 60,000,000 authorized shares of stock, consisting of 50,000,000 shares of Common Stock, no par value and 10,000,000 shares of undesignated preferred stock. The proposed amendment of the Articles of Incorporation ("Proposal") would create a new class of 9,362,777 shares of preferred stock, no par value designated "Series A Convertible Preferred Stock." Assuming Proposal 5 is approved by the Shareholders, the 10,000,000 shares of undesignated preferred stock which is currently authorized will be eliminated. Series A Convertible Preferred Stock will be senior as to dividends and upon liquidation, dissolution or winding up to the Common Stock.

     The holders of Series A Convertible Preferred Stock will have voting rights equal to one vote for each share of Common Stock into which such Series A Convertible Preferred Stock could then be converted. Each share of Series A Convertible Preferred Stock is initially convertible into two (2) shares of Common Stock. However, the conversion ratio is subject to adjustment under specified circumstances.

The Proposal

     The Company's Certificate of Incorporation shall be amended as set forth in Exhibit B, which has the effect of amending in full and restating Article III of the Amended and Restated Articles of Incorporation of the Company.

     The full text of Article III as proposed to be amended is attached as Exhibit B to this Consent Statement.

     A Certificate of Amendment reflecting the foregoing amendments shall be filed with the Secretary of State of the State of California after the adoption of the Proposal by Shareholders.

Conditions to Approval of Amended and Restated Articles of Incorporation

     Before the Certificate of Amendment of the Amended and Restated Articles of Incorporation is effective, the Shareholders must approve Proposal 1, the Debt Conversion Transaction, and Proposal 2, the purchase of the Series A Convertible Preferred Stock from FI Financial by the employees, officers and a director of the Company. In the event Proposals 1 and 2 are not approved by the Shareholders, Proposal 5 will be withdrawn and the Company will likely seek protection under applicable bankruptcy laws.

Vote Required and Recommendation for Approval

     The affirmative vote of a majority of the outstanding Common Stock is required to approve the Certificate of Amended and Restated Articles of Incorporation authorizing the issuance of the Series A Convertible Preferred Stock. If Shareholder approval is not obtained, the Company will be unable to complete the Debt Conversion Transaction and will likely be forced to declare bankruptcy since the Company believes it is highly unlikely the Singapore Creditors will proceed without Shareholder approval.

     The Board of Directors recommends the Shareholders vote FOR the approval of the Certificate of Amendment of the Amended and Restated Articles of Incorporation. The Board believes that the issuance of the Series A Convertible Preferred Stock to the Sinagpore Creditors in exchange for such debts is in the best interests of the Company and the only viable way to avoid bankruptcy.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1996, the Company entered into an agreement for consulting services with G&L Investments ("G&L") which established a consulting relationship with, among others, Lewis Solomon (former Chairman of the Board of Directors) and Gary Stein (a former Director). In exchange for consulting services, G&L, through an affiliate, received $15,000 plus reasonable expenses for each month that G&L provided services to the Company. On July 14, 1998, the Company notified G&L that their agreement for consulting services was terminated.

     In November 1996, the Company also entered into an agreement for consulting services with The Watley Group, LLC ("Watley") which employed Mr. Anthony Bryan (a Director), among others, pursuant to which Watley received $15,000 plus reasonable expenses for each month that it provided services to the Company. On January 16, 1998, the Company notified Watley that their agreement for consulting services was terminated.

     The Company has entered into an indemnification agreement with each of its directors.

     The Company and certain of its Shareholders entered into a registration rights agreement pursuant to which entities that may be deemed affiliated with greater than a five percent Shareholder were granted certain registration rights. Such agreement provides for indemnification by the Company for such persons.

     In March 1996, pursuant to a subscription agreement, the Company consummated the sale and issuance of 842,013 shares of Common Stock (the "Transpac Shares") to Transpac at the purchase price of $2.37526 per share, for a total purchase price of $2,000,000 (the "Transpac Financing"). Transpac has board observer rights and the right to appoint a representative of Transpac to the Company's Board of Directors. Such right was exercised in August 1998 with the appointment of Mr. Wong to the Board of Directors of the Company. Mr. Wong is also a director and Executive Vice President of Transpac.

     In connection with the Company's subsidiaries in Singapore, which ceased operations in 1997, the Company fully guaranteed certain debt obligations. During 1998, the Company signed Restructuring Agreements with each of the Singapore Creditors, which called for settlement payments of approximately $9.3 million to satisfy all debt obligations. This included an agreement with Transpac which requires the Company to pay to Transpac $3.1 million by May 1, 1999, issue warrants to purchase 500,000 shares of the Company's Common Stock at $1.00 per share, and other provisions. Under the terms of the agreements, the indebtedness due to Transpac returns to the full $11.357 million if the payment of $3.1 million is not made by May 1, 1999. Because the Company has not been able to obtain funding to satisfy the settlement payment obligations, the Company renegotiated the terms and has executed a Conversion and Settlement Agreement with Transpac which calls for the conversion of all debt and accrued interest obligations into shares of the Company's Series A Convertible Preferred Stock, each share of which will be convertible into two shares of the Company's Common Stock. Such Series A Convertible Preferred Stock is ultimately convertible into 8,063,651 shares of the Company's Common Stock. The Conversion and Settlement Agreement further stipulates that the warrants issued to Transpac to purchase 500,000 shares of the Company's Common Stock at $1.00 per share be amended to reduce the exercise price to $0.50 per share.

     The Debt Conversion Transaction is subject to the completion of definitive agreements for all of the Singapore Creditors and the approval of the Debt Conversion Transaction by a majority of the outstanding Common Stock of the Company.

     The Company entered into the STM/FI Financial Agreement on April 14, 1999 with STM and FI Financial. Mr. Waring, a nominee to the Company's Board of Directors, is an officer of FI Financial. Under the terms of the STM/FI Financial Agreement, STM, a creditor of the Company, assigned its rights to a series of agreements with the Company to FI Financial. FI Financial, for consideration paid to STM of $500,000, will receive shares of the Company's Series A Convertible Preferred Stock, which shares would be convertible into 2,645,294 shares of the Company's Common Stock. The STM/FI Financial Agreement provides that the funds to be paid to STM are held in escrow until the completion of definitive agreements for all of the Singapore Creditors and the approval of the Debt Conversion Transaction by a majority of the outstanding Common Stock of the Company. The issuance of the Series A Convertible Preferred Stock is also subject to the same conditions.

     FI Financial subsequently entered into a series of Assignment of Interest agreements with a group of employees, officers, and a director of the Company and other parties, whereby these parties have collectively agreed to pay to FI Financial a total of $240,000 toward the purchase of the STM creditor claim in exchange for the right to receive a pro-rata portion of the Company's Series A Convertible Preferred Stock to be received by FI Financial. Under the terms of the Assignment of Interest agreements, this group of parties would receive shares of the Company's Series A Convertible Preferred Stock, which would be convertible into 1,269,741 shares of the Company's Common Stock.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, between the Company and its officers, directors, principal Shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning compensation earned, for services rendered in all capacities to the Company and its subsidiaries, for the fiscal years ended December 31, 1998, 1997 and 1996, by all persons who served as the Company's Chief Executive Officer during 1998, and each of the other four (4) most highly compensated executive officers of the Company who earned more than $100,000 in compensation for the 1998 fiscal year (hereafter referred to as "Named Executive Officers").

                                           Annual Compensation                             Long Term Compensation
                                                                                   Awards               Payouts

                                                               Other       Restricted   Securities       LTIP        All Other
Name and                               Salary      Bonus       Annual        Stock      Underlying      Payouts        Comp.
Principal Position              Year     ($)        ($)     Comp./(1)/($)  Award(s)($)  Options (#)       ($)        ($)/(2)/
----------------------------------------------------------------------------------------------------------------------------------
Andrew K. Wrobel/(3)/           1998   220,898    133,980         ---           ---           ---          ---          3,015
  Chairman, President and       1997    46,664     25,000         ---           ---       600,000          ---             99
  Chief Executive Officer       1996       ---        ---         ---           ---           ---          ---            ---

Denis J. Trafecanty/(4)/        1998   158,154     80,000      46,723/(5)/      ---           ---          ---         11,858
  Senior Vice President         1997   149,414     35,000      28,798/(5)/      ---       300,000/(6)/     ---          5,102
  and Chief Financial           1996    37,736        ---         ---           ---        50,000          ---            ---
  Officer

Timothy R. Sullivan/(7)/        1998   117,335     59,583         ---           ---           ---          ---          4,559
  Vice President and            1997    97,741     20,000         ---           ---       150,000          ---         21,612/(7)/
  Controller                    1996       ---        ---         ---           ---           ---          ---            ---

Pete H. Hudson, Ph.D./(8)/      1998    98,414     52,708         ---           ---        75,000          ---          2,230
  Vice President of             1997       ---        ---         ---           ---           ---          ---            ---
  Technology                    1996       ---        ---         ---           ---           ---          ---            ---

Dale Feine/(9)/                 1998    99,200      7,000         ---           ---           ---          ---          3,984
  Director of New               1997   107,800     25,000         ---           ---       125,000          ---          4,481
  Business Development          1996       ---        ---         ---           ---           ---          ---            ---

____________
(1) Other Annual Compensation for all other employees listed in the table is less than $50,000 and 10% of the total of annual salary and bonus for such individual.

(2) All other compensation if comprised of (i) matching contributions made by the Company on behalf of the Named Executive Officer to its Section 401 (k) Plan and (ii) annual premiums paid for group term life insurance policies. Under such policies, the Named Executive Officer may designate the beneficiary of the insurance proceeds payable upon death. The amounts of the Company's matching contribution to its Section 401 (k) Plan and the life insurance premiums are set forth below:

                                       Matching 401(k)     Life Insurance
                                       Contribution ($)      Premium ($)
                                    --------------------------------------
Andrew K. Wrobel.......... 1998              ----               3,015
                           1997              ----                  99

Denis J. Trafecanty....... 1998             4,748               7,110
                           1997             4,360                 742

Timothy R. Sullivan....... 1998             3,594                 965
                           1997             1,650                 112

Pete H. Hudson, Ph.D. .... 1998             1,652                 578
                           1997              ----                ----

Dale Feine................ 1998             3,372                 612
                           1997             3,744                 737

(3) Mr. Wrobel was appointed as Chairman of the Board of Directors in January 1999. Mr. Wrobel was appointed President and Chief Executive Officer of the Company in October 1997.

(4) Mr. Trafecanty was appointed as Chief Financial Officer of the Company in August 1996.

(5) The Company provided a car allowance to Mr. Trafecanty of $6,000 for each of the 1998 and 1997, living expenses totaling $9,291 and $10,926 for 1998 and 1997 respectively, and reimbursed Mr. Trafecanty for the income tax impact of these and other benefits, which totaled $18,637 and $8,147 for 1998 and 1997 respectively.

(6) Includes options for 50,000 shares granted on August 21, 1997 in exchange for the cancellation of an option for 50,000 shares originally granted on August 26, 1996 with an exercise price $4.00 per share.

(7) Mr. Sullivan was appointed as Vice President and Controller of the Company in March 1997. The Company paid Mr. Sullivan $19,850 in connection with consulting services rendered to the Company during January and February 1997. These fees are included in the caption All Other Compensation.

(8)  Dr. Hudson became and employee of the Company on February 2, 1998.

(9)  Mr. Feine became an employee of the Company of January 3, 1997.

     Option Grants in Last Fiscal Year

          There were no stock option grants made to the company's Chief Executive Officer or any of the other Named Executive Officers during the fiscal year ended December 31, 1998. No stock appreciation rights were granted or exercised during such fiscal year.

     Aggregated Option Exercise and Fiscal Year-End Values

          No options were exercised by the Company's Chief Executive Officer or the other Named Executive Officers during the fiscal year ended December 31, 1998. The following table sets forth information concerning option holdings for such fiscal year with respect to the Company's Chief Executive Officer and each of the other Named Executive Officers. The fair market value of the Common Stock as the December 31, 1998 fiscal year-end was $0.15 per share, based on the average of the highest bid and lowest ask price as quoted on the OTC Bulletin Board. No stock appreciation rights were exercised or outstanding during such fiscal year.

                             Number of Securities               Value of Unexercised
                            Underlying Unexercised              In-the-Money Options
                        Options at Fiscal Year-End (#)          at Fiscal Year-End($)
                      --------------------------------------------------------------------
Name                      Exercisable    Unexercisable    Exercisable       Unexercisable
------------------------------------------------------------------------------------------
Andrew K. Wrobel..........   233,334         366,666         -----               -----
Denis J. Trafecanty.......   147,500         152,500         -----               -----
Timothy R. Sullivan.......    75,000          75,000         -----               -----

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The Company does not have a compensation committee, and the Board of Directors currently performs the functions of a compensation committee. No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the company's Board of Directors. Mr. Wong is a director of the Company and Executive Vice President of Transpac. Transpac has entered into a Conversion and Settlement Agreement with the Company which calls for the conversion of all of its debts and accrued interest obligations to the Company into shares of the Company's Series A Convertible Preferred Stock, each share of which will be convertible into two shares of the Company's Common Stock. Such Series A Convertible Preferred Stock is ultimately convertible in 8,063,651 shares of the Company's Common Stock. The Debt Conversion Transaction is subject to the completion of definitive agreements for all of the Singapore Creditors and the approval of the Debt Conversion Transaction by a majority of the holders of the Company's Common Stock.

Employment Contracts and Termination of Employment and Change in Control Arrangements

     Employment Agreement with Andrew K. Wrobel. Effective October 6, 1997, the Company entered into a one (1)-year employment agreement ("Agreement") with Andrew K. Wrobel. The terms of this Agreement shall automatically be extended, unless not less than one (1) year prior to the expiration date the Company shall have given written notice to Mr. Wrobel that the term of this Agreement shall terminate on the expiration date; or Mr. Wrobel, not less than thirty (30) days prior to the expiration date, elects to terminate this Agreement by delivering written notice of such desire to terminate to the Company. Under the terms of this Agreement, Mr. Wrobel is entitled to a base salary of not less than $220,000 per year, plus a minimum increase of six (6) percent of his base salary on each anniversary of the agreement. Mr. Wrobel is also entitled to receive a bonus equal to sixty percent (60%) of his then existing base salary, payable quarterly pro-rata upon the Company's achievement of the performance criteria set forth in the business plan to be prepared by Mr. Wrobel for the Company and approved by the Board. The Agreement also guaranteed Mr. Wrobel a stock option for 500,000 shares of the Company's Common Stock at the fair market value on the date of the Agreement ($0.43 per share). The options will become exercisable on an accelerated basis in the event of any acquisition of the Company by merger or asset sale, unless the options are assumed by the acquiring entity. Mr. Wrobel participates in all of the Company's employee benefit plans. In the event of his termination other than for cause, Mr. Wrobel is entitled to full acceleration of his options and a severance payment equal to one (1) year of his then current salary within five (5) business days of his termination plus twelve
(12) months additional coverage under the Company's health, medical and dental plans.

     Change in Control Arrangements. The Board of Directors has the authority as Plan Administrator of the 1993 Plan to provide for the accelerated vesting of the shares of the Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers under that plan in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following an acquisition of the Company by merger or asset sale. In connection with a hostile change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding voting stock or through a proxy contest for the election of Board members, the Plan Administrator has the discretionary authority to provide for automatic acceleration of outstanding options under the Discretionary Option Grant Program of the 1993 Plan and the automatic vesting of outstanding shares under the Stock Issuance Program.

Board of Directors Report on Executive Compensation

     For the 1998 fiscal year, the Board of Directors was responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and other key employees and administering certain other compensation programs for such individuals, subject in each instance to review and final approval by the full Board. The Board of Directors also had the exclusive responsibility during such year for the administration of the Company's 1993 Plan under which grants may be made to executive officers and other key employees.

     General Compensation Policy. The fundamental policy of the Board of Directors is to provide the Company's executive officers and other key employees with compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Board of Directors's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance, (ii) annual variable performance award payable in cash and tied to the Company's achievement of financial performance targets, and (iii) long-term stock-based incentive award which strengthen the mutuality of the interest between the executive officers and the Company's Shareholders. As an executive officer's level of responsibility increases, it is the intent of the Board of Directors to have a greater portion of his total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

     Factors. For Andrew K. Wrobel, the Board of Directors followed the terms of his employment agreement with the Company in determining his compensation for 1998. That agreement specifies the compensation, subject to Board adjustment, that was paid to Mr. Wrobel during 1998. Several of the more important factors which the Board of Directors considered in establishing the components of the compensation packages for executive officers who do not have an employment agreement with the Company for the 1998 fiscal year are summarized below. Additional factors were also taken into account and the Board of Directors may, in its discretion, apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for the future fiscal years.

     Base Salary. The base salary for each officer who does not have employment agreement with the Company is determined on the basis of the following factors: experience, personal performance and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the Board of Directors deems appropriate.

     Annual Incentive Compensation. Annual bonuses are earned by each executive officer primarily on the basis of the Company's achievement of certain corporate financial performance targets established for each fiscal year combined with the individual performance of such individual.

     Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the

Shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a two and one-half (2 1/2) or three (3)-year period, contingent upon the executive officer's continued employment with the Company or a subsidiary. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

     The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Board of Directors also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Board of Directors does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. In 1998, no Named Executives received an option grant. Such options are described in the Summary Compensation Table, in the column entitled "Long Term Compensation Awards--Securities Underlying Options" and in the "Option Grants in Last Fiscal Year" table.

     CEO Compensation. In setting the compensation payable to the Company's Chief Executive Officer, Mr. Wrobel, the Board of Directors followed the terms of the employment agreement that was previously negotiated between Mr. Wrobel and the Company and subsequently executed. In accordance with the terms of his employment agreement, Mr. Wrobel received a base salary of $220,898 in 1998.

     A cash bonus was earned by Mr. Wrobel for the 1998 fiscal year of $133,980 and on October 6, 1997, Mr. Wrobel was granted an option to purchase 500,000 shares of Common Stock (see "Employment Contracts and Termination of Employment and Change in Control Arrangements--Employment Agreement with Andrew K. Wrobel") to make a portion of his total compensation contingent on increased value for the Company's Shareholders; the option will have no value unless there is appreciation in the value of the Company's Common Stock over the option term.
On November 4, 1997, Mr. Wrobel received an option to purchase an additional 100,000 shares of Common Stock.

     Compliance with Internal Revenue Code Section 162(m).  As a result of
Section 162(m) of the Internal Revenue Code, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any fiscal year. This limitation applies to all compensation paid to the covered executive officers, which is not considered to be performance-based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. Non-performance based compensation paid to the Company's executive officers for the 1997 fiscal year did not exceed the $1 million limit per officer, and the Board of Directors does not anticipate that the non-performance based cash compensation to be paid to the Company's executive officers for fiscal 1999 will exceed that limit. In addition, option grants and other awards made under the 1993 Plan prior to January 1, 1998 were structured so that any compensation deemed paid to an executive officer in connection with those awards will qualify as performance-based compensation which will not be subject to the $1 million limitation. However, any compensation deemed paid by the Company in connection with transactions relating to options or other awards granted during the 1999 fiscal year will have to be taken into account for purposes of the $1 million limitation. Because it is very unlikely that the compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Board of

Directors has decided at this time not to take any action to limit or restructure the elements of compensation payable to the Company's executive officers. The Board of Directors will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

Dated as of April 20, 1999

                                    Mr. Anthony J.A. Bryan
                                    Mr. Wong Lin Hong
                                    Mr. Andrew Wrobel
                                    Mr. Waldemar Heeb
                                    Mr. Frank L. Howland

The Board of Directors report on executive compensation is not deemed filed with the Securities and Exchange Commission and is not incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, whether made before or after the date of the Consent Statement and irrespective of any general incorporation language in any such filing.

                                                          THE BOARD OF DIRECTORS

DATED MAY __, 1999

                                    ANNEX A

           RESOLUTION OF ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS
                                      OF
                        MICROELECTRONIC PACKAGING, INC.

          WHEREAS, pursuant to the California Corporations Code, the Bylaws of this corporation and the attached Consent Solicitation Statement which is incorporated by this reference, it is deemed desirable and in the best interests of this corporation that the following actions be taken by the Shareholders of this corporation pursuant to this Written Consent:

          NOW, THEREFORE, BE IT RESOLVED that the undersigned Shareholders of this corporation hereby consent to, approve and adopt the following:

          1. RESOLVED, the Shareholders approve the conversion of approximately $27.56 million in debt owed to eight creditors into Series A Convertible Preferred Stock of the Company and the amendment of one of the creditor's warrants to purchase Common Stock.

          [_]  FOR    [_]  AGAINST      [_]  ABSTAIN

          2. RESOLVED, the Shareholders approve the issuance of Series A Convertible Preferred Stock issued in connection with the debt conversion to 11 employees including officers, a director of the Company and third parties in exchange for their payment of a creditor claim.

          [_]  FOR    [_]  AGAINST      [_]  ABSTAIN

          3. RESOLVED, the Shareholders approve various amendments to the Company's 1993 Stock Option/Stock Issuance Plan to:

               (i) increase the number of shares of Common Stock authorized for issuance over the term of such plan by an additional 2,309,368 shares;

               (ii) amend the number of shares available for issuance under such plan for each person participating in any one calendar year to 2,000,000 shares; and

               (iii) amend the Automatic Option Grant Program to increase the number of shares of Common Stock subject to automatic option grants to be made to new and continuing non-employee Board members.

          [_]  FOR    [_]  AGAINST      [_]  ABSTAIN

          4. RESOLVED, the Shareholders approve the grant of options to purchase 3,758,003 shares of Common Stock to Company employees, officers and directors pursuant to the amended 1993 Stock Option/Stock Issuance Plan.

          [_]  FOR    [_]  AGAINST      [_]  ABSTAIN

          5. RESOLVED, the Shareholders approve the Certificate of Amendment of the Amended and Restated Articles of Incorporation to authorize the issuance of the Series A Convertible Preferred Stock to the creditors, employees, officers, a director of the Company and third parties in connection with the debt conversion.

          [_]  FOR    [_]  AGAINST      [_]  ABSTAIN

          RESOLVED FURTHER, that the officers of this corporation are, and each acting alone is, hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolutions.

          RESOLVED FURTHER, that any actions taken by such officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of this corporation.

          This Written Consent shall be filed in the Minute Book of this corporation and become a part of the records of this corporation.

          THIS WRITTEN CONSENT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS WRITTEN CONSENT WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5.

DATED:    _______________________________________


          _______________________________________
               Signature

          _______________________________________
               Signature if Held Jointly

          _______________________________________
               Number of Shares

     Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If the shares are owned by a corporation, sign in the full corporate name by the President or other authorized officer. If the shares are owned by a Partnership, sign in the name of the Partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE WRITTEN CONSENT PROMPTLY USING THE ENCLOSED ENVELOPE OR FAX YOUR CONSENT TO DENIS TRAFECANTY AT MICROELECTRONIC PACKAGING, INC., (619) 292-7881, OR E-MAIL TO THE COMPANY AT DENIST@MPIX.COM.

                            FINANCIAL INFORMATION OF
                         MICROELECTRONIC PACKAGING INC.

                                     INDEX

                                                                                      Page(s)
                                                                                      -------

Introduction..........................................................................  F-2

Pro Forma Unaudited Condensed Consolidated Balance Sheet as of March 31, 1999.........  F-3

Pro Forma Unaudited Condensed Consolidated Statement of Operations for the Three
   Month Period Ended March 31, 1999 and the Fiscal Year Ended December 31, 1998......  F-4

Notes to Pro Forma Unaudited Consolidated Financial Statements........................  F-4

Financial Statements and Supplementary Data:

   Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1998.............  F-6

   Quarterly Report on Form 10-Q for the Three Month Period Ended March 31, 1999...... F-33

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") are based upon the historical consolidated financial statements of the Company.

     The historical financial information included in the Pro Forma Financial Statements represents the financial position and operations of the Company as previously reported by the Company in its Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999. The Pro Forma Financial Statements reflect the effect of issuing 9,362,777 shares of Series A Preferred Stock in exchange for cancellation of debt and accrued interest totaling $27,557,000 as of March 31, 1999, and the recording of the gain on the forgiveness of such debt and certain related transactions. The pro forma unaudited condensed consolidated statements of operations for the year ended December 31, 1998 and for the three months ended March 31, 1999 give effect to this transaction as if it were consummated on January 1, 1998 and January 1, 1999, respectively. The pro forma unaudited condensed consolidated balance sheet as of March 31, 1999 gives effect to this transaction as if it were consummated on March 31, 1999. The pro forma adjustments are described more fully in the accompanying notes.

     The Pro Forma Financial Statements are presented for informational purposes only and do no purport to be indicative of the results of operations that actually would have been achieved had such transactions been consummated on the date or for the periods indicated and do not purport to be indicative of the results of operations for any future period. The Pro Forma Financial Statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999.

                        MICROELECTRONIC PACKAGING, INC.
                         PRO FORMA UNAUDITED CONDENSED
                           CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999

                                                             Amounts in Thousands
                                              ------------------------------------------------
                                                                  Proforma             After
                                                                 Adjustments        Adjustment
                                                 Historical      (Unaudited)        (Unaudited)
-----------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash                                            $    129    $       ---            $    129
   Accounts receivable, net                           1,130            ---               1,130
   Inventories                                        2,742            ---               2,742
   Other current assets                                 166            ---                 166
----------------------------------------------------------------------------------------------
       Total current assets                           4,167            ---               4,167
Property, plant and equipment, net                    1,654            ---               1,654
Other non-current assets                                144            ---                 144
----------------------------------------------------------------------------------------------
                                                   $  5,965    $       ---            $  5,965
----------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
   Current portion of long-term debt               $     19            ---                  19
   Accounts payable                                   3,932            ---               3,932
   Accrued liabilities                                  669            238/(1)(2)(3)/      907
   Debt and accrued interest of discontinued
   operations, in default, due on demand             27,557        (27,557)/(1)/           ---
----------------------------------------------------------------------------------------------
       Total current liabilities                     32,177        (27,319)              4,858
Long-term debt, less current portion                     45            ---                  45
Commitments and Contingencies
Shareholders' Equity (Deficit)
   Series A Preferred Stock                             ---          9,450/(1)/          9,450
   Common stock, no par value                        40,162            121/(4)/         40,283
   Accumulated deficit                              (66,419)        17,748             (48,671)
----------------------------------------------------------------------------------------------
Total shareholders' equity (deficit)                (26,257)        27,319               1,062
----------------------------------------------------------------------------------------------
                                                   $  5,965            ---               5,965
----------------------------------------------------------------------------------------------

See accompanying notes for an explanation of the Proforma Adjustments.

                        MICROELECTRONIC PACKAGING, INC.
                         PRO FORMA UNAUDITED CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        Amounts in Thousands
                                      Three Months Ended March 31, 1999                      Year Ended December 31, 1998
                                ---------------------------------------------------------------------------------------------------
                                               Proforma                 After                        Proforma              After
                                            Adjustments              Adjustment                    Adjustments          Adjustment
                               Historical    (Unaudited)             (Unaudited)      Historical   (Unaudited)         (Unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
Net Sales                   $     1,743          ---                $        1,743   $    19,271      ---               $    19,271
Cost of goods sold                1,584          ---                         1,584        14,714      ---                    14,714
Gross profit                        159          ---                           159         4,557      ---                     4,557
Selling, general and                546          ---                           546         2,915      ---                     2,915
 administrative
Engineering and product
 development                        191          ---                           191         1,060      ---                     1,060
                            -------------------------------------------------------------------------------------------------------
   Income (loss) from
    operations                     (578)         ---                          (578)          582      ---                       582
Other income (expense)
   Interest (expense), net         (506)         502/(2)/                       (4)          (18)     ---                       (18)
   Other income, net                ---          ---                           ---           179       17/(2)/                  196
                            -------------------------------------------------------------------------------------------------------
Income (loss) from
 continuing operations           (1,084)         502                          (582)          743       17                       760
Provision for income taxes          ---          ---                           ---            18      ---                        18
Estimated gain on disposal
 of discontinued operations         ---          ---                           ---         3,961      ---                     3,961
                            -------------------------------------------------------------------------------------------------------
Income (loss) before             (1,084)         502                          (582)        4,686       17                     4,703
 extraordinary item
Extraordinary item - gain on
 debt forgiveness                   ---      $17,246/(1)(2)(3)(4)/          17,246           ---   17,235/(1)(2)(3)(4)/      17,235
                            -------------------------------------------------------------------------------------------------------
Net income (loss)           $    (1,084)     $17,748                $       16,664   $     4,686   17,252               $    21,938
Pro forma preferred stock
dividends                                        (84)                          (84)                  (334)                     (334)
                            -------------------------------------------------------------------------------------------------------
Pro forma net income (loss)
available to common
shareholders                $    (1,084)     $17,664                $       16,580   $     4,686   16,918               $    21,604
                            =======================================================================================================
Earnings per common share:
   Income (loss) from
    continuing operations   $     (0.10)                            $        (0.06)  $      0.07                        $      0.04
   Discontinued operations                                                                  0.36                               0.37
   Extraordinary item                                                         1.59                                             1.58
                            -------------------------------------------------------------------------------------------------------
   Net Income               $     (0.10)                            $         1.53   $      0.43                        $      2.00
                            =======================================================================================================
   Weighted average shares
    outstanding              10,857,000                                 10,857,000    10,818,000                         10,818,000
                            =======================================================================================================

Earnings per common share-
 assuming dilution
   Income (loss) from
    continuing operations   $     (0.10)                            $        (0.06)  $      0.07                        $      0.01
   Discontinued operations                                                                  0.36                               0.13
   Extraordinary item                                                         1.59                                             1.58
                            -------------------------------------------------------------------------------------------------------
   Net Income               $     (0.10)                            $         1.53   $      0.43                        $      0.72
                            =======================================================================================================
   Weighted average shares
    outstainding             10,857,000                                 10,857,000    10,968,000                         30,035,000
                            =======================================================================================================

Notes to Proforma Adjustments.

1. Reflects the issuance of 9,362,777 shares of Series A Convertible Preferred Stock in exchange for the cancellation of debt and accrued interest totaling $27,557 as of March 31, 1999, net of estimated expenses of issuance of such Preferred Stock of $100.

2. To reverse interest expense recorded for debt to be forgiven in exchange for the issuance of Series A Convertible Preferred Stock.

3. Reflects the gain on forgiveness of such debt, totaling $17,246 and $17,235 for the three months ended March 31, 1999 and December 31, 1998, respectively, net of income taxes of $154 and $148, respectively.

4. Reflects the cost of issuing stock options to non-employee directors, and repricing a warrant for 500,000 shares of Common Stock to one of the debt holders as part of their debt forgiveness, and the corresponding increase in common stock value.

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                                   FORM 10-K

(MARK ONE)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended   DECEMBER 31, 1998
                            -----------------

                                    OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from ____________________ to _____________________

                       Commission file number:  0-23562

                        MICROELECTRONIC PACKAGING, INC.

            (Exact name of Registrant as specified in its charter)

               California                             94-3142624
               ----------                             ----------
        (State of Incorporation)         (I.R.S. Employer Identification No.)

              9577 Chesapeake Drive, San Diego, California 92123
              --------------------------------------------------
         (Address of principal executive offices, including zip code)

      Registrant's telephone number, including area code:  (619) 292-7000
--------------------------------------------------------------------------------
          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

     Title of each class         Name of each exchange on which registered
     -------------------         -----------------------------------------
           NONE                                    NONE

SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: Common Stock, no par value.

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that Registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.  Yes  [X]   No [_]

     Indicate by a check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

     The aggregate market value of the voting stock held by non-affiliates of the Registrant, as of March 26, 1999 was approximately $3,691,000 (based upon the closing price for shares of the Registrant's Common Stock as quoted by the OTC Bulletin Board for the last trading date prior to that date). Shares of Common Stock held by each officer, director and holder of 5% or more of the outstanding Common Stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

     On March 26, 1999, 10,856,890 shares of the Registrant's Common Stock, no par value, were outstanding.

                     DOCUMENTS INCORPORATED BY REFERENCE.


 PORTIONS OF THE REGISTRANT'S DEFINITIVE PROXY STATEMENT FOR THE REGISTRANT'S
 ----------------------------------------------------------------------------
     ANNUAL MEETING TO BE FILED WITH THE SEC ON OR BEFORE APRIL 30, 1999,
     --------------------------------------------------------------------
          ARE INCORPORATED BY REFERENCE INTO PART III OF THIS REPORT
          ----------------------------------------------------------
                                 ON FORM 10-K.
                                 -------------

                                    PART I
                                    ------

ITEM 1.   BUSINESS

     The following Business section contains forward-looking statements which involve substantial risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Annual Report on Form 10-K.

     Microelectronic Packaging, Inc. ("MPI") and its wholly-owned subsidiaries (collectively, the "Company") provide electronic manufacturing services (EMS) including surface mount, chip-on-board and mixed assembly microelectronic design, manufacturing, and testing capabilities. To support the requirements of electronic systems and integrated circuit manufacturers ("IC" or "semiconductor" manufacturers) the Company offers both turnkey manufacturing and kitted subassembly services featuring value added interconnect design and test capabilities in addition to contract assembly. MPI was incorporated in California in 1984. Headquartered in San Diego, California, with on-site manufacturing facilities, the Company designs, develops, manufactures, markets and sells to customers in the commercial, medical, military/aerospace, wireless/telecommunications, automatic test equipment and other electronics-related industries.

     MPI is a holding company with CTM Electronics, Inc. ("CTM") a California corporation, the primary operating unit. The Company's other US subsidiary, Microelectronic Packaging America ("MPA") is inactive. The Company's focus has been to expand its surface mount and chip-on board contract assembly business in San Diego. The Company has expanded its manufacturing capabilities and relocated to a larger facility that resulted in a doubling of production space. A new management team has been recruited and the Company has repositioned itself to more effectively serve what it believes is the large and growing contract assembly market to capitalize on the trends for electronic companies to outsource manufacturing.

     The Company's Singapore subsidiaries are in various stages of liquidation and are not consolidated in the Company's financial statements beginning in 1998. They are as follows: Microelectronic Packaging (S) Pte., Ltd. ("MPS"), MPC
(S) Pte., Ltd. ("MPC"), Furnace Technology ("FT"), MPM (S) Pte., Ltd. ("MPM") and Microelectronic Packaging Asia Pte. Ltd. ("MP Asia"). MPS and MPM are currently being managed by a receiver and are in receivership. MPC ceased operations during 1997 and is in liquidation. FT is in liquidation. MP Asia was formed in 1997, has had no operating activities, and is being liquidated. The Company has not employed any persons in Singapore since July 1997.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Future Operating Results -- Repayment of Debt Obligations by MPM and MPS -- Adverse Impact of MPM and MPS Liquidations on MPI -- Certain Obligations of MPS High Leverage."

INDUSTRY OVERVIEW

     The Company believes that the electronic manufacturing services market is a very large and growing market. General industry trends for companies of all sizes are to outsource manufacturing and this, in the opinion of management, is resulting in growth rates for contract assembly being significantly higher than the growth rates for the electronic industries themselves. In recent years, advances in interconnection technology has allowed semiconductor companies and systems designers to increase the speed and complexity and reduce the size, power and prices of their products. Until recently, interconnection technology has not been considered a limiting factor in systems design and development. However, emerging electronic products in all market segments including wireless/telecommunication, medical, consumer, semiconductor related automatic test equipment and military aerospace telecommunications equipment require designs that the Company believes cannot always be done with conventional interconnection technology offered by internal manufacturing operations or traditional through-hole/surface mount contract assemblers.

     The increased reliance by IC and systems designers on interconnection solutions has created a new challenge and opportunity for the electronic packaging and interconnection industry to develop products that can effectively respond to customers' new requirements. Today's IC and system designers work together with interconnection designers and manufacturers in the early stages of product development. These products must accommodate constant reductions in size, increases in speed and complexity and the ability to handle the increased heat generated by more powerful systems.

     Today's conventional electronic systems are comprised of printed circuit boards ("PCBs") and single chip packages. The size, weight and speed of the electronic system is a function of the size, weight and performance of the fully assembled PCB. The PCB and the IC packages generally account for the majority of the size, weight and the limitations on speed of the system. Efforts to develop smaller, lighter and faster electronic assemblies have recently focused on improvements in IC packaging and interconnection technology.

     Manufacturers in the interconnection industry are evaluating technologies to support market driven requirements for reduced size and increased performance. Improvements in semiconductor and electronic interconnection technologies enable this continued reduction in size and cost with increasing performance for electronic systems.

     The convergence of market forces that include a general trend to outsource contract manufacturing at the same time that microelectronic technologies are replacing traditional through-hole/surface mount assembly technologies has created what the Company believes to be substantial business opportunities for those companies positioned to take advantage of these market trends.

THE MPI SOLUTION

     The Company has expanded its focus in 1998 by offering products and services in direct response to both what it believes is the growing trend to outsource manufacturing and also the offering of design services that provide added value in terms of addressing smaller size, higher performance, improved thermal characteristics, plus lower materials and assembly costs. The Company differentiates itself from much larger competitors by offering "mixed assembly" services utilizing both surface mount and chip-on board electronic assembly.

     Chip-on-board (COB). The Company provides single or multi chip assembly services that mount IC die directly to laminate or ceramic substrates with passive components. The Company has historically derived the majority of its revenue from these activities. These services are offered to both the semiconductor integrated circuit suppliers (IC) and electronic systems companies. The Company designs and manufactures these assemblies that replace entire PCBs which are designed to reduce overall system size and increase performance. The Company also designs and manufactures multi-chip-modules (MCM) to interconnect multiple ICs, which the Company encloses in an advanced IC package. The advanced IC package with the enclosed MCM is then mounted onto a PCB. All of the Company's MCM products are designed to provide its customers with increased speed and performance and decreased size and weight.

     Surface Mount Technology (SMT). The Company provides SMT assembly including design for manufacturability that assists the Company's customers to better utilize their internal resources.

     Ball Grid Array (BGA), Flip chip, Chip Scale Packaging (CSP). The Company has acquired a license from Motorola to supply BGA packages and is developing capabilities for flip chip, CSP and other microelectronic packaging technologies based upon market demand.

TURNKEY CONTRACT MANUFACTURING AND DESIGN SERVICES

     The Company offers complete Turnkey design, assembly and test services as a total solution for outsourced manufacturing. The Company believes these services provide customers with a cost-effective alternative to existing product design processes from internal operations or competitors of the company. To facilitate awareness of the company's manufacturing services. QuickTurn Turnkey manufacturing(TM) and QTM(TM) were established as unregistered trademarks.

CUSTOMERS, APPLICATIONS AND MARKETS

     The Company believes the serviceable markets for the Company's services are extremely broad as the electronic content of nearly everything that is manufactured increases. Highly visible markets include wireless/telecommunications, medical, commercial/consumer, computer, automated test equipment (ATE), military/aerospace, and instrumentation. In 1998 the Company increased its investment in Sales and Marketing with the goal of expanding its customer base and participating in markets not previously served such as wireless, medical and automotive markets. The Company doubled the number of customers in 1998 from 5 to 12 and is focused on reducing its dependence on its largest customer, Schlumberger. There can be no assurance the Company will be successful in reducing its dependence on Schlumberger. Sales to Schlumberger accounted for 87%, 89% and 76% of the Company's net sales in 1998, 1997 and 1996 respectively. The majority of the Company's 1998 third and fourth quarter's sales were repair of Schlumberger's products rather than the manufacture of new products. This repair work continued into 1999. The Company furnishes chip-on-board multi chip modules (MCM) to this customer for automated test equipment usage. The Company's primary geographical market is North America for COB and SMT products. In 1998 95% of the Company's sales were to customers in North America. During 1998, 1997 and 1996 the Company had foreign net sales of $0, $90,000 and $1,785,000, respectively. In 1998, the Company began supplying to National Semiconductor in Singapore and Japan. Also in 1998, the Company launched a sales effort in Europe.

     The Company currently sells its services through a combination of its own direct sales for selected key accounts and use of independent sales representatives located in 18 field sales offices in North America and Europe. The Company can provide engineering, design and technical support to its sales staff and potential customers.

LICENSE AND OTHER SIGNIFICANT AGREEMENTS

     The Company seeks to obtain licenses to technologies that complement and expand the current technologies that the Company owns. These agreements, along with certain other significant agreements of the Company, are discussed below.

     Motorola. In July 1998, the Company signed an agreement with Motorola for Ball Grid Array (BGA) and flip chip interconnect technologies. The company views this as a significant technology license that has already been instrumental in securing business from a new customer. The Company believes general industry chip packaging trends show substantial growth for BGA and flip chip packaging that replaces throughhole, PQFP and other forms of IC packaging.

     Schlumberger. In January 1998, the Company signed an agreement with Schlumberger. Pursuant to the terms of the agreement, MPI supplies MCM products to Schlumberger. The agreement includes warranty provisions, protection for raw materials purchased by MPI against production demand forecasts supplied by Schlumberger but subsequently changed, and pricing provisions. After March 31, 1998, there is no commitment from Schlumberger to purchase from the Company any amount or a minimum amount of MCM products. The pricing provisions of the agreement provide for periodic review of the selling prices of the Company's products. Such reviews can be requested by either the Company or Schlumberger. In 1998, the Company agreed to several pricing reviews and anticipates further declines in unit selling prices of selected products provided by the Company to Schlumberger. The agreement expires in October 2000. See "Liquidity and Capital Resources Reliance on Schlumberger-Legal Proceedings."

     International Business Machines Corporation. In August 1994, the Company entered into a multilayer technology transfer and licensing agreement with IBM (the "IBM Agreement") pursuant to which the Company was granted a license to specific technology developed by IBM for the manufacture of multilayer ceramic products. Under the terms of the IBM Agreement, the Company and MPM acquired a nonexclusive, nontransferable right to use the licensed technology to manufacture and sell certain specified products on a worldwide basis. In exchange for the license, the Company paid an up-front non-refundable royalty of $2,000,000, and was obligated to pay additional royalties based on sales of products incorporating the licensed technology during the term of the IBM Agreement, which was to remain in effect for a period of ten years from the date of execution and thereafter from year to year unless terminated by either party. Commencing in August 1996, the IBM Agreement was to be terminable by either party without cause upon six months prior written notice.

     In March 1997, the Company ceased its multilayer ceramic operations prior to the commencement of production and a Receiver appointed by the courts began the liquidation of MPM's assets. Changing market demand for multilayer ceramic products and IBM's unwillingness to renegotiate the terms of the IBM Agreement or to commit to purchasing multilayer ceramic products from the Company were the principal reasons that the Company decided to liquidate MPM. All of MPM's Singapore employees have been terminated. MPM has been in receivership since March 1997, as defined under the laws of Singapore. The receiver for MPM has completed the liquidation of all of the MPM assets, and the proceeds therefrom have been used to retire a portion of MPM's debts. During 1998, the High Court of the Republic of Singapore ordered the Winding up of MPM Singapore Pte. Ltd. ("MPM"), a wholly owned subsidiary of the Company. As a result of this decision, MPM cannot continue as an operating business, and it cannot be allowed to dispose of its assets or incur further liabilities. In addition, the Company does not have any control over the management of MPM. This function is undertaken by the Receiver and Manager appointed by DBS Bank.

     Asian Creditor Loan Agreements Guaranteed by MPI. In connection with the Company's subsidiaries in Singapore, which ceased operations in 1997, the Company fully guaranteed the debt obligations listed below. During 1998, the Company signed agreements with each of these creditors, which called for settlement payments of approximately $9.3 million to satisfy all debt obligations.

     Because the Company has not been able to obtain funding to satisfy the settlement payment obligations, which are all due on May 1, 1999, the Company renegotiated the terms and, has recently entered into non-binding letter agreements with all eight creditors which call for the conversion of all debt and accrued interest obligations into shares of the Company's Series A Preferred Stock (See "Liquidity and Capital Resources" for general description of Series A Preferred Stock), each share of which will be convertible into two shares of MPI Common Stock. For the aggregate debt of $27,055,000, which is all the Discontinued Operations debt, the Company has agreed to convert this debt into shares of Series A Preferred Stock which is immediately convertible into shares of MPI Common Stock.

     This debt conversion into equity is subject to the completion of definitive agreements for all eight creditors and the approval of the debt conversion to equity by a majority of the Company's shareholders.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Future Operating Results -- Future Capital Needs; Need for Additional Financing -- Repayment of Debt Obligations by MPM and MPS -- Adverse Impact of MPM and MPS Liquidations on MPI -- High Leverage -- Status as a Going Concern."

     Transpac. On March 27, 1996, the Company and MPM consummated a financing with Transpac Capital Pte. Ltd. and other related investors (collectively, "Transpac") pursuant to which the Company issued 842,013 shares of its Common Stock to Transpac for the aggregate purchase price of $2,000,000 and MPM issued a debenture (the "Debenture") to Transpac in the principal amount of $9.0 million. The Debenture has a term of five years and bears interest at the rate of 8.5% per annum and is guaranteed by MPI. Accrued and unpaid interest is due and payable in annual installments at the end of each year of the term of the Debenture. The principal outstanding under the Debenture will be due and payable in full at the end of the five year term. However, from and after April 23, 1997 and through the term of the Debenture, the Debenture will be convertible at Transpac's option into shares of Common Stock of MPM or Common Stock of MPI. The Company has not made any payments under the Debenture. In February 1999, the Company and Transpac signed a non-binding letter agreement which calls for the conversion of all the Company's obligations into shares of Series A Preferred Stock. See "Asian Creditor Loan Agreements Guaranteed by MPI" in this section.

     STMicroelectronics, Inc. In 1995, MPS borrowed $4,000,000 from STMicroelectronics ("ST") at an interest rate of 7.25% per annum. MPS did not make any principal payments, and only made limited interest payments. The note was fully guaranteed by MPI. In September 1998, the Company signed a Restructuring, Settlement and Mutual Release Agreement which requires the Company to pay $1,137,044 by May 1, 1999 as full satisfaction of all obligations to STMicroelectronics. And, on April 14, 1999, ST signed a Letter of Intent with a group of outside investors ("Investor") to assign its creditor position for undisclosed consideration. This Letter of Intent is subject to the Company obtaining approval of the debt conversion to equity by a majority of the Company's shareholders. In anticipation that this assignment will be completed, the Investor has signed a non-binding letter agreement which calls for the conversion of all the Company's obligations to ST into shares of Series A Preferred Stock. See "Asian Creditor Loan Agreements Guaranteed by MPI" in this section.

     Texas Instruments ("TI"). In 1995, MPS borrowed $3,500,000 from TI at an interest rate of 7.25% per annum. The note is fully guaranteed by MPI. The Company entered into several amended loan agreements during 1997 and 1998; however, the Company was unable to meet the terms of those agreements. In January 1999, the Company and TI signed a non-binding letter agreement which calls for the conversion of all of the Company's obligations into shares of Series A Preferred Stock. See "Asian Creditor Loan Agreements Guaranteed by MPI" in this section.

     Development Bank of Singapore ("DBS Bank"). In 1997 and prior, MPS, MPM and MPC made various borrowings from DBS Bank under lines of credit, overdraft facilities and accounts receivable financing. Substantially all of the assets of MPS and MPM have been liquidated by the Receivers and Managers, and the proceeds from those liquidations were used to reduce the balances owed to DBS Bank. MPC has paid its loan to DBS Bank and is in voluntary liquidation.

     The remaining balances due to DBS Bank are in default, are payable upon demand, and bear interest at the banks prime rate plus 5%. All of these amounts are guaranteed by MPI. In February 1999, the Company and DBS Bank signed a non-binding letter agreement which calls for conversion of all of the Company's obligations into shares of Series A Preferred Stock. See "Asian Creditor Loan Agreements Guaranteed by MPI" in this section.

     Motorola, Inc. In 1995, MPS borrowed $2,000,000 from Citibank N.A. at an interest rate of 7%. The loan was guaranteed by Motorola and was eventually paid in full by Motorola. This obligation to Motorola is secured by all of the assets of MPI, CTM and MPA not previously pledged to NSEB, as well as all capital stock of MPS, CTM and MPA. In January 1999, the Company and Motorola signed a non-binding letter agreement which calls for the conversion of all the Company's obligations into shares of Series A Preferred Stock. See "Asian Creditor Loan Agreements Guaranteed by MPI" in this section.

     ORIX Leasing ("ORIX"). In 1996 and earlier, MPM, and to a lesser extent MPS, borrowed approximately $2,600,000 under capital leases from ORIX. Both MPM and MPS stopped making lease payments, and ORIX foreclosed on the equipment and sold it at an auction in 1997. The balance remaining after the liquidation of the leased assets is guaranteed by the Company. In January 1999, the Company and ORIX signed a non-binding letter agreement which calls for the conversion of all the Company's obligations into shares of Series A Preferred Stock. See "Asian Creditor Loan Agreements Guaranteed by MPI" in this section.

     NS Electronics ("NSEB"). In 1995, MPI borrowed $1,500,000 from NSEB at an interest rate of 14% per annum. The Company has made no principal payments since September 1996 and the loan is in default. The NSEB note is secured by all of MPI's domestic equipment and trade receivables that are not subject to liens or other encumbrances existing prior to May 30, 1995. In March 1997, the Company entered into an Amended Loan and Security Agreement and a Second Secured Promissory Note with NSEB pursuant to which NSEB agreed to waive any breach of the covenants, terms and conditions of the original Loan and Security Agreement and the original Secured Promissory Note (both dated May 30, 1995) and agreed to a revised (and extended) payment schedule. The interest rate on the outstanding balance, however, was raised from 14% per annum to 18% per annum and MPI is currently in default under the terms of the Second Secured Note. In February 1999, the Company and NSEB signed a non-binding letter agreement which calls for the conversion of all of the Company's agreed obligations into shares of Series A Preferred Stock. See "Asian Creditor Loan Agreements Guaranteed by MPI" in this section.

     Samsung Corning Co., Ltd ("Samsung"). In 1996, MPS borrowed $1,000,000 from DBS Bank at the Singapore Interbank offer interest rate plus 1.5%, repayable in twelve monthly installments beginning in November 1996. The loan had been fully guaranteed by Samsung, and co-guaranteed by MPI. MPS made payments under the note totaling approximately $417,000 during 1996 and 1997. The remaining balance of approximately $583,000 plus interest, was paid to DBS by Samsung Corning after DBS has called upon the guarantee of Samsung. Samsung has requested that MPI reimburse it for the amount paid under the guarantee. In March 1999, the Company and Samsung agreed to a non-binding settlement of all of the Company's obligations into shares of Series A Preferred Stock. See "Asian Creditor Loan Agreements Guaranteed by MPI" in this section.

ENGINEERING AND PRODUCT DEVELOPMENT

     The Company provides design, assembly and test services and features engineering and product development as a differentiating service over its competitors. In 1998, the Company added the position of Vice President of Technology and increased its expenditures for engineering and product development. The Company works closely with its customers to develop expertise in new electronic assembly and packaging technologies based upon market demand. Primary focus in 1998 was on process engineering for chip-on-board and surface mount technologies including ball grid array and "flip chip" interconnect processes. In addition, the Company invested in flexible substrate and low temperature cofired ceramic substrate packaging technology, projected to be of increased demand in 1999 for commercial and wireless products. The Company also uses outside services for x-ray, surface analysis and ultrasonic imaging, as well as specialized design such as ASIC design, to supplement its internal capabilities. Engineering and product development expenditures were approximately $1,060,000, $760,000 and $666,000 in 1998, 1997 and 1996,
respectively.

MANUFACTURING, SUPPLIERS AND TOTAL QUALITY PROGRAM

     The Company believes that its ability to manufacture its products in a timely and cost effective manner at the highest quality level is essential in order to be competitive in its markets and achieve its growth objectives. The Company's manufacturing facilities in San Diego, California include design and prototype facilities and a production capability. The Company intends to support high volume requirements for its MCM products partially through offshore subcontract manufacturing and assembly agreements.

     The Company believes that total quality management is a vital component of customer satisfaction and internal productivity. The Company maintains a system of quality control and documentation with respect to each of its manufacturing processes.

     The Company maintains a supplier quality program that includes qualification, performance measurement and corrective action requirements. The Company chooses its suppliers based on quality, delivery, service and price. Certain raw materials essential for the manufacture of the Company's products are obtained from a sole supplier or a limited group of suppliers. In particular, MCMs that are provided to Schlumberger contain components which are provided solely by Schlumberger to the Company on a consignment basis. Under the Company's current arrangement with Schlumberger, the Company would be unable to supply Schlumberger with MCMs if Schlumberger were to cease supplying the Company with such components. In such event, the Company's ability to continue as a going concern would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Future Operating Results and -- Sole or Limited Sources of Supply."

     The Company is subject to a variety of local, state, federal and foreign governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture the Company's products. The Company believes that it is currently in compliance in all material respects with such regulations and that it has obtained all necessary environmental permits to conduct its business. To date, compliance with such regulations has not had a material adverse effect on the Company's capital expenditures or results of operations. The Company is currently a party to certain ongoing environmental matters. See "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Future Operating Results and -- Environmental Regulations."

BACKLOG

     In the first quarter of 1998, the Company experienced a "bubble" in demand from its primary customer, Schlumberger, resulting in a backlog. As of December 31, 1997, the Company's backlog was $11.3 million. During 1998, there was a substantial drop in demand for ATE equipment caused by a very weak semiconductor market. As of December 31, 1998, the Company has a backlog of approximately $1.5 million. Because the Company generally ships products within 60 to 120 days of receipt of the order, and because of possible changes in delivery schedules, cancellations or rescheduling of orders and potential delays in product shipments, the Company's backlog at any particular date is not representative of actual sales for any succeeding period.

COMPETITION

     The top ten competitors in the electronic manufacturing services ("EMS") market represented an aggregate annualized revenue of $17.5B in 1997 with projected growth in 1998 to exceed 20% (sources: Manufacturing Market Insider and Technology Forecasters, Inc., respectively). These global companies are primarily focused on services the needs of the very large international electronics companies that do not require chip-on-board thus MPI does not believe these large companies are direct competition. The Company strives to differentiate itself from other EMS competitors by focusing on flexibility and customer service based upon concurrent engineering to provide design expertise to meet physical size, thermal management, and solve performance issues that may be beyond the internal capabilities of the customer resources.

     In 1998, MPI's primary customer (Schlumberger) developed second sources for the products previously provided exclusively by MPI. As a result the Company faces intense competition for the Schlumberger business from Natel Engineering and VLSI Packaging. In response, the Company launched programs aimed at quality improvement, manufacturing cycle time reduction, and cost reduction and believes that it provides equal or superior services that should enable the Company remain as a qualified supplier to this key customer.

     Since the Company believes there is such a large market (estimated to be as large as $95B), there are a large number of companies that are potential competitors of the Company. These include Flextronics, AVEX, Maxtek,

Aeroflex, HEI, SCI, and others. There are also "off shore" competitors such as AMKOR in Korea and Tong Tshing in Taiwan. For any particular customer, small local companies offer potential competition. Halcyon, a very small privately held company, became a competitor as a second source in 1998. See "Management's Discussion and Analysis -- Future Operating Results -- Highly Competitive Industry; Significant Price Competition."

INTELLECTUAL PROPERTY RIGHTS

     The Company believes that the success of its business depends more on the technical competence, creativity and marketing abilities of its employees, rather than on patents, trademarks and other intellectual property rights. Nevertheless, the Company has a policy of seeking patents as appropriate on inventions resulting from its ongoing engineering and product development activities. In addition, the Company has acquired intellectual property rights through business acquisitions and technology licenses. The Company owns five United States patents. The Company has permitted two of these to lapse through non-payment of renewal fees. The other three expire beginning in February 2002 through July 2010. In addition, the Company owns three foreign patents, which expire beginning in May 1999 through March 2009, and eleven foreign patent applications are currently pending. The Company owns one registered United States trademark. The Company continuously seeks to protect its intellectual property through proper documentation and protective marketing of designs and concepts.

     The Company views trademarks as an element of a marketing strategy to increase awareness for the Company's services. The first marketing trademark adopted is "QuickTurn Turnkey Manufacturing" and "QTM". These are being used as unregistered trademarks at this time and therefore the Company does not have certain presumptive legal rights granted by a federal trademark registration. The Company will continue to seek opportunities to differentiate itself with the use of trademarks.

     There can be no assurance that any of the Company's issued patents will provide it with competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the Company's ability to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or design around the patents issued to the Company. In addition, the Company also relies upon trade secret protection for its confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology or that the Company can meaningfully protect its trade secrets.

EMPLOYEES

     As of December 31, 1998, the Company had a total of 98 employees, including 71 engaged in manufacturing, 10 in engineering and product development, and 17 in sales, marketing and administration (including its executive officers). All of the Company's employees are located in the United States. None of the Company's employees are represented by a labor union, and the Company has not experienced any work stoppages. The Company considers its employee relations to be good.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The Company's executive officers and key employees, and their ages as of March 23, 1999, are:

Name                          Age   Position
----                          ---   --------
     Andrew K. Wrobel          47   Chairman of the Board, President and Chief Executive Officer
     Denis J. Trafecanty       56   Senior Vice President and Chief Financial Officer and Secretary
     Timothy R. Sullivan       42   Vice President and Controller
     Dudley E. Westlake        53   Vice President, Sales and Marketing
     Pete Hudson, Ph.D.        58   Vice President, Technology
     Craig Iwami               36   Director of Operations

     Andrew K. Wrobel, age 47, has served as the Chairman, President and Chief Executive Officer of the Company since January 1999. Prior to that, Mr. Wrobel was President, Chief Executive Officer and Director of the Company since October 1997. From 1988 to 1997, Mr. Wrobel served as Chairman, President and Chief Executive Officer of GIGATEK Memory Systems, Inc., a manufacturer of computer disk drives. Prior to 1988, Mr. Wrobel was Vice President of Technology for Carlisle Memory Products Group and Vice President of Engineering for Data Electronics, and held various management positions in Marketing and Engineering at Texas Instruments and BASF. Mr. Wrobel holds a Masters degree from the Massachusetts Institute of Technology.

     Denis J. Trafecanty, age 56, joined the Company in August 1996 as its Vice President and Chief Financial Officer and Secretary. In March 1997, he was promoted to Senior Vice President, Chief Financial Officer and Secretary. Prior to joining the Company, Mr. Trafecanty was the Vice President and Chief Financial Officer for Tandon Magnetics/Tandon USA, a manufacturer and distributor of personal computers and a distributor of computer hard disk drives, from September 1995 to August 1996. From December 1984 to August 1995, he was Vice President and Chief Financial Officer for Tandon Corporation (renamed TSL Holdings, Inc. in 1993), a manufacturer and distributor of personal computers and peripheral equipment. Mr. Trafecanty holds a B.A. degree in Accounting from Loyola-Marymount University.

     Timothy R. Sullivan, age 42, has served as Vice President and Controller of the Company since March 1997. Prior to joining the Company and since 1995, Mr. Sullivan was Chief Financial Officer of InteleTravel International, a wholesale provider of consumer travel-related products. From 1987 to 1995, Mr. Sullivan was Chief Financial Officer of Uni-Vite, Inc., a distributor of consumer products. Mr. Sullivan holds a B.S. degree in business administration from University of Southern California.

     Craig Iwami, age 36, joined the Company in May, 1998 as Manufacturing Engineering Manager. In September, 1998 he was promoted to Director of Operations. Prior to joining the Company, Mr. Iwami served as Department Manager at the Microelectronics Circuits Division of Raytheon Defense Systems, formerly known as Hughes Aircraft Company, from June, 1987 to May, 1998. Mr. Iwami received B.S. degree in engineering at California State University Long Beach.

     Pete H. Hudson, Ph.D., age 58, joined the Company in February, 1998 as Vice President of Technology. Prior to joining the Company, Dr. Hudson held various management positions in Manufacturing, Engineering and Assembly at Hughes Aircraft Corporation from June, 1984 to January, 1998. Dr. Hudson holds a Ph.D. in Electrical Engineering from Stanford University, B.S. and M.S. degrees in Electrical Engineering from University of Arizona.

     Dudley E. Westlake, age 53, joined the Company in April, 1998 as Vice President of Sales and Marketing. Prior to joining the company, Mr. Westlake was President and CEO of MSR Development Corporation since 1994. He previously served as Director of Marketing at Iomega Corporation from 1991 to 1994 and has prior sales and marketing experience with Rockwell International Semiconductor Division. Mr. Westlake holds an MBA and a B.S. in Engineering from California State Polytechnic University, Pomona, California.

ITEM 2. PROPERTIES

     The Company maintains its corporate headquarters in San Diego, California. This leased facility totals approximately 25,000 square feet and is used for corporate administration, design, engineering, manufacturing and sales operations. The lease on this facility expires in November 2002 and the Company has an option to renew for five years at the then fair market rent. The Company pays approximately $18,000 per month with respect to this facility.

ITEM 3. LEGAL PROCEEDINGS

     In May 1995, the United States Environmental Protection Agency ("EPA") issued written notice to all known generators of hazardous waste shipped to a Whittier, California treatment facility. The EPA notice indicated that these generators (including the Company) were potentially the responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"). The notice requires all of the generators of this waste to take immediate actions to contain and prevent any further release of hazardous substances at the site. In response to the EPA notice, the Company and approximately 100 of the other named generators provided the necessary funding to effect the removal and destruction of the hazardous wastes stored at this site. At present, the Company believes its percentage of responsibility for this site is less than one half of one percent; and that percentage is expected to decrease substantially as additional generators are determined. In addition, the Company and such generators have provided certain funding to test the soil and groundwater at this site, which testing is currently ongoing. Although the cost incurred by the Company to date of removing and destroying the hazardous waste stored at this facility was not significant, this effort does not address the cleanup of potential soil and/or ground-water contamination present at this site. There can be no assurance, therefore, that the costs and expenses associated with this action will not increase in the future to a level that would have a material adverse effect upon the Company's business, financial condition, results of operations or cash flows.

     The Company also previously shipped small quantities of hazardous waste for recycling to a San Diego hazardous waste treatment facility operated by a third party operator ("Operator"). The owner of the facility and the State of California have filed suits against the Operator and two of its officers and the owner of the facility has obtained a mandatory injunction to compel the removal of hazardous waste on site. If the Operator does not comply, it is possible that the property owner or a government agency could also sue or bring enforcement proceedings against approximately 100 hazardous waste generators, including the Company, that shipped such wastes to the facility to pay for the removal and to participate in site cleanup if any contamination is discovered. Based on its limited investigation to date, the Company is unable to determine whether this matter, if resolved adversely to the Company, would have a material adverse effect on the Company's business, financial condition, results of operations or cash flows. However, the Company has received no further communication regarding this site since 1994.

     The possibility exists that the Asian creditors (See "License and Other Significant Agreements") may file or threaten lawsuits against MPI and its subsidiaries for the respective various defaults and violations of certain agreements including debt obligations entered into by MPI and its various subsidiaries. If such creditors choose to enforce their claims and are successful in doing so, the Company may be forced to seek protection under Chapter 7 or 11 of Title 11 the United States Code.

     The Company's MPM and MPS subsidiaries are currently in receivership and liquidation in Singapore. The Company's MPC subsidiary is also currently in liquidation in Singapore.

     Two of the Company's former directors, Lewis Solomon and Gary Stein ("Plaintiffs"), have filed a lawsuit on December 18, 1998 in the state of New York against the Company and its major customer, Schlumberger. This filing was made one day after Gary Stein resigned from the Company's Board of Directors. Lewis Solomon previously resigned in August 1998 from the Company's Board of Directors. In the complaint, Plaintiffs have charged that the Company failed to pay them for alleged consulting services, expense reimbursements and other forms of compensation aggregating $101,250. Further, Plaintiffs allege that they were wrongfully terminated, thereby preventing them from exercising stock options, and that the Company interfered with the Plaintiffs prospective economic relationships and business advantages as consultants and directors of public corporations. The total of other alleged damages claimed by Plaintiffs are $5.5 million plus additional damages to be determined at trial. The Company believes that the Plaintiffs' claims are without merit and will vigorously oppose these allegations. In addition, the Company has made substantial counterclaims against Plaintiffs for damages of $829,020, attorneys fees and additional damages to be proven at trial. In the counterclaim, the Company alleged that Mr. Solomon and Mr. Stein, as directors, voted to approve an agreement between themselves and the Company which would compensate them as consultants in addition to director fees that Mr. Solomon and Mr. Stein were then being paid, which agreement was not approved by a majority of disinterested directors in accordance with California Corporations Code 310(a). In addition, the counterclaim alleges Mr. Solomon and Mr. Stein voted themselves various options in violation of the same Code, and that the agreement was not signed by a Company officer with requisite authority to approve such an agreement. And finally,the counterclaim alleges that in approving the agreement, Mr. Solomon and Mr. Stein breached their fiduciary duties and they did not provide any services of material benefit to the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITYHOLDERS

     None.

                                    PART II
                                    -------

ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

     The Company's Common Stock was traded on the Nasdaq National Market under the symbol MPIX from April 21, 1994 until March 12, 1997. On March 13, 1997, the Company was delisted from the Nasdaq National Market; subsequently, the Company's Common Stock has been quoted on the OTC Bulletin Board. The following table sets forth the range of high and low per share bid information, as reported on the Nasdaq National Market (through March 12, 1997) and the OTC Bulletin Board (from March 12, 1997) for each quarter for the last two years through December 31, 1998. These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may necessarily represent actual transactions. On March 24, 1999, the average of the highest and lowest trading price per share was $0.33. On March 24, 1999, the Company had 138 holders of record of its Common Stock and 10,856,890 shares outstanding.

          QUARTER ENDED             HIGH       LOW
          -------------             ----       ---
          March 31, 1997           $1.250     $0.280
          June 30, 1997            $0.406     $0.156
          September 30, 1997       $0.500     $0.156
          December 31, 1997        $0.820     $0.360
          March 31, 1998           $0.730     $0.520
          June 30, 1998            $0.930     $0.370
          September 30, 1998       $0.480     $0.140
          December 31, 1998        $0.350     $0.110


     During the past year, the Company did not declare or pay any cash dividends on its Common Stock. The Company currently plans to retain all of its earnings to support the development and expansion of its business and has no present intention of paying any dividends on the Common Stock in the foreseeable future. The Company is prohibited by certain agreements from paying cash dividends. MPS is a party to a line of credit facility with DBS that requires MPS to obtain the consent of DBS prior to declaring dividends, repaying creditors or transferring funds to MPI. In addition, an agreement relating to the guarantee by Motorola of a bank loan to MPS grants Motorola the right to prohibit payment of dividends on the stock of MPI, CTM and MPA. The Transpac agreements also contain similar restrictions.

     In connection with the Company's efforts to restructure its debt obligations in 1998, warrants to purchase 500,000 shares of the Company's Common Stock at an exercise price of $1.00 per share were issued to Transpac, and warrants to purchase 200,000 shares of the Company's Common Stock at an exercise price of $1.00 per share were issued to STMicroelectronics. The Company relied upon the exemption provided by Section 4(2) of the Securities Act for the issuance of these warrants.

ITEM 6.  SELECTED FINANCIAL DATA

                                                                FISCAL YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------------------------
                                                    1998         1997          1996        1995       1994
                                                   -------     --------     ---------   --------     -------
                                                         (In thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net sales (4)....................................  $19,271     $ 28,522     $  19,044   $ 15,181     $10,445
Cost of goods sold...............................   14,714       23,352        15,774     11,980       9,512
                                                   -------     --------     ---------   --------     -------
Gross profit.....................................    4,557        5,170         3,270      3,201         933
Selling, general and administrative..............    2,915        4,204         4,353      4,524       3,042
Engineering and product development..............    1,060          760           666        565         406
                                                   -------     --------     ---------   --------     -------
Income (loss) from operations....................      582          206        (1,749)    (1,888)     (2,515)
Other income (expense):
   Interest expense..............................      (18)         (37)         (787)       (69)        (90)
   Royalty revenue...............................                    --            --         --         153
   Other income..................................      179          120            10         66         235
                                                   -------     --------     ---------   --------     -------
Income (loss) from continuing operations
before income taxes..............................      743          289        (2,526)    (1,891)     (2,217)
Provision for income taxes                              18           --            --         --          --
Discontinued operations..........................    3,961      (11,785)      (39,316)       505        (722)
Net income (loss) (1)(3).........................  $ 4,686     $(11,496)    $ (41,842)  $ (1,386)     (2,939)
                                                   =======     ========     =========   ========     =======
Net income (loss) per common share:(2)
   Historical....................................  $  0.07        $0.03     $   (0.46)  $  (0.41)         --
   Pro forma before change in accounting                                           --
   principle (unaudited).........................       --           --                       --       (0.53)
   Discontinued operations.......................     0.36        (1.14)        (7.22)      0.11       (0.17)
                                                   -------     --------     ---------   --------     -------
   Net profit (loss).............................  $  0.43     $  (1.11)    $   (7.68)  $  (0.30)    $ (0.70)
                                                   =======     ========     =========   ========     =======
Shares used in pro forma per share calculation...   10,818       10,361         5,445      4,660       4,174
                                                   =======     ========     =========   ========     =======



                                                                   FISCAL YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------------------------
                                                     1998          1997         1996       1995         1994
                                                   ---------    ---------    ----------  ---------    ---------
                                                                          (In thousands)
Consolidated Balance Sheet Data:
Working capital (deficiency).....................  $(27,120)    $ (41,657)   $ (30,015)  $ (4,883)    $    (368)
Total assets.....................................     6,885         9,911       24,894     42,427        27,635
Current liabilities..............................    32,028        50,074       50,726     25,438        16,603
Long-term debt, less current portion.............        49            69        4,782      9,573         2,230
Accumulated deficit                                 (65,335)      (80,248)     (68,752)   (26,910)      (25,524)
Total shareholders' equity (deficit).............   (25,192)      (40,232)     (30,614)     7,416         8,802

_________
(1) See discussion of effects of income taxes in Note 9 to Notes to Consolidated Financial Statements.

(2) Historical net income (loss) per share has been omitted for 1994 since it is not considered meaningful due to the automatic conversion of all of the Company's outstanding shares of Preferred Stock into shares of Common Stock upon the closing of the Company's initial public offering in April 1994. The calculation of the number of shares used in computing pro forma net income per share in 1994 includes the effect of the conversion of all Series A and B Preferred Stock into 1,774,808 shares of Common Stock upon the closing of the Company's initial public offering as if such Preferred Stock had been converted into Common Stock on January 1, 1994.

(3) See discussion of discontinued operations in Notes 14 and 15 to Notes to Consolidated Financial Statements.

(4) 1998 net sales were higher when compared to a pro forma net sales for 1997. See Note 5 of Notes to Consolidated Financial Statements for a proper comparison of net sales for the years 1995 through 1998.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Management's Discussion and Analysis of Financial Conditions and Results of Operations contains forward-looking statements which involve substantial risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in this section and elsewhere in this Annual Report on Form 10-K.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated statements of operations data of the Company expressed as a percentage of net sales for the periods indicated:

                                                     YEAR ENDED DECEMBER 31,
                                                    1998      1997      1996
                                                   ------    ------    -------
Net sales........................................  100.0%    100.0%     100.0%
Cost of goods sold...............................   76.4      81.9       82.8
Gross profit.....................................   23.6      18.1       17.2
Selling, general and administrative..............   15.1      14.7       22.9
Engineering and product development..............    5.5       2.7        3.5
Income (loss) from operations....................    3.0       0.7       (9.2)
Other income (expense):
  Interest expense...............................   (0.1)     (0.1)      (4.1)
  Other income...................................    0.9       0.4        0.0
Income (loss) from continuing operations.........    3.8       1.0      (13.3)
  Income (loss) from discontinued operations.....   20.5     (41.3)    (206.4)
Net income (loss)................................   24.3     (40.3)    (219.7)


YEARS ENDED 1998, 1997 AND 1996

     Net sales. For the year ended December 31, 1998 ("1998"), net sales were $19,271,000, representing a decrease of $9,251,000 or 32% from net sales of $28,522,000 for the year ended December 31, 1997 ("1997"). Sales for 1997 increased by 50% from $19,044,000 for the year ended December 31, 1996 ("1996"). The Company's CTM subsidiary has purchased certain chips ("die") used in the assembly of multichip modules sold to the Company's principal customer from that same customer (see Note 5 of Notes to Consolidated Financial Statements). Effective July 25, 1997, this customer notified the Company that it will no longer sell die to the Company and instead is providing the die on consignment. This change has resulted in a reduction in selling prices for products sold to this customer. After removing the effect of the change to consignment basis, revenues on a comparative basis increased from $17,896,000 for 1997, an increase of $1,375,000 or 7%. This increase is the result of increased unit sales to the Company's principal customer offset by decreased average selling price per unit. The average unit selling price of sales to the Company's principal customer decreased by 26% from 1997 to 1998 due to product mix changes and downward competitive pressure on selling prices.

     The increase in net sales from 1996 to 1997 is primarily due to increased unit sales to the Company's principal customer, partially offset by lower average selling prices, a reduction of revenue of $2,100,000 from the closure of the Company's former MPA subsidiary, as well as the reduction of $1,694,000 in revenues derived under an equipment and technology transfer agreement.

     Net sales to the Company's principal customer comprised 87%, 89% and 76% of net revenues for 1998, 1997 and 1996.

     Cost of goods sold. For 1998, cost of goods sold were $14,714,000, representing a decrease of $8,638,000 or 37% from cost of goods sold for 1997. Cost of goods sold for 1997 increased by $7,578,000 or 48% over cost of goods sold for 1996. The decrease in cost of goods sold for 1998 over 1997 is the result of a decrease in the average per unit cost of units sold to the Company's principal customer. The decrease in average per unit cost resulted from CTM's principal customer deciding, effective July 25, 1997, to provide certain die on consignment, rather than selling them to the Company (see Note 5 to the Consolidated Financial Statements). This change in the provision of die to the Company has resulted in a decrease of approximately one half as compared to the previous cost of such unit before the change to consignment. If the cost of die were to be excluded from cost of goods sold for 1997, then cost of goods sold for 1998 on a comparative basis increased by $2,304,000 from $12,410,000 for 1997. While costs to manufacture declined somewhat in 1998 due to lower material costs and shorter process manufacturing times, selling prices to the Company's principal customer were lowered more than this decline in costs. This lowering of average selling prices had the effect of therefore increasing the cost of sales percentage to a percentage higher in 1998 than in 1997. This increase in percentage cost of goods sold was partially mitigated by increased activities which utilize little direct material in the manufacture of the particular product.

     The increase in cost of goods sold for 1997 as compared to 1996 is the result of an increase of $10,136,000 for cost of multi-chip module products sold at CTM, comprised primarily of increased unit sales to the Company's principal customer. This was offset by a reduction at MPA due to the sale and closure of the MPA operation in September 1996. Additionally, cost of goods sold for "other sales" decreased by $1,480,000 from 1996 to 1997 due to the completion in 1997 of an equipment and technology transfer agreement.

     Gross profit. Gross profit for 1998 was $4,557,000, a decrease of $613,000 or 12% from 1997. Gross profit for 1997 increased by $1,900,000 or 58% over gross profit of $3,270,000 in 1996. Gross profit for 1998 represents 24% of net sales, as compared to 18% for 1997 and 17% for 1996. If the effect of the change to customer-supplied material as described above in Net Sales had been made effective as of the beginning of each year and the sales to, and attendant cost of, the customer-supplied material was eliminated from the period, then gross profit as a percentage of sales would have been 29% in 1997 and 30% in 1996. Upon comparing 1997 gross profit as a percentage of sales without customer-supplied material, to 1998 gross profit, the decrease is primarily the result of lower average selling prices per unit of sales to the Company's principal customer. This was partially offset by decreases in costs of material and shorter process manufacturing times.

     The increase in gross profit for 1997 as compared to 1996 is principally the result of the increase in the Company's sales for that same period. The increase in gross profit when expressed as a percentage of sales for 1997 as compared to 1996 is primarily due to the efficiencies of higher sales volumes and improved overhead absorption at CTM as well as differing product mix.

     Selling, General and Administrative. Selling, general and administrative expenses were $2,915,000 for 1998, a decrease of $1,289,000 or 31% as compared to 1997. Selling, general administrative expenses were $4,204,000 for 1997, a decrease of $149,000 or 3% as compared to 1996. The decreases in expenses for both years are primarily the result of the Company's reduction of the additional legal and consulting fees which had been incurred in connection with the restructuring of the Company's U.S. operations and the winding up of its Singapore operations.

     Engineering and Product Development. Engineering and product development expenses were $1,060,000 for 1998, an increase of $300,000 or 40% as compared to 1997. Engineering and product development expenses were $760,000 in 1997, an increase of $94,000 or 14% as compared to 1996. The increases for both years result primarily from the increase in the engineering staff employed by the Company, which is part of the Company's commitment to improvement in quality and processes in its manufacturing facility.

     Interest expense. Interest expense totaled $18,000 for 1998, a decrease of $19,000 or 51% from 1997. Interest expense was $37,000 for 1997, a decrease of $750,000 or 95% from 1996. Interest expense for 1997 and 1996 included interest on the $2.8 million of convertible debentures issued by the Company in October 1996. These debentures were converted into common shares of the Company by the end of February 1997, thus no such interest was incurred in 1998 and only incurred for two months of 1997. Interest on customer loans that are related to the discontinued operations in Singapore have been included in the Discontinued Operations section of the Consolidated Statements of Operations.

     Other income. Other income was $179,000 for 1998, an increase of $59,000 or 49% from 1997. Other income was $120,000 in 1997, an increase of $110,000 or 111% as compared to 1996. Other income for 1998 and 1997 consists primarily of the settlement of a note receivable which had been previously written-off.

     Effects of income taxes. The Company believes that it has sufficient losses to offset any taxable income that was generated during 1998. However, the Company's use of these losses may result in alternative minimum taxes for Federal income tax purposes. As a result, the Company has recorded a small provision for income taxes for 1998. During 1997, taxable income at the Company's domestic and foreign operations was offset by the utilization of net operating loss and other carryforwards. During 1996, the Company's operations generating operating losses for both financial reporting and income tax purposes and no tax was due.

     The Company believes that it has incurred an ownership change pursuant to
Section 382 of the Internal Revenue Code, and, as a result, the Company believes that its ability to utilize its current net operating loss and credit carryforwards in subsequent periods will be subject to annual limitations.

     Discontinued operations. The net operating results of the activities of MPM, MPS, MPC and Furnace Tech ("FT") for 1997 and 1996 have been included as income or loss from discontinued operations on the Consolidated Statements of Operations. Amounts recorded as estimated losses on disposal of assets of the discontinued operations reflect management's best estimates of the amounts expected to be realized on the sale of the assets associated with these discontinued operations and the expenses to be incurred through the disposal date. Such expenses include $3.5 million of interest expense relating to the indebtedness of the discontinued operations through the expected completion of the liquidation process for those debts guaranteed by MPI, which was anticipated to be December 31, 1998. Such interest expense was recorded as of June 30, 1997. Since such indebtedness has not been repaid or restructured by the beginning of the first quarter of 1999, the Company will again begin recording interest expense on that outstanding indebtedness. Interest of approximately $563,000 would be accrued beginning in the first quarter of 1999 and would continue until the indebtedness is repaid or restructured.

     Beginning in 1998, the Company has discontinued the consolidation of the assets and liabilities of MPM, MPS, MPC and FT. Those liabilities and accrued interest guaranteed by MPI have continued to be included in the Consolidated Balance Sheets of the Company. The effect of the deconsolidation of these entities was to reduce current liabilities and improve shareholders' deficit by $10.2 million as of June 30, 1998.

     During 1998, the High Court of the Republic of Singapore ordered the Winding up of MPM Singapore Pte. Ltd. ("MPM"), a wholly owned subsidiary of the Company. As a result of this decision, MPM cannot continue as an operating business, and it cannot be allowed to dispose of its assets or incur further liabilities. In addition, the Company does not have any control over the management of MPM. This function is undertaken by the Receiver and Manager appointed by DBS Bank.

     In September 1997, the High Court of the Republic of Singapore ordered the Winding Up of "Microelectronic Packaging (S) Pte. Ltd. ("MPS"), also a wholly owned subsidiary of the Company. As with MPM, MPS cannot continue as an operating business, and the Company does not have any control over the management of MPS. This function is undertaken by the Receiver and Manager appointed by DBS Bank.

     Due to the circumstances as described in the previous two paragraphs, management, effective for 1998, will not consolidate MPS and MPM, into the consolidated financial statements for MPI and subsidiaries. For MPM, the decision was based upon the Singapore High Court's decision to Wind Up this company. For MPS, the Singapore High Court had already ordered the Winding Up in September 1997, however, due to the material amount of assets remaining to be liquidated and also due to requests made by MPS' Receiver and Manager for the Company to assist them in the realization and disposal of MPS' remaining assets, Management elected to consolidate until there was a clearer determination of the control of the subsidiary and realization of its assets. In November 1998, Management was informed of the sale of the two buildings owned by MPS. In addition, it became more evident during 1998 that any remaining realization of accounts receivable on the books of MPS was highly questionable. Accordingly the decision was made to not consolidate MPM and MPS.

LIQUIDITY AND CAPITAL RESOURCES

     During 1998 and 1997, the Company financed its operations from operating cash flow. In 1996, the Company financed its operations through a combination of bank and other borrowings, equipment lease financings and certain other debt and equity financings. During 1998, operating activities of continuing operations provided $304,000. Investing activities, consisting principally of sales of assets of discontinued operations, provided $2,201,000, and financing activities used $3,321,000 during 1998. At December 31, 1998, the Company had a working capital deficiency of $27,120,000 and an accumulated deficit of $65,335,000. The Company had outstanding at December 31, 1998 approximately $27,055,000 of debt from its discontinued operations, which debt has been guaranteed by MPI, the parent company, and this debt is in default and due on demand.

     During 1998, the Company had no significant additions of liquidity from outside the Company. During 1996, the Company completed two financings. The Company completed in March 1996 an equity financing of $2,000,000 with Transpac and also issued to Transpac $9,000,000 of convertible debentures. The Company completed in October 1996 an additional $2,800,000 financing by issuing a series of convertible debentures to various investors. The Company's sole source of liquidity at December 31, 1998 consisted of $469,000 of cash from operations. The Company has no borrowing arrangements available to it.

     The Company is currently in default on substantially all of its debt obligations which are classified as "discontinued operations" in the Consolidated Balance Sheet. It is currently attempting to convert these debt obligations into the Company's equity. There can be no assurance that the Company will be successful in converting these debt obligations to equity or, if converted, that the conversion will be on favorable terms and conditions.

     In connection with the Company's subsidiaries in Singapore, which ceased operations in 1997, the Company fully guaranteed the debt obligations listed below. These obligations are classified as "Discontinued Operations" in the accompanying financial statements for MPI and its consolidated subsidiaries.

     During 1998, the Company signed agreements with each of these creditors, which called for settlement payments of approximately $9.3 million to satisfy all debt obligations if the amount is paid by May 1, 1999. Because the Company has not been able to obtain funding to satisfy the settlement payment obligations which are all due on May 1, 1999, the Company renegotiated the terms and has recently entered into non-binding letter agreements with all eight creditors which call for the conversion of all debt and accrued interest obligations into shares of the Company's Series A Preferred Stock, each share of which is convertible into two shares of MPI Common Stock. For the aggregate debt of $27,055,000, which is all the Discontinued Operations debt, the Company has agreed to convert this debt into shares of Series A Preferred Stock which is immediately convertible into shares of MPI Common Stock.

     This debt conversion into equity is subject to the completion of definitive agreements for all eight creditors and the approval of the debt conversion to equity by a majority of the Company's shareholders.

     The Series A Preferred Stock contemplated to be used by the Company in connection with this debt-for-equity exchange will be convertible immediately into MPI Common Stock. Other proposed features will be a 3.5% per annum cumulative dividend rate, senior privileges over Common Stock, liquidation preferences, registration rights and protective provisions.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations Future Operating Results Future Capital Needs; Need for Additional Financing Repayment of Debt Obligations by MPM and MPS Adverse Impact of MPM and MPS Liquidations on MPI High Leverage Status as a Going Concern."

     At December 31, 1998, the Company's subsidiaries' MPM and MPS had outstanding borrowings due to DBS totaling $1,364,000. The amount outstanding is the remaining balance of various borrowings made by MPM and MPS under lines of credit, overdraft facilities, and an accounts receivable financing line of credit. This balance remains after the liquidation of assets of MPM and MPS by the receivers and the application to these debts of the resulting proceeds from those assets of those entities. All assets of MPM and substantially all assets of MPS have been liquidated by the receivers of MPM and MPS. The receiver for MPS is attempting to collect approximately $2,400,000 payable by a former customer of MPS. The amount has been unpaid since June 1997 and has been fully reserved for by MPS. If the receiver is successful in collecting all or a portion of this receivable, the proceeds will be used to retire these borrowings. These amounts are currently in default, payable upon demand, and bear interest at the bank's prime rate plus 5%, which is equal to the rate of XXXX% as of December 31, 1998. All of these amounts are secured by the remaining assets of MPM and MPS and are guaranteed by MPI.

     At December 31, 1997, the Company's subsidiary MPM had borrowings of $9,000,000 under the Transpac debentures (see Note 6 to Consolidated Financial Statements). The debentures bear interest at the rate of 8.5%. As of December 31, 1998, approximately $2,165,000 of accrued interest was due and payable under the Transpac debentures. The debenture has been fully guaranteed by MPI. The debentures are currently in default and payable upon demand.

     At December 31, 1998, the Company had outstanding a term note due to NS Electronics, a former customer of MPS, a discontinued Singapore operation. The note bears interest at 18% per annum. The balance due under the note is $1,250,000 and approximately $399,000 of accrued interest was also due and payable as of December 31, 1998. The note has been fully guaranteed by MPI and is secured by certain assets of the Company. The note is currently in default and payable upon demand.

     At December 31, 1998, the Company's subsidiary MPS had outstanding a term note due to TI, a former customer of MPS. The note bears interest at the rate of 3.5% per annum. The balance due under the note is $3,521,000 and approximately $195,000 of accrued interest was due and payable as of December 31, 1998. The note has been fully guaranteed by MPI. The note is currently in default and payable upon demand.

     At December 31, 1998, the Company's subsidiary MPS had outstanding a term note due to STMicroelectronics (formerly SGS-Thomson Microelectronics), a former customer of MPS. The note bears interest at the rate of 7.25% per annum. The balance due under the note is $4,000,000 and approximately $703,000 of accrued interest was due and payable as of December 31, 1998. The note has been fully guaranteed by MPI and is secured by certain assets of the Company. The note is currently in default and payable upon demand.

     At December 31, 1998, the Company's subsidiary MPS had outstanding a term note due to Motorola, a former customer of MPS. The note bears interest at approximately 7% per annum. The balance due under the note is $2,208,000 and approximately $164,000 of accrued interest was due and payable as of December 31, 1998. The note has been guaranteed by MPI and is secured by certain assets of the Company as well as all shares of CTM and MPA. The note is currently in default and payable upon demand.

     At December 31, 1997, the Company's subsidiary MPS had outstanding an amount due to Samsung Corning. Samsung Corning had guaranteed a $1,000,000 loan from DBS to MPS. The remaining balance due to DBS under the loan, approximately $583,000, was paid by Samsung Corning to DBS in December 1997. The Company has accordingly recorded the $583,000 as a liability to Samsung Corning, as well as $101,000 of accrued and unpaid interest as of December 31, 1998.

     At December 31, 1998, the Company had outstanding a deficiency balance from capital leases due to ORIX Leasing totaling $1,610,000. The amount outstanding is the remaining balance of various lease borrowings made by MPM and MPS. This balance remains after the liquidation of the leased assets of MPM by ORIX Leasing and the application to these leases of the resulting proceeds from those assets of those entities. The remaining amount outstanding is represented by a note issued by MPI at an interest rate of 7.25%. The note is currently in default and is payable upon demand.

     The Company also has various capitalized leases for equipment utilized in the US operations, with a total balance of approximately $69,000 at December 31, 1998. These lease obligations are being serviced currently by CTM.

     The Company's inventories declined by $1,157,000 or 27% at 1998 as compared to 1997. This decline is due to the lower sales volume in 1998 as compared to 1997, and the corresponding lower need to have inventory on hand to support sales volume. Accounts payable also declined, by $3,405,000 or 45% as compared to 1997, again due to lower sales volume.

     The Company previously purchased raw materials from its principal customer, Schlumberger. As of July 25, 1997, the material was supplied by the customer on consignment. As of December 31, 1998, the Company owes to that customer approximately $2,900,000 from purchases previously made before the change to consignment. The Company is making periodic payments to Schlumberger under an informal repayment plan.

FUTURE OPERATIONS

     Status as a Going Concern. The Company's independent certified public accountants have included an explanatory paragraph in their audit report with respect to the Company's 1998, 1997, 1996 and 1995 consolidated financial statements related to a substantial doubt with respect to the Company's ability
to continue as a going concern.   Absent outside debt or equity financing, and
excluding significant expenditures required for the Company's major projects and assuming the Company is successful in restructuring its debt, the Company currently anticipates that cash on hand and anticipated cash flow from operations may be adequate to fund its operations in the ordinary course throughout 1999. Any significant increase in planned capital expenditures or other costs or any decrease in or elimination of anticipated sources of revenue or the inability of the Company to restructure its debt could cause the Company to restrict its business and product development efforts. There can be no assurance that the Company will be successful in restructuring its debt on acceptable terms, or at all. If adequate revenues are not available, the Company will be unable to execute its business development efforts and may be unable to continue as a going concern. There can be no assurance that the Company's future consolidated financial statements will not include another going concern explanatory paragraph if the Company is unable to restructure its debt and maintain profitability. The factors leading to and the existence of the explanatory paragraph will have a material adverse effect on the Company's ability to obtain additional financing. See "Future Capital Needs; Need for Additional Financing -- Liquidity and Capital Resources -- Consolidated Financial Statements."

     Risk of Bankruptcy. If the Company is not able to restructure its debt to the eight creditors referenced above, the Company will need to be reorganized under Chapter 11 of Title 11 of the United States Code or liquidated under Chapter 7 of Title 11 of the United States Code. There can be no assurance that if the Company decides to reorganize under the applicable laws of the United States that such reorganizational efforts would be successful or that shareholders would receive any distribution on account of their ownership of shares of the Company's stock. Similarly, there can be no assurances that if the Company decides to liquidate under the applicable laws of the United States that such liquidation would result in the shareholders receiving any distribution on account of their ownership of shares of the Company's stock. In fact, if the Company were to be reorganized or liquidated under the applicable laws of the United States, the bankruptcy laws would require (with limited exceptions) that the creditors of the Company be paid before any distribution is made to the shareholders.

     Future Capital Needs; Need for Additional Financing. The Company's future capital requirements will depend upon many factors, including the extent and timing of acceptance of the Company's products in the market, requirements to restructure and retire its substantial debt, requirements to construct, transition and maintain existing or new manufacturing facilities, commitments to third parties to develop, manufacture, license and sell products, the progress of the Company's research and development efforts, the Company's operating results and the status of competitive products. If the Company is successful in restructuring its debt obligations, absent debt or equity financing and excluding significant expenditures required for the Company's major projects, the Company anticipates that cash on hand and anticipated cash flow from operations may be adequate to fund its operations through 1999. There can be no assurance, however, that the Company will not require additional financing prior to such date to fund its operations. In addition, the Company may require substantial additional financing to fund its operations in the ordinary course, particularly if the Company is unable to restructure its debt obligations. Furthermore, the Company may require additional financing to fund the acquisition of selected assets needed in its production facilities. There can be no assurance that the Company will be able to obtain such additional financing on terms acceptable to the Company, or at all.

     The Company is in breach of substantially all of its debt obligations and is in default under each of such agreements. If the Company cannot reach an agreement with its creditors to repay its obligations, the Company will not be able to continue as a going concern. The Company's high level of outstanding indebtedness and the numerous restrictive covenants set forth in the agreements covering this indebtedness and its default position prohibit the Company from obtaining additional bank lines of credit and from raising funds through the issuance of debt or other securities without the prior consent of DBS and Transpac. The Company is currently in default on its guarantee and loan obligations to DBS as a result of the Company's liquidation of the assets of MPM and MPS. These liquidations have also resulted in the Company's default under a number of other agreements, and certain creditors have informed the Company they intend to accelerate outstanding payments due to them under various credit agreements because of such defaults. There can be no assurance that other creditors of the Company will not also choose to accelerate the Company's debt obligations and the Company will not able to repay such accelerated obligations as they become due and immediately payable. If either a sufficient number of creditors or any of the substantial creditors choose to accelerate payments or to place MPI or one or more of its subsidiaries under judicial reorganization, the Company may be forced to seek protection under Chapter 11 of Title 11 of the United States Code. If the Company were to seek additional financing, such additional financing may not be available to the Company on acceptable terms, or at all. If additional funds are raised by issuing equity or convertible securities, further dilution to the existing shareholders will result. Since adequate funds are not currently available, the Company has been required to delay, scale back or eliminate programs which could continue to have a material adverse effect on the Company's business, prospects, financial condition and results of operations. In addition, the Company has been forced to delay, downsize or eliminate other research and development, manufacturing, construction or transitioning programs or alliances or obtain funds through arrangements with third parties pursuant to which the Company has been forced to relinquish rights to certain of its technologies or to other assets that the Company would not otherwise relinquish. The delay, scaling back or elimination of any such programs or the relinquishment of any such rights could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Status as a Going Concern", "Future Capital Needs; Need for Additional Financing" and "Liquidity and Capital Resources".

     Future Operating Results. The Company's operating results have fluctuated significantly in the past and will continue to fluctuate significantly in the future depending upon a variety of factors, including corporate and debt restructurings, creditor relationships, conversions of significant amounts of debt into a significant amount of equity, downward pressure in gross margins, losses due to low shipping volume, delayed market acceptance, if any, of new and enhanced versions of the Company's products, delays, cancellations or reschedulings of orders, delays in product development, defects in products, integration of acquired businesses, political and economic instability, natural disasters, outbreaks of hostilities, variations in manufacturing yields, changes in manufacturing capacity and variations in the utilization of such capacity, changes in the length of the design-to-production cycle, relationships with and conditions of customers, subcontractors, and suppliers, receipt of raw materials, including consigned materials, customer concentration, price competition, cyclicality in the semiconductor industry and conditions in the personal computer industries. In addition, operating results will fluctuate significantly based upon several other factors, including the Company's ability to retain present management and to attract new customers, changes in pricing by the Company, its competitors, subcontractors, customers or suppliers, and fluctuations in manufacturing yields. The absence of significant backlog for an extended period of time will also limit the Company's ability to plan production and inventory levels, which could lead to substantial fluctuations in operating results. Accordingly, the failure to receive anticipated orders or delays in shipments due, for example, to unanticipated shipment reschedulings or defects or to cancellations by customers, or to unexpected manufacturing problems may cause net sales in a particular quarter to fall significantly below the Company's expectations, which would materially adversely affect the Company's operating results for such quarter. The impact of these and other factors on the Company's net sales and operating results in any future period cannot be forecasted with certainty. In addition, the significant fixed overhead costs at the Company's facilities, the need for continued expenditures for research and development, capital equipment and other commitments of the Company, among other factors, will make it difficult for the Company to reduce its expenses in a particular period if the Company's sales goals for such period are not met. A large portion of the Company's operating expenses are fixed and are difficult to reduce or modify should revenues not meet the Company's expectations, thus magnifying the material adverse impact of any such revenue shortfall. Accordingly, there can be no assurance that the Company will not incur losses in the future or that such losses will not have a material adverse effect on the Company's business, financial condition and results of operations.

     Repayment of Debt Obligations by MPM and MPS. As of December 31, 1998, MPM and MPS had combined outstanding borrowings of approximately $27,000,000. Most of the assets of MPM and MPS have been liquidated by receivers appointed by DBS. The Company currently anticipates that the remaining proceeds from the liquidation of assets will be insufficient to fully repay its outstanding debt. Since the borrowings have been guaranteed by MPI, the Company is currently attempting to negotiate a conversion of the remaining indebtedness to MPI equity. The failure of the Company to complete this conversion on favorable terms would materially adversely affect the Company's financial condition and the ability of the Company to continue as a going concern.

     Certain Secured Obligations of MPS. In connection with an MPS borrowing from Citibank N.A., Motorola guaranteed (and subsequently satisfied MPS' obligation) of $2.2 million in borrowings from Citibank N.A. Under the terms of the agreement relating to Motorola's guarantee, MPI granted Motorola a security interest in all of the issued and outstanding capital stock of MPS, CTM and MPA. While in default, Motorola may have the right to vote and give consents with respect to all of the issued and outstanding capital of MPS, CTM and MPA . As a result, during the continuation of any such event of default, MPI may be unable to control at the shareholder level the direction of the subsidiaries that generate substantially all of the Company's revenues and hold substantially all of the Company's assets. Any such loss of control would have a material adverse effect on the Company's business, prospects, financial condition, results of operations and status as an ongoing concern and could force the Company to seek protection under Chapter 7 or Chapter 11 of Title 11 of the United States Code or similar bankruptcy laws of Singapore. The other Asian debt agreements contain numerous restrictions and events of default that have been triggered by the aforementioned actions and would, if they became effective and operative, materially adversely affect the Company's business, prospects, results of operations, condition and status as an ongoing concern and could force the Company to seek protection under Chapter 7 or Chapter 11 of Title 11 of the United States Code or similar bankruptcy laws of Singapore.

     In January 1999, the Company and Motorola signed a non-binding letter agreement which calls for the conversion of all the Company's obligations into MPI's equity subject to certain conditions. See "License and Other Significant Agreements." There can be no assurance that the Company will be successful in its efforts to reduce this non-binding agreement reached with Motorola to a binding written agreement.

     High Leverage. The Company is highly leveraged and has substantial debt service requirements. The Company has $32,077,000 in liabilities as of December 31, 1998. On December 31, 1998, the Company had a total shareholders' deficit of approximately $25,192,000. Based on current operations, the Company cannot service the existing debt. The Company's ability to meet its debt service requirements will be dependent upon the Company's future performance, which will be subject to financial, business and other factors affecting the operation of the Company, many of which are beyond its control and on the willingness of the Company's creditors to participate in restructuring the Company's debt to MPI equity. There can be no assurance that the Company will be able to meet the capital requirements described above or, if the Company is able to meet such requirements, that the terms available will be favorable to the Company. See "Liquidity and Capital Resources".

     Highly Competitive Industry; Significant Price Competition. The electronic interconnection technology industry is intensely competitive. The Company experiences intense competition worldwide from a number of manufacturers, including Maxtek Components Corporation, Natel Engineering, VLSI Packaging, Raytheon Electronic Systems, Hewlett-Packard Company, Advanced Packaging Technology of America and MicroModule Systems, all of which have substantially greater financial resources and production, marketing and other capabilities than the Company with which to develop, manufacture, market and sell their products. The Company faces competition from certain of its customers that have the internal capability to produce products competitive with the Company's products and may face competition from new market entrants in the future. In addition, corporations with which the Company has agreements are conducting independent research and development efforts in areas which are or may be competitive with the Company. The Company expects its competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide improved performance characteristics. New product introductions by the Company's competitors could cause a significant decline in sales or loss of market acceptance of the Company's existing products which could materially adversely affect the Company's business, financial condition and results of operations. The Company is also experiencing significant price competition, which may materially adversely affect the Company's business, financial condition and results of operations. The Company believes that to remain competitive in the future it will need to continue to develop new products and to invest significant financial resources in new product development. There can be no assurance that such new products will be developed or that sales of such new products will be achieved. There can be no assurance that the Company will be able to compete successfully in the future.

     Reliance on Schlumberger. Sales to one customer, Schlumberger, accounted for 87% of the Company's net sales in 1998 and is expected to continue to account for a significant part of the Company's net sales. Under the agreement between Schlumberger and the Company entered into in January 1998, the Company is obligated to provide Schlumberger with its requirements for MCM product. Given the Company's anticipated continued reliance on its MCM business as a percentage of overall net sales, the failure to meet Schlumberger's requirements will materially adversely affect the Company's ability to continue as an ongoing concern. In addition, under the terms of the agreement, Schlumberger is entitled to request repricing of the Company's products. Schlumberger has requested repricing on several occasions in the past. Such repricing in the future may result in the Company being unable to produce the products made for Schlumberger with an adequate operating profit, and the Company may be unable to compete with the prices of other vendors who supply the same or similar products to Schlumberger. The failure to satisfy the terms of the agreement, or the failure of the Company to achieve an operating profit under the contract, would have a material adverse impact on the Company's business, financial condition, and results of operation.

     Significant Customer Concentration. Historically, the Company has sold its products to a very limited number of customers. Any reduction in orders by any of these customers, including reductions due to market, economic or competitive conditions in the semiconductor, personal computer or electronic industries or in other industries that manufacture products utilizing semiconductors or MCMs, could materially adversely affect the Company's business, financial condition
and results of operations.   The supply agreements with certain of the Company's
customers do not obligate them to purchase products from the Company. The Company's ability to increase its sales in the future will also depend in part upon its ability to obtain orders from new customers. There can be no assurance that the Company's sales will increase in the future or that the Company will be able to retain existing customers or to attract new ones. Failure to develop new customer relationships could materially adversely affect each such subsidiary's results of operations and would materially adversely affect the Company's business, financial condition and results of operations.

     Dependence on Semiconductor and Personal Computer Industries. The financial performance of the Company is dependent in large part upon the current and anticipated market demand for semiconductors and products such as personal computers that incorporate semiconductors. The semiconductor industry is highly cyclical and historically has experienced recurring periods of oversupply The Company believes that the markets for new generations of semiconductors will also be subject to similar fluctuations. The semiconductor industry is currently experiencing rapid growth. A reduced rate of growth in the demand for semiconductor component parts due, for example, to competitive factors, technological change or otherwise, may materially adversely affect the markets for the Company's products. From time to time, the personal computer industry, like the semiconductor industry, has experienced significant downturns, often in connection with, or in anticipation of, declines in general economic conditions. Accordingly, any factor adversely affecting the semiconductor or the personal computer industry or particular segments within the semiconductor or personal computer industry may materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company's net sales and results of operations will not be materially adversely affected if downturns or slowdowns in the semiconductor, personal computer industry or other industries utilizing the Company's products continue or again occur in the future.

     Technological Change; Importance of Timely Product Introduction; Uncertainty of Market Acceptance and Emerging Markets. The markets for the Company's products are subject to technological change and new product introductions and enhancements. Customers in the Company's markets require products embodying increasingly advanced electronics interconnection technology. Accordingly, the Company must anticipate changes in technology and define, develop and manufacture or acquire new products that meet its customers' needs on a timely basis. A general decline in the technology industry, which began in 1997, had a significant impact on the Company's sales in the third and fourth quarter of 1998. The Company anticipates that technological changes could cause the Company's net sales to decline in the future. There can be no assurance that the Company will be able to identify, develop, manufacture, market, support or acquire new products successfully, that any such new products will gain market acceptance, or that the Company will be able to respond effectively to technological changes. If the Company is unable for technological or other reasons to develop products in a timely manner in response to changes in technology, the Company's business, financial condition and results of operations will be materially adversely affected. There can be no assurance that the Company will not encounter technical or other difficulties that could in the future delay the introduction of new products or product enhancements. In addition, new product introductions by the Company's competitors could cause a decline in sales or loss of market acceptance of the Company's products, which could materially adversely affect the Company's business, financial condition and results of operations. Even if the Company develops and introduces new products, such products must gain market acceptance and significant sales in order for the Company to achieve its growth objectives. Furthermore, it is essential that the Company develop business relationships with and supply products to customers whose end-user products achieve and sustain market penetration. There can be no assurance that the Company's products will achieve widespread market acceptance or that the Company will successfully develop such customer relationships. Failure by the Company to develop products that gain widespread market acceptance and significant sales or to develop relationships with customers whose end-user products achieve and sustain market penetration will materially adversely affect the Company's business, financial condition and results of operations. The Company's financial performance will depend in significant part on the continued development of new and emerging markets such as the market for MCMs. The Company is unable to predict with any certainty any growth rate and potential size of emerging markets. Accordingly, there can be no assurance that emerging markets targeted by the Company, such as the market for MCMs, will develop or that the Company's products will achieve market acceptance in such markets. The failure of emerging markets targeted by the Company to develop or the failure by the Company's products to achieve acceptance in such markets could materially adversely affect the Company's business, financial condition and results of operations.

     Sole or Limited Sources of Supply. Certain raw materials essential for the manufacture of the Company's products are obtained from a sole supplier or a limited group of suppliers. There are a limited number of qualified suppliers of laminate substrates and die which are of critical importance to the production of the Company's MCM products. In the manufacturing process, the Company also utilizes consigned materials supplied by certain of its customers. The Company's reliance on sole or a limited group of suppliers and certain customers for consigned materials involves several risks, including a potential inability to obtain an adequate supply of required materials and reduced control over the price, timely delivery, and quality of raw materials. There can be no assurance that problems with respect to yield and quality of such materials and timeliness of deliveries will not continue to occur. Disruption or termination of these sources could delay shipments of the Company's products and could have a material adverse effect on the Company's business, financial condition and operating results. Such delays could also damage relationships with current and prospective customers, including customers that supply consigned materials.

     Product Quality and Reliability; Need to Increase Production. The Company's customers establish demanding and time-consuming specifications for quality and reliability that must be met by the Company's products. From initial customer contact to actual qualification for production, which may take as long as three years, the Company typically expends significant resources. Although the Company has generally met its customers' quality and reliability product specifications, the Company has in the past experienced and is currently experiencing difficulties in meeting some of these standards. Although the Company has addressed past concerns and has resolved a number of quality and reliability problems, there can be no assurance that such problems will not continue or recur in the future. If such problems did continue or recur, the Company could experience delays in shipments, increased costs, delays in or cancellation of orders and product returns, any of which would have a material adverse effect on the Company's business, financial condition or results of operations. The manufacture of the Company's products is complex and subject to a wide variety of factors, including the level of contaminants in the manufacturing environment and the materials used and the performance of personnel and equipment. The Company has in the past experienced lower than anticipated production yields and written off defective inventory as a result of such factors. The Company must also successfully increase production to support anticipated sales volumes. There can be no assurance that the Company will be able to do so or that it will not experience problems in increasing production in the future. The Company's failure to adequately increase production or to maintain high quality production standards would have a material adverse effect on the Company's business, financial condition and results of operations.

     Expansion of Operations. In order to be competitive, the Company must implement a variety of systems, procedures and controls. The Company expects its operating expenses to continue to increase. If orders received by the Company do not result in sales or if the Company is unable to sustain net sales at anticipated levels, the Company's operating results will be materially adversely affected until operating expenses can be reduced. The Company's expansion will also continue to cause a significant strain on the Company's management, financial and other resources. If the Company is to grow, it must expand its accounting and other internal management systems, and there can be no assurance that the Company will be successful in effecting such expansion. Any failure to expand these areas in an efficient manner at a pace consistent with the Company's business could have a material adverse effect on the Company's results of operations. Moreover, there can be no assurance that net sales will increase or remain at or above recent levels or that the Company's systems, procedures and controls will be adequate to support the Company's operations. The Company's financial performance will depend in part on its ability to continue to improve its systems, procedures and controls.

     Intellectual Property Matters. Although the Company attempts to protect its intellectual property rights through patents, trade secrets and other measures, it believes that its financial performance will depend more upon the innovation, technological expertise, manufacturing efficiency and marketing and sales abilities of its employees. There can be no assurance that others will not independently develop similar proprietary information and techniques or gain access to the Company's intellectual property rights or disclose such technology or that the Company can meaningfully protect its intellectual property rights. There can be no assurance that any patent owned by the Company will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop similar products, duplicate the Company's products or design around the patents owned by the Company, or that third parties will not assert intellectual property infringement claims against the Company. In addition there can be no assurance that foreign intellectual property laws will protect the Company's intellectual property rights.

     Environmental Regulations. The Company is subject to a variety of local, state, federal and foreign governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture the Company's products. The Company believes that it is currently in compliance in all material respects with such regulations and that it has obtained all necessary environmental permits to conduct its business. Nevertheless, the failure to comply with current or future regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its manufacturing processes or cessation of operations. Compliance with such regulations could require the Company to acquire expensive remediation equipment or to incur substantial expenses. Any failure by the Company to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous or toxic substances, could subject to the Company to significant liabilities, including joint and several liability under certain statutes. The imposition of such liabilities could materially adversely affect the Company's business, financial condition or results of operations. The Company has been notified by the United States Environmental Protection Agency that it considers the Company to be a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986. See "Legal Proceedings."

     Growth Strategy Through Acquisitions. As part of its growth strategy, the Company has in the past sought and may in the future continue to seek to increase sales and achieve growth through the acquisition of comparable or complementary businesses or technologies. The implementation of this strategy will depend on many factors, including the availability of acquisitions at attractive prices and the ability of the Company to make acquisitions, the integration of acquired businesses into existing operations, the expansion of the Company's customer base and the availability of required capital. Acquisitions by the Company may result in dilutive issuances of equity securities, and in the incurrence of debt and the amortization of goodwill and other intangible assets that could adversely affect the Company's profitability. Any inability to control and manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will successfully expand or that growth and expansion will result in profitability or that the Company's growth plans through acquisitions will not be inhibited by the Company's current lack of resources.

     Dependence on Key Personnel. The Company's financial performance depends in part upon its ability to attract and retain qualified management, technical, and sales and support personnel for its operations. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to perform in his current position or the Company's inability to attract and retain skilled employees, as needed, could materially adversely affect the Company's business, financial condition and results of operations.

     Nasdaq National Market Listing Requirements. The Company was delisted from the Nasdaq National Market on March 13, 1997, at which date the Company's Common Stock began trading on the OTC Electronic Bulletin Board. The Company may in the future be subject to continuing requirements to be listed on the OTC Electronic Bulletin Board. There can be no assurance that the Company could continue to meet such requirements. The price and liquidity of the Common Stock may be materially adversely affected if the Company is unable to meet such requirements in the future. There can be no assurance that the Company will be able to requalify for listing on the Nasdaq National Market.

Disclosures Relating to Low Priced Stocks; Restrictions on Resale of Low Price Stocks and on Broker-Deal Sale; Possible Adverse Effect of "Penny Stock" Rules on Liquidity for the Company's Securities. Since the Company's securities were delisted from the NASDAQ SmallCap Market and the Company has net tangible assets of less than $2,000,000, transactions in the Company's securities are subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, this Rule may affect the ability of broker-dealers to sell the Company's securities, and may affect the ability of purchasers in this offering to sell any of the securities acquired hereby in the secondary market.

     The Commission has adopted regulations which generally define a "penny stock" to be any non-NASDAQ equity security of a small company that has a market price (as therein defined) less than $5.00 per share, or with an exercise price of less than $5.00 per share subject to certain exceptions, and which is not traded on any exchange or quoted on NASDAQ. For any transaction by broker-dealers involving a penny stock (unless exempt), the rules require delivery, prior to a transaction in a penny stock, of a risk disclosure document relating to the penny stock market. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in an account and information on the limited market in penny stocks.

     Volatility of Stock Price. The Company believes that factors such as the conversion of the Company's Asian debt to Series A Preferred Stock at a significant dilution to current shareholders (See " Liquidity and Capital Resources"), announcements of developments related to the Company's business, fluctuations in the Company's financial results, general conditions or developments in the semiconductor and personal computer industry and the general economy, sales of the Company's Common Stock into the marketplace, the ability of the Company to sell its stock on an exchange or over-the-counter, an outbreak of hostilities, natural disasters, announcements of technological innovations or new products or enhancements by the Company or its competitors, developments in the Company's relationships with its customers and suppliers, or a shortfall or changes in revenue, gross margins or earnings or other financial results which are different from analysts' expectations could cause the price of the Company's Common Stock to fluctuate, perhaps substantially. In recent years the stock market in general, and the market for shares of small capitalization stocks in particular, including the Company, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of the

Company's Common Stock will not continue to experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance.

     Recurring net operating losses. The Company's decision to discontinue its multilayer ceramic operations was the primary factor contributing to its 1996 net loss of $41,842,000. The decision by the principal secured creditors of the Company's pressed ceramic operations to liquidate that operation's assets was the primary factor contributing to the 1997 net loss of $11,496,000, as well as additional loss provisions made in 1997 relating to the discontinuance of the multilayer ceramic operations. At December 31, 1998, the Company had a working capital deficiency of $27,120,000 and an accumulated deficit of $65,335,000.
The Company had outstanding at December 31, 1997 approximately $27,055,000 of debt from its discontinued operations, which debt has been guaranteed by MPI, the parent company, and most of which debt is in default and due on demand.

     Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry and in other industries concerning the potential effects associated with such compliance. Although the Company currently offers products that are designed to be Year 2000 compliant, there can be no assurance that the Company's products and the software products used by the Company contain all necessary date code changes. As of December 31, 1998, the Company has partially completed an analysis of its readiness for compliance with the Year 2000 change. Its assessment of its manufacturing systems and company products reveals that no known Year 2000 issues currently exist either in the products, their raw materials, or their relationship as components to larger systems produced by its customers; its financial systems software is currently being upgraded to a newer replacement system which will be complete in early 1999, and which system is Year 2000 compliant; documentation systems that currently use fixed dating are Year 2000 compliant, while those that require revision dating are currently under review; and approximately 50% of the Company's computing hardware systems have been upgraded to be Year 2000 compliant. The Company's costs to become Year 2000 compliant as of December 31, 1998 have been $235,000 for computer software and $48,000 for computer hardware.

     The Company has not yet completed its analysis of its readiness for compliance with the Year 2000 change. Based upon the partial analysis described above, the Company believes its exposure to Year 2000 risks is limited because the majority of the Company's recordkeeping systems are new and compliant and have been installed within the last eighteen months. The Company utilizes no custom-programmed "legacy" software or hardware systems known to need Year 2000 upgrading or conversion. The Company believes it should be fully compliant with its Year 2000 issues by the end of the second quarter of 1999 when it believes it will have completed due diligence of its internal systems and supplier compliance requirements, as well as completed the remaining 50% of its computing hardware upgrades needed. However, there can be no assurance that conditions or events may occur during the course of the completion of this analysis which will have an adverse impact on the Company's readiness for compliance with the Year 2000 change.

     The Company believes that the purchasing patterns of customers and potential customers and the performance of vendors may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products such as those offered by the Company or the inability to render services or provide supplies to the Company. Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products, and disruption of supply patterns. Additionally, Year 2000 issues could cause a significant number of companies, including current Company customers and vendors, to spend significant resources upgrading their internal systems, and as a result consider switching to other systems or suppliers. Any of the foregoing could result in a material adverse effect on the Company's business, operating results and financial condition.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company has no derivative financial instruments.

     The Company has outstanding indebtedness at December 31, 1998 to DBS denominated in Singapore dollars of approximately Singapore $737,000 (US equivalent $445,000). All of the Company's other indebtedness is denominated in US dollars, and all other Singapore-based assets have been liquidated by the receiver of MPM and MPS and used to retire outstanding indebtedness. Accordingly, the Company believes its exposure to foreign currency rate movements is extremely limited.

ITEM 8.   FINANCIAL STATEMENTS

     See Item 14(a) for an index to the financial statements and supplementary financial information which are attached hereto.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

                                   PART III
                                   --------

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

     The information required by this item relating to the Company's directors and nominees and disclosure relating to compliance with Section 16(a) of the Securities Exchange Act of 1934 is included under the captions "Election of Directors" and "Compliance with Section 16(a) of the Securities Exchange Act of 1934" in the Registrant's Proxy Statement for the 1999 Annual Meeting of Shareholders and is incorporated herein by reference. The information required by this item relating to the Company's executive officers and employees is included under the caption "Executive Officers" in Part I of the Report on Form 10-K.

ITEM 11.  EXECUTIVE COMPENSATION.

     The information required by this item is included under the caption "Executive Compensation and Related Information" in the Registrant's Proxy Statement for the 1999 Annual Meeting of Shareholders and is incorporated herein by reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The information required by this item is included under the caption "Stock Ownership of Certain Beneficial Owners and Management" in the Registrant's Proxy Statement for the 1999 Annual Meeting of Shareholders and is incorporated herein by reference.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The information required by this item is included under the caption "Certain Transactions" in the Registrant's Proxy Statement for the 1999 Annual Meeting of Shareholders and is incorporated herein by reference.

                                    PART IV
                                    -------

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

     (a)  1. Index to Consolidated Financial Statements.
                                                                  FORM 10K
                                                                 Page Number
                                                                 -----------

Report of Independent Certified Public Accountants..........        F-1

Consolidated Balance Sheets as of
  December 31, 1998 and 1997................................        F-2

Consolidated Statements of Operations
  for the three-year period ended
  December 31, 1998.........................................        F-3

Consolidated Statements of Cash Flows for
  the three-year period ended
  December 31, 1998.........................................        F-4

Consolidated Statements of Shareholders'
  Equity (Deficit) for the three-year period
  ended December 31, 1998...................................        F-5

Notes to Consolidated Financial Statements..................        F-6

2.   Consolidated Financial Statement Schedules.

     The following financial statement schedules of Microelectronic Packaging, Inc. and its subsidiaries are included in this annual report on Form 10-K.

                                                                  FORM 10K
                                                                 Page Number
                                                                 -----------


Report of Independent Certified Public Accountants on
  Financial Statement Schedules.............................       F-27

Schedule II -- Valuation and Qualifying Accounts and
               Reserves.....................................       F-28

Schedules other than those listed above have been omitted since they are either not required, are not applicable, or the required information is shown in the financial statements or related notes.

     (b)  Reports on Form 8-K

          No reports on Form 8-K were filed during the fourth quarter ended December 31, 1998.

     (c)  Exhibits

The following exhibits are referenced or included in this report.

Exhibit   Description
-------   -----------
3.1(13) Amended and Restated Articles of Incorporation of the Company filed March 23, 1998.
3.2(1)     Amended and Restated Bylaws of the Company.
4.1(1)     Specimen Certificate of Common Stock.
4.2(1) Form of Warrant to purchase 160,000 shares of Common Stock of the Company issued by the Company to Thomas James Associates, Inc. entered into upon the closing of the offering made pursuant to the Company's Registration Statement on Form S-1.
4.3(1) Form of Warrant to Purchase Common Stock dated August 31, 1993 issued by the Company to certain investors.
4.4(13)    Warrants issued to The Seidler Companies dated November 3, 1997.
4.5(13)    Warrants issued to H.J. Meyers & Company, Inc. dated November 19,
           1997.
10.1(1) Second Amended and Restated Registration Rights Agreement, Waiver Agreement and Conversion Agreement entered into among the Company and certain investors named therein.
10.2(1) Letter Agreement for General Banking Facilities dated October 9, 1993 between Microelectronic Packaging (S) Pte. Ltd., a Singapore company ("MPS"), and Development Bank of Singapore, as revised by Letter Agreement dated November 19, 1993.
10.3(1) Guaranty dated August 24, 1990 between the Company and Development Bank of Singapore, as confirmed by Letter of Confirmation dated April 29, 1992.
10.4(1)    Term Loan between MPS and Development Bank of Singapore.
10.5(1) Mortgages dated August 16, 1989 among MPS, DBS Finance Limited, a Singapore company, and Development Bank of Singapore.
10.6(1) Escrow Agreement dated October 11, 1993 between the Company and Innoventure (S) Pte. Ltd., a Singapore company.
10.7(1) Collaborative Manufacturing Agreement dated July 29, 1993 between the Company and Innoventure (S) Pte. Ltd., a Singapore company.
10.8(1) Lease Agreement dated February 6, 1991 between Microelectronic Packaging (S) Pte. Ltd., a Singapore company, and Jurong Town Corporation for the industrial premises at 31 Tuas Avenue 8, Jurong Town, Singapore, as renewed by a Lease Renewal Letter dated August 26, 1993.
10.9(1) Lease Agreement dated February 11, 1993 between Microelectronic Packaging (S) Pte. Ltd., a Singapore company, and Jurong Town Corporation for a portion of the premises at 1003 Bukit Merah Central, Singapore.
10.10(1) Lease Agreement dated November 21, 1984 between Microelectronic Packaging (S) Pte. Ltd., a Singapore company, and Jurong Town Corporation for the premises at 28 Tuss, Jurong Town, Singapore.
10.11(1) Form of Indemnification Agreement between the Company and each of its officers and directors.
10.12(1) Letter Agreement dated December 21, 1993, by and between the Company and Samsung.
10.13(1) Letter Agreement, dated December 16, 1993, by and between the Company and Samsung.
10.14(1) Consent to Certain Corporate Actions dated February 11, 1994 between the Company and Development Bank of Singapore.
10.15(1) Consent to Certain Corporate Actions dated April 12, 1994 between the Company and Development Bank of Singapore.
10.16(3) Letter Agreement, dated May 27, 1994, by and between the Company and Development Bank of Singapore.
10.17(3)+  Purchase Option Agreement dated August 4, 1994 by and between
           International Business Machines ("IBM") and the Company.

10.18(3)+  Multilayer Technology Transfer and Licensing Agreement, dated August
           4, 1994, by and between the Company and IBM.
10.19(3) Tenancy Agreement relating to Private Lot A14698 at 9 Tuas Basin Link between Jurong Town Corporation and MPM Singapore Pte. Ltd. dated November 18, 1994.
10.20(3) Offer of Tenancy for an Extended C8 Type Factory Building on Lot A14698(A) at 5 Tuas Basin Link, Jurong Industrial Estate, Singapore 2263 from Jurong Town Corporation dated December 2, 1994.
10.21(3) Offer of Tenancy for an Extended C8 Type Factory Building on Lot A14698(B) at 7 Tuas Basin Link, Jurong Industrial Estate, Singapore 2263 from Jurong Town Corporation dated January 26, 1995.
10.22(3) Offer Letter from DBS Bank of Term Loan/Short Term Advances Facilities dated December 15, 1994.
10.23(3) Sale and Purchase Agreement for CERDIP Manufacturing Equipment and Alumina Powder Equipment between the Company and Samsung Corning Company, Ltd., dated December 19, 1994.
10.24(3)   Letter dated March 31, 1995 from Development Bank of Singapore.
10.25(4) Loan and Security Agreement, dated May 16, 1995, between the Company, MPS and Texas Instruments.
10.26(4) Loan and Security Agreement, dated May 30, 1995, between the Company, and NSEB.
10.27(4) Supply Guarantee and Preferred Allocation Agreement dated August 17, 1995 between Registrant, MPS and SGS-Thomson Microelectronics Pte. Ltd. (the "Supply Guarantee").
10.28(4) Agreement Relating to Guarantee among Registrant, MPA, CTM, MPS and Motorola.
10.29(4)   Supplemental Agreement to the Supply Guarantee dated October 19,
           1995.
10.30(4)   $1,000,000 Term Loan Financing between Citibank N.A. and MPS.
10.31(7) Subscription Agreement by and among MPI, Transpac Capital Pte. Ltd., Transpac Industrial Holdings Ltd., Regional Investment Company Ltd. and Natsteel Equity III Pte Ltd.
10.32(7) Convertible Loan Agreement by and among MPI, MPM, Transpac Capital Pte Ltd., Transpac Industrial Holdings Ltd., Regional Investment Company Ltd. and Natsteel Equity III Pte Ltd.
10.33(7)   Guarantee issued by MPI.
10.34(5) Form of Offshore Securities Subscription Agreement dated October 22, 1996 by and among MPI, Purchaser and Loselle Greenawalt Kaplan Blair & Adler.
10.35(5)   Form of 8% Convertible Debenture issued to the Purchasers.
10.36(5) Form of Common Stock Purchase Warrant dated October 22, 1995 issued by MPI to Dusseldorf Securities Limited.
10.37(6)   Form of Amendment to 8% Convertible Debenture.
10.38(8) Amended Loan and Security Agreement dated January 2, 1997 by and between NS Electronics Bangkok (1993) Ltd. and Microelectronic Packaging, Inc.
10.39(8) Second Secured Promissory Note dated January 2, 1997 by and between NS Electronics Bangkok (1993) Ltd. and Microelectronic Packaging, Inc.
10.40(8) Amended Loan and Security Agreement dated February 16, 1997 by and between Texas Instruments Singapore (Pte) Limited and Microelectronic Packaging (S) Pte. Ltd.
10.41(8) Consulting Agreement dated November 21, 1996, as amended, by and between the Company and The Watley Group, LLC.
10.42(8) Consulting Agreement dated November 21, 1996, as amended, by and between the Company and G&L Investments.
10.43(10)  Loan and Security Agreement dated May 13, 1997, between the Company and Texas Instruments (Pte) Limited.
10.44(10)  Promissory Note dated May 13, 1997, between the Company and Citicorp
           USA, Inc.
10.45(10)  Amendment (to Promissory Note) dated July 11, 1997, between the
           Company and Citicorp USA, Inc.
10.46(11)  Building lease dated September 2, 1997.
10.47(11) Employment agreement with Andrew K. Wrobel, dated October 6, 1997. 10.48(11) Amendment dated September 9, 1997 to Promissory Note issued by
           Microelectronic Packaging, Inc. in favor of Citicorp USA.

10.49(11)  Agreement dated October 8, 1997 between ORIX Leasing and
           Microelectronic Packaging, Inc.
10.50(13)  Amendment dated December 8, 1997 to Promissory Note issued by
           Microelectronic Packaging, Inc. in favor of Citicorp USA.
10.51(13)  Amendment dated January 30, 1998 to Promissory Note issued by
           Microelectronic Packaging, Inc. in favor of Citicorp USA.
10.52(13)+ Agreement among Schlumberger Technologies, Inc. ATE Division and
           Microelectronic Packaging, Inc. and CTM Electronics, Inc. effective January 5, 1998.
10.53(14)  Restructuring, Settlement and Mutual Release Agreement between ORIX
           Leasing Singapore Limited and the Company dated April 14, 1998. 10.54(14) Restructuring, Settlement and Mutual Release Agreement between Texas
           Instruments Singapore (Pte.) Ltd. and the Company dated April 24,
           1998.
10.55(14)  Restructuring, Settlement and Mutual Release Agreement between
           Samsung-Corning Co., Ltd. and the Company dated May 19, 1998. 10.56(14) Restructuring, Settlement and Mutual Release Agreement between
           Transpac Capital Pte. Ltd., Transpac Industrial Holdings Ltd., Regional Investment Company, Ltd. and Natsteel Equity III Pte. Ltd., and the Company dated April 22, 1998.
10.57(14)  Forbearance, Restructure and Mutual Release Agreement between
           Motorola, Inc. and the Company dated July 1, 1998.
10.58(14)  Restructuring, Settlement and Mutual Release Agreement between NS
           Electronics Bangkok (1993) Ltd. and the Company dated May 29, 1998. 10.59(14) Restructuring, Settlement and Mutual Release Agreement between the
           Development Bank of Singapore Limited and the Company dated July 10, 1998.
10.60(14)  Form of Warrant to Purchase Common Stock dated April 24, 1998 issued to Transpac Capital Pte. Ltd., Transpac Industrial Holdings Ltd., Regional Investment Company, Ltd. and Natsteel Equity III Pte. Ltd.
10.61(15)  Restructuring, Settlement and Mutual Release Agreement between
           STMicroelectronics, Inc. and the Company dated September 24, 1998. 10.62(15) Amendment to Restructuring, Settlement and Mutual Release Agreement
           between Texas Instruments Singapore (Pte.) Ltd. and the Company dated August 11, 1998.
10.63(15)  Amendment to Restructuring, Settlement and Mutual Release Agreement
           between Transpac Capital Pte. Ltd., Transpac Industrial Holdings Ltd., Regional Investment Company, Ltd. and Natsteel Equity III Pte. Ltd., and the Company dated September 1, 1998.
10.64(15)  Amendment to Restructuring, Settlement and Mutual Release Agreement
           between ORIX Leasing Singapore Limited and the Company dated August 11, 1998 .
10.65(15)  Amendment to Forbearance, Restructure and Mutual Release Agreement
           between Motorola, Inc. and the Company dated November 5, 1998.
10.66 Amendment to Restructuring, Settlement and Mutual Release Agreement between The Development Bank of Singapore Limited and the Company dated November 24, 1998.
10.67 Amendment to the Restructuring, Settlement and Mutual Release Agreement between Samsung Corning Co. Ltd. And the Company dated November 18, 1998.
10.68 Nonbinding Letter Agreement between The Development Bank of Singapore Limited and the Company dated January 19, 1999.
10.69 Nonbinding Letter Agreement between Motorola Inc. and the Company dated January 19, 1999.

10.70 Nonbinding Letter Agreement between NS Electronics Bangkok Ltd.and the Company dated January 20, 1999.
10.71 Nonbinding Letter Agreement between ORIX Leasing Singapore Ltd. and the Company dated January 19, 1999.
10.72 Nonbinding Letter Agreement between Texas Instruments Incorporated and the Company dated January 19, 1999.
10.73 Nonbinding Letter Agreement between Transpac Capital Pte. Ltd. and the Company dated January 25, 1999.
10.74 Immunity from Suit Agreement between Motorola, Inc. and the Company dated July 21, 1998.
21.1(3)    Subsidiaries of the Company.
24.1       Power of Attorney (see page 38).
27.1       Financial Data Schedule  1998
27.2       Financial Data Schedule  1997
27.3       Financial Data Schedule - 1996
99.1(12) Amended 1993 Stock Option/Stock Issuance Plan dated April 10, 1997 and filed in the state of California on March 23, 1998.
99.2(2)    Form of Notice of Grant of Stock Option and Stock Option Agreement.
99.3(2)    Addendum to Stock Option Agreement (Special Tax Elections).
99.4(2)    Addendum to Stock Option Agreement (Financial Assistance).
99.5(2) Form of Notice of Grant of Stock Option with Stock Option Agreement (Non-Employee Director Automatic Grant).
99.6(2)    Form of Stock Issuance Agreement.
99.7(1)    Form of Director Automatic Option Grant Agreement.
---------------------
(1) Incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-1 (File No. 33-72890) declared effective by the Securities and Exchange Commission on April 21, 1994.
(2) Incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-8 (File No. 33-78452) filed with the Securities and Exchange Commission on April 29, 1994.
(3) Incorporated by reference from an exhibit filed with the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 17, 1995 as amended.
(4) Incorporated by reference from an exhibit filed with the Company's Annual Report on Form 10-K for the 1995 fiscal year filed with the Securities and Exchange Commission.
(5) Incorporated by reference from an exhibit filed with the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 1996.
(6) Incorporated by reference from an exhibit filed with the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 1997.
(7) Incorporated by reference from an exhibit filed with the Company's current report on Form 8-K dated March 27, 1996 and filed with the Securities and Exchange Commission on April 5, 1996.
(8) Incorporated by reference from an exhibit filed with the Company's Annual Report on Form 10-K for the 1996 fiscal year filed with the Securities and Exchange Commission on April 15, 1997, as amended.
(9)  Not used.
(10) Incorporated by reference from an exhibit filed with the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 1997.
(11) Incorporated by reference from an exhibit filed with the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 1997.
(12) Incorporated by reference from an exhibit filed with the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 25, 1998.
(13) Incorporated by reference from an exhibit filed with the Company's Annual Report on Form 10-K for the 1997 fiscal year filed with the Securities and Exchange Commission.

(14) Incorporated by reference from an exhibit filed with the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 1998.
(15) Incorporated by reference from an exhibit filed with the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 1998.

+ Confidential Treatment has been granted for the deleted portions of this document.

                                  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 14, 1999.

                                  MICROELECTRONIC PACKAGING, INC.

Date:  April 14, 1999             By: /s/ Andrew K. Wrobel
                                     ----------------------
                                       Andrew K. Wrobel
                                       Chairman, President and Chief Executive
                                       Officer, Director

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew K. Wrobel and Denis J. Trafecanty, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Report on Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Date: April 14, 1999              By: /s/ ANDREW K. WROBEL
                                     ---------------------
                                      Andrew K. Wrobel
                                      Chairman of the Board of Directors
                                      of the Company
                                      President and Chief Executive Officer,
                                      Director

Date: April 14, 1999              By: /s/ DENIS J. TRAFECANTY
                                     ------------------------
                                      Denis J. Trafecanty
                                      Senior Vice President, Chief Financial
                                      Officer and Secretary

Date: April 14, 1999              By: /s/ ANTHONY J. A. BRYAN
                                     ------------------------
                                      Anthony J. A. Bryan
                                      Director of the Company

Date: April 14, 1999              By: /s/ FRANK L. HOWLAND
                                     ---------------------
                                      Frank L. Howland
                                      Director of the Company

Date: April 14, 1999              By: /s/ WALDEMAR HEEB
                                     ------------------
                                      Waldemar Heeb
                                      Director of the Company

Date: April 14, 1999              By: /s/ WONG LIN HONG
                                     ------------------
                                      Wong Lin Hong
                                      Director of the Company

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Microelectronic Packaging, Inc.
San Diego, California


We have audited the accompanying consolidated balance sheets of Microelectronic Packaging, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Microelectronic Packaging, Inc. at December 31, 1998 and 1997 and the results of its operations and its cash flows for the years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficiency of $27,120,000 and an accumulated deficiency of $65,335,000 as of December 31, 1998, is in default of most of it's loan agreements, is economically dependent on a single customer, has three foreign subsidiaries in receivership and/or liquidation under Singapore law, has various claims and lawsuits filed against the Company and it's subsidiaries and may be forced to seek protection for the Company and certain subsidiaries under United States bankruptcy law. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in
Note 2. Continuation of the Company is dependent on the Company's ability to negotiate arrangements with its lenders, raise sufficient capital, achieve sufficient cash flow to meet its debt obligations and profitability. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                    BDO SEIDMAN, LLP

Costa Mesa, California
March 11, 1999 except for
  Note 14, paragraph 14, which
  is as of April 14, 1999.

                        MICROELECTRONIC PACKAGING, INC.
                          CONSOLIDATED BALANCE SHEETS


December 31,                                               1998          1997
-------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
  Cash                                              $    469,000   $  1,296,000
  Accounts receivable, net                             1,306,000      2,504,000
  Inventories                                          3,073,000      4,230,000
  Other current assets                                    60,000        387,000
-------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                   4,908,000      8,417,000
-------------------------------------------------------------------------------
Property, plant and equipment, net                     1,806,000      1,212,000
Other non-current assets                                 171,000        282,000
-------------------------------------------------------------------------------
                                                    $  6,885,000   $  9,911,000
===============================================================================
LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
  Current portion of long-term debt                 $     20,000   $     22,000
  Accounts payable                                     4,045,000      7,450,000
  Accrued liabilities                                    908,000      1,711,000
  Deferred revenue                                            --        265,000
  Debt and accrued interest of discontinued
       operations, in default, due on demand          27,055,000     30,344,000
  Current liabilities of discontinued operations,
       net                                                    --     10,282,000
TOTAL CURRENT LIABILITIES                             32,028,000     50,074,000
-------------------------------------------------------------------------------
Long-term debt, less current portion                      49,000         69,000
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' DEFICIT
Common stock, no par value:
  Authorized shares - 50,000,000
  Issued and outstanding  10,856,890 at 1998 and
       10,793,279 at 1997                             40,143,000     40,016,000
Accumulated deficit                                  (65,335,000)   (80,248,000)
-------------------------------------------------------------------------------
                                                     (25,192,000)   (40,232,000)
                                                    $  6,885,000   $  9,911,000
===============================================================================

                 See accompanying notes to consolidated financial statements.

                        MICROELECTRONIC PACKAGING, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


Year ended December 31,                                        1998                    1997                1996
------------------------------------------------------------------------------------------------------------------
Net Sales
  Product sales                                          $  19,271,000           $  28,432,000       $  17,259,000
  Other sales                                                       --                  90,000           1,785,000
------------------------------------------------------------------------------------------------------------------
                                                            19,271,000              28,522,000          19,044,000
------------------------------------------------------------------------------------------------------------------
Cost of goods sold
  Product sales                                             14,714,000              23,309,000          14,251,000
  Other sales                                                       --                  43,000           1,523,000
------------------------------------------------------------------------------------------------------------------
                                                            14,714,000              23,352,000          15,774,000
------------------------------------------------------------------------------------------------------------------
Gross profit                                                 4,557,000               5,170,000           3,270,000
Selling, general and administrative                          2,915,000               4,204,000           4,353,000
Engineering and product development                          1,060,000                 760,000             666,000
------------------------------------------------------------------------------------------------------------------
Income (loss) from operations                                  582,000                 206,000          (1,749,000)
Other income (expense):
  Interest expense                                             (18,000)                (37,000)           (787,000)
  Other income, net                                            179,000                 120,000              10,000
------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                       743,000                 289,000          (2,526,000)
Provision for income taxes                                      18,000                      --                  --
Net income (loss) from continuing operations before
   provision for income taxes                                  725,000                 289,000          (2,526,000)
Discontinued operations:
  Loss from operations, including a
   1996 provision of $6,163,000 for impairment of
   long-lived assets                                                --              (4,523,000)         (10,060,000)
  Estimated gain (loss) on disposal of discontinued
   operations, including provision of $3,500,000 in
   1997 and $1,580,000 in 1996 for operating losses
   through disposal date                                     3,961,000              (7,262,000)         (29,256,000)
-------------------------------------------------------------------------------------------------------------------
Net income (loss)                                        $   4,686,000           $ (11,496,000)      $  (41,842,000)
===================================================================================================================
Earnings per common share:
  Income (loss) from continuing operations               $        0.07           $        0.03       $       (0.46)
  Discontinued operations                                         0.36                   (1.14)              (7.22)
------------------------------------------------------------------------------------------------------------------
 Net income (loss) per common share                      $        0.43           $       (1.11)      $       (7.68)
 Weighted average number of shares outstanding              10,818,000              10,361,000           5,445,000
==================================================================================================================
Earnings per common share  assuming dilution:
  Income (loss) from continuing operations               $        0.07           $        0.03       $       (0.46)
  Discontinued operations                                         0.36                   (1.09)              (7.22)
------------------------------------------------------------------------------------------------------------------
Net income (loss) per share                              $        0.43           $       (1.06)      $       (7.68)
Weighted average number of shares outstanding               10,968,000              10,886,000           5,445,000
==================================================================================================================
                                                          See accompanying notes to consolidated financial statements.

                        MICROELECTRONIC PACKAGING, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31,                                            1998                  1997                1996
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income (loss)                                            $  4,686,000         $ (11,496,000)      $ (41,842,000)
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating activities:
  Depreciation and amortization                                   527,000               324,000           2,607,000
  Discontinued operations                                      (3,345,000)           11,874,000          39,405,000
  Provision for revaluation of long-lived assets                       --                    --           6,163,000
  Non-employee stock-based compensation                           114,000               177,000             332,000
  Discount on conversion of debentures                                 --                    --             700,000
  (Gain) Loss on sale of fixed assets                             (11,000)                8,000              12,000
  Realized benefit forward foreign currency contracts                  --                    --            (292,000)
Changes in assets and liabilities, net of effects of
 discontinuance in 1997 and 1996:
  Accounts receivable                                            1,199,000           (1,066,000)            966,000
  Inventories                                                    1,157,000              375,000          (3,354,000)
  Other current assets                                             327,000             (242,000)          1,731,000
  Other non-current assets                                         111,000              108,000           1,303,000
  Accounts payable, accrued liabilities and deferred revenue    (4,472,000)           1,033,000           3,641,000
-------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities of:
 Continuing operations                                             293,000            1,095,000          11,372,000
 Discontinued operations                                                --            3,200,000         (15,529,000)
Net cash provided (used) by operating activities                   293,000            4,295,000          (4,157,000)
-------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Acquisition of fixed assets
  Continuing operations                                         (1,102,000)            (973,000)         (1,284,000)
  Discontinued operations                                               --                   --          (8,852,000)
Proceeds from sale of fixed assets
  Continuing operations                                             14,000               49,000             310,000
  Discontinued operations                                        3,289,000            2,805,000                  --
 Realized benefit from forward foreign currency contracts               --                   --             292,000
Net cash provided (used) by investing activities                 2,201,000            1,881,000          (9,534,000)
-------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Increase (decrease) in short-term notes payable
  Continuing operations                                                 --                   --            (847,000)
  Discontinued operations                                               --           (6,500,000)            101,000
Borrowings under long-term debt and promissory notes
  Continuing operations                                                 --              109,000           5,128,000
  Discontinued operations                                               --                   --           9,000,000
Principal payments on long-term debt and promissory notes
  Continuing operations                                            (45,000)            (386,000)         (1,200,000)
  Discontinued operations                                       (3,289,000)          (1,057,000)           (340,000)
Issuance of common stock, net                                       13,000                   --           1,880,000
Net cash provided (used) by financing activities                (3,321,000)          (7,834,000)         13,722,000
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                   (827,000)          (1,658,000)             31,000
Cash at beginning of year                                        1,296,000            2,954,000           2,923,000
Cash at end of year                                          $     469,000        $   1,296,000       $   2,954,000
===================================================================================================================
                                                     See accompanying notes to consolidated financial statements.

                        MICROELECTRONIC PACKAGING, INC.
                      CONSOLIDATED STATEMENTS OF CHANGES
                       IN SHAREHOLDERS' EQUITY (DEFICIT)

                                                   Common Stock
                                       ------------------------------            Accumulated
                                           Shares            Amount                Deficit               Total
-----------------------------------------------------------------------------------------------------------------
BALANCE,
  January 1, 1996                        4,660,093         34,326,000            (26,910,000)           7,416,000
Common stock issued                      2,331,400          3,480,000                     --            3,480,000
Non-employee stock compensation                 --            332,000                     --              332,000
Net loss                                        --                 --            (41,842,000)         (41,842,000)
-----------------------------------------------------------------------------------------------------------------
Balance,
December 31, 1996                        6,991,493         38,138,000            (68,752,000)         (30,614,000)
Common stock issued                      3,801,786          1,701,000                     --            1,701,000
Non-employee stock compensation                 --            177,000                     --              177,000
Net loss                                        --                 --            (11,496,000)         (11,496,000)
-----------------------------------------------------------------------------------------------------------------
Balance,
December 31, 1997                       10,793,279         40,016,000            (80,248,000)         (40,232,000)
Common stock issued                         63,611             13,000                     --               13,000
Non-employee stock compensation                 --            114,000                     --              114,000
De-consolidation of Discontinued                --                 --             10,227,000           10,227,000
 subsidiaries
Net income                                      --                 --              4,686,000            4,686,000
Balance,
December 31, 1998                       10,856,890       $ 40,143,000          $ (65,335,000)       $ (25,192,000)
=================================================================================================================
                                                    See accompanying notes to consolidated financial statements.

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  -  DESCRIPTION OF COMPANY AND SUMMARY OF ACCOUNTING POLICIES

Microelectronic Packaging, Inc. ("MPI" or the "Company") is an electronic interconnect solutions company with design, manufacturing and sales services to support the requirements of electronic systems companies. The Company develops, manufactures, markets and sells multichip modules ("MCMs") and, until July 1997 pressed ceramic packages, to customers in the integrated circuit, telecommunications, automatic test equipment and other electronics related industries.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of MPI and its wholly-owned subsidiaries, CTM Electronics, Inc. ("CTM") and Microelectronic Packaging America, Inc. ("MPA") which is dormant. For years prior to 1998, the consolidated financial statements also included Microelectronic Packaging (S) Pte. Ltd. ("MPS"), which is in receivership (including its wholly-owned subsidiary Furnace Technology (S) Pte. Ltd.) which was dissolved in 1998, MPC (S) Pte. Ltd. ("MPC") which is in voluntary liquidation and MPM (S) Pte. Ltd. ("MPM") which is in receivership. All significant intercompany accounts, transactions and profits have been eliminated.

CASH AND CASH EQUIVALENTS - For the purpose of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

INVENTORIES - Inventories are stated at the lower of cost (determined using the first-in, first-out method) or market. A substantial portion of the Company's December 31, 1998 inventory (approximately $2.3 million) was purchased for the Company's primary customer. See Note 4. Under terms of an agreement dated January 5, 1998 between the Company and the customer the Company has been and continues to be required to maintain certain inventory levels as defined by the agreement. The agreement stipulates that the cost of such inventory will be paid to the Company should the customer terminate the business relationship. Terms of the agreement have been used in determining the carrying value of the Company's December 31, 1998 inventory. The customer can terminate the agreement with 120 days notice, the agreement is not enforceable should the Company file bankruptcy, and notice expires in October 2000.



PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives generally ranging from three to five years. Leasehold improvements and assets under capital leases are amortized over the shorter of the estimated useful lives of the assets or the life of the lease.

IMPAIRMENT OF LONG-LIVED ASSETS - As of January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 prescribes that an impairment loss is recognized in the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable, and an estimate of future undiscounted cash flows is less than the carrying amount of the asset. Impairment is recorded based on an estimate of future discounted cash flows. Adoption of SFAS No. 121 did not have a material impact on the Company's financial statements.

LONG-TERM PREPAID AND INTANGIBLE ASSETS - Long-term prepaid and intangible assets are comprised of prepaid royalties, deferred facility start-up costs and certain other intangible assets. The amortization of such amounts is included in the operating results of the period of expected benefit. The Company periodically assesses the recoverability of these assets and records an impairment of such assets when the projected gross cash flows are no longer estimated to be sufficient to recover such assets.

DEFERRED FACILITY START-UP COSTS - The Company has incurred costs associated with establishing a production facility to manufacture product utilizing the technology licensed from IBM (see Note 4). Such deferred facility start-up costs primarily consisted of direct incremental employee and employee related costs and pre-operating rent for new facilities which were included in other non-current assets at December 31, 1995. These costs, which totaled $8,921,000, were expensed in 1996 as a result of the discontinuance of the multilayer ceramics operations.

INTANGIBLE ASSETS - Intangible assets consist of an acquired customer base and purchased technology licenses and are classified as other non-current assets. Intangible assets are amortized using the straight-line method over

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

estimated useful lives of 7 years. In 1996, the Company determined that the purchased technology is of no further benefit to the Company, and wrote-off the remaining net book value in 1996.

REVENUE RECOGNITION - The Company recognizes revenue from product sales at the time of shipment. Non-refundable license fees are recognized as revenue when the Company has no material remaining performance obligations under the associated license agreement. Other sales in 1997 and 1996 include the revenue arising from the resale of certain production equipment and related production supplies. The equipment and supplies were purchased by the Company on behalf of, and sold to, a third party pursuant to purchase orders. Revenues from these transactions were recognized at the time the Company had satisfied all of its significant performance obligations.

INCOME TAXES - The domestic parent Company and its U.S. subsidiaries file consolidated returns for U.S. federal income tax purposes. For California income tax purposes, the domestic parent company files on a unitary basis with all subsidiaries.

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year(s) in which the differences are expected to reverse. This requires that the Company record a deferred tax asset related to the future income tax benefits associated with tax loss and credit carryforwards, and certain temporary differences for which tax benefits have not previously been recognized. Deferred tax assets are to be reduced by a valuation allowance when it is more likely than not that a portion or all of the deferred tax asset will not be realized. In addition, under SFAS 109, the tax benefit associated with the utilization of operating loss carryforwards is included in the regular provision for income taxes.

STOCK-BASED COMPENSATION - The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost is recognized for its employee stock option plans, unless the exercise price of options granted is less than fair market value on the date of grant. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (see Note 12).

FOREIGN CURRENCY TRANSACTIONS - The accounts of the Company's formerly consolidated Singapore subsidiaries were maintained in U.S. dollars and the U.S. dollar is considered to be the functional currency of all consolidated subsidiaries. Transaction gains/(losses) resulting from transactions denominated in foreign currencies (primarily related to certain raw material purchases denominated in Japanese yen and other costs of production and administration denominated in Singapore dollars) are included in the results of operations for the period in which the exchange rates change.

FORWARD FOREIGN CURRENCY CONTRACTS - Subject to bank financing and consent, the Company's formerly consolidated Singapore subsidiaries entered into forward foreign currency contracts to minimize the short-term impacts of exchange rate fluctuations related to certain raw material purchases denominated in Japanese yen and other costs of production and administration denominated in Singapore dollars. The cost of the contracts and any resulting gains and losses on the contracts are included in the results of operations in the period in which the exchange rates change.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amount of cash, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

carrying amounts of the Company's short-term credit facilities and mortgage notes approximate fair value because the interest rates on these instruments are subject to change with market interest rates. As the majority of the Company's long-term obligations are classified as current liabilities (due on demand, due to defaults under debt covenants), the Company believes that their carrying amounts approximate their fair value.

ENGINEERING AND PRODUCT DEVELOPMENT COST - Engineering and product development costs are expensed as incurred.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, including the inventory obsolescence provision, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EARNINGS (LOSS) PER SHARE - Earnings (loss) per share is calculated pursuant to Statement of Financial Accounting Standards No. 128, "Earnings per Share." Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings of the Company.

RECLASSIFICATIONS - Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2  -  OPERATING RESULTS, CAPITAL RESOURCES AND GOING CONCERN

The Company's decision to discontinue its remaining operations in Singapore, which produced pressed ceramic packages and aluminum nitride components, was the primary cause of the 1997 net loss of $11.5 million. The discontinuation of these operations resulted in a reduction in the carrying amount of inventories by $2.3 million, production consumables by $0.8 million and property, plant and equipment by $0.8 million and the accrual of interest expense through the anticipated completion of the liquidation process of $3.5 million. Other factors contributing to the Company's 1997 loss was the operating loss of $4.1 million generated by the Company's Singapore operations (primarily the MPS pressed ceramics operations) from the beginning of 1997 up until the time they were discontinued in July 1997, and the Company incurring significant overhead expenses in the US in connection with the restructuring of the Company's operations.

The Company's decision to discontinue its multilayer ceramics operations was the leading cause of the 1996 net loss of $41.8 million. The discontinuation of this operation resulted in the write-off of $8.9 million of pre-production costs, $2.0 million of prepaid royalties, a reduction in the carrying amount of property, plant and equipment by $14.9 million, the accrual of certain miscellaneous costs of $1.9 million, and the accrual of estimated losses to be incurred through the disposal date totaling $1.6 million. Other factors contributing to the Company's 1996 loss were: (1) a $6.2 million reduction in the carrying amount of pressed ceramic equipment at the MPS facility in Singapore and in Indonesia, and a $1.6 million allowance against MPS's receivable for inventory advanced to the Company's joint venture partner in Indonesia and (2) a significant decline in sales of pressed ceramic products by MPS, due to an industry-wide over-supply of pressed ceramic products.

A receiver was appointed to handle the liquidation of the pressed ceramics operations on July 10, 1997, and on March 18, 1997, a receiver was appointed to handle the liquidation of the multilayer ceramics operations. Certain other factors, including, but not limited to, the majority of the Company's debt which is currently in default, cross default provisions specified in most of the Company's borrowing arrangements, various claims and lawsuits filed against the Company and its subsidiaries, dependence on primarily one customer who is also the Company's major vendor, the high debt service costs of the Company, and the Company's scarcity of working

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

capital have the potential to have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

The accompanying financial statements have been prepared assuming the Company (MPI along with its only operating subsidiary - CTM) will continue as a going concern. A number of factors, including the Company's history of significant losses, the debt service costs associated with the Company's high level of existing indebtedness, the Company's reliance on one customer, the need to restructure debt which is currently in default, various claims and lawsuits, and the Company's Singapore operations in receivership and liquidation raise substantial doubts about the Company's ability to continue as a going concern. As of December 31, 1998, the Company has an accumulated deficiency of $65.3 million and a working capital deficiency of $27.1 million, which includes $27.1 million of debt of discontinued operations, due on demand. The Company does not possess sufficient cash resources to repay these obligations, and the Company would be unable to repay these loans in the event that such demand was made by the Company's creditors (see Note 15).

Because the Company has not been able to obtain funding to satisfy the settlement payment obligations, the Company renegotiated the terms and, has recently entered into non-binding letter agreements with all eight creditors which call for the conversion of all debt and accrued interest obligations into the Company's equity. For the aggregate debt of $27,055,000, which is all the Discontinued Operations debt, the Company has agreed to convert this debt into equity (see Note 14).

The conversion to equity is subject to the agreement of STMicroelectronics to sign a document similar to the other signed non-binding letter agreements, completion of definitive agreements for all eight creditors, and approval of such conversion by a majority of the Company's shareholders.

The Company does not have the financial resources to meet its obligations or guarantees for all of its debt obligations, and thus is in default on all of these obligations. (See Note 7.) The Company is currently negotiating with these lenders about a possible restructuring of these debt obligations. If the Company is unsuccessful in its negotiations, the Company would not be able to repay the amounts outstanding under these obligations. This failure would materially adversely affect the Company's financial condition and ability to continue as a going concern, and could, as is the case with other debt defaults and failure to repay, require that the Company seek bankruptcy protection under Chapter 11 or Chapter 7 of Title 11 of the United States Code for MPI and its U.S. subsidiaries.

NOTE 3  -  COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

December 31,                                           1998           1997
----------------------------------------------------------------------------
Accounts receivable consist of:
 Trade receivables..............................  $ 1,541,000     $ 2,739,000
 Allowance for doubtful accounts................     (235,000)       (235,000)
                                                  -----------     -----------
                                                  $ 1,306,000     $ 2,504,000
                                                  ===========     ===========
Inventories consist of:
 Raw materials..................................  $ 2,203,000     $ 2,689,000
 Work-in-progress...............................    1,531,000       1,654,000
 Finished goods.................................       38,000         131,000
 Obsolescence reserve...........................     (699,000)       (244,000)
                                                  -----------     -----------
                                                  $ 3,073,000     $ 4,230,000
                                                  ===========     ===========
Property, plant and equipment consist of:
 Machinery and equipment........................  $ 2,564,000     $ 1,757,000
 Leasehold improvements.........................      568,000         263,000
 Furniture and fixtures.........................       47,000          41,000
                                                  -----------     -----------
                                                    3,179,000       2,061,000
Accumulated depreciation........................   (1,373,000)       (849,000)
                                                  -----------     -----------
                                                  $ 1,806,000     $ 1,212,000
                                                  ===========     ===========
Accrued liabilities consist of:
 Accrued employee compensation..................  $   443,000     $   406,000
 Other..........................................      465,000       1,305,000
                                                  -----------     -----------
                                                  $   908,000     $ 1,711,000
                                                  ===========     ===========

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4  -  Significant Agreements

SCHLUMBERGER TECHNOLOGIES, INC. ATE DIVISION - In January 1998, the Company signed an agreement with Schlumberger Technologies, Inc. The agreement delineated the terms pursuant to which MPI supplies products to Schlumberger. The agreement includes warranty provisions, protection for raw materials purchased by MPI against production demand forecasts supplied by Schlumberger but subsequently changed, and pricing provisions. The agreement expires in October 2000.

Effective July 26, 1997, Schlumberger informed the Company that it would no longer sell die to the Company, but instead would provide the die on consignment. The die supplied by Schlumberger is used in the assembly of MCMs sold to Schlumberger. This change to providing die on consignment has had the effect of reducing sales revenue and corresponding cost of sales to Schlumberger by approximately 60%, although the change has no impact on the units sold by the Company to Schlumberger.

INTERNATIONAL BUSINESS MACHINES CORPORATION - In August 1994, the Company entered into a technology transfer and licensing agreement (the "IBM Agreement") with International Business Machines Corporation ("IBM") pursuant to which the Company was granted a license to specific technology developed by IBM for the manufacture of multilayer ceramic products. Under the terms of the IBM Agreement, the Company and its wholly-owned subsidiary, MPM, acquired a nonexclusive, nontransferable right to use the licensed technology to manufacture and sell certain specified products on a worldwide basis. In exchange for the license, the Company paid an up-front non-refundable royalty of $2,000,000, and is obligated to pay additional royalties based on sales of products incorporating the licensed technology during the term of the IBM Agreement, which shall remain in effect for a period of ten years from the date of execution and thereafter from year to year unless terminated by either party. The technology agreement also requires the Company to reach certain specified production levels at specified dates. In the event the Company fails to achieve these specified milestones, IBM has the right to terminate the technology agreement. Commencing in August 1996, the IBM Agreement was terminable by either party without cause upon six months prior written notice. In March 1997, the Board of Directors of the Company decided to discontinue the multilayer ceramics operations. Changing market demand for multilayer ceramic products and IBM's unwillingness to renegotiate the terms of the IBM Agreement or to commit to purchasing multilayer ceramic products from the Company were the main reasons that the Board decided to discontinue the multilayer ceramics operations. All Singapore employees working on the multilayer ceramics operations have since been terminated. MPM is currently being managed by a Receiver and is in liquidation, as defined under the laws of Singapore. The Company has assisted the Receiver and Manager for MPM in selling off all of the remaining tangible assets of MPM. The proceeds from the sale of MPM's assets have been used to retire a portion of MPM's debts (the proceeds are not sufficient to retire all outstanding MPM debt). The Company anticipates that the liquidation of MPM will be completed by the end of 1999.

NOTE 5  -  CONCENTRATIONS OF CREDIT RISK AND SALES TO MAJOR CUSTOMERS

The Company operates in one reportable business segment with three product lines within that segment, and primarily sells to a limited number of semiconductor manufacturers and related suppliers which results in concentrated credit risk with respect to the Company's accounts receivable. The Company performs ongoing

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

credit evaluations of its customers but does not require collateral for credit purchases. The Company maintains allowances for potential credit losses, and such losses have been within management's expectations.

During 1998, 1997 and 1996, the Company had only one major customer (customers accounting for 10% or more of total sales), which accounted for 87%, 89% and 76%, respectively, of the Company's total sales. Amounts due from this customer comprised 90% and 81% of accounts receivable at December 31, 1998 and 1997, respectively.

The Company's CTM Electronics, Inc. subsidiary has purchased certain chips ("die") used in the assembly of multichip modules ("MCM's") sold to the Company's significant customer from that same customer. Effective July 25, 1997, this customer notified the Company that it will no longer sell die to the Company and instead is providing the die on consignment. The unaudited pro forma presentation below gives effect to this change in operations on selected line items from the Company's Consolidated Statements of Operations for each of the two years in the period ended December 31, 1997, as if this change had been put into effect on January 1, 1996.

=================================================================================================
                               Historical                                          Pro Forma
                               Year Ended               Pro Forma                  Year Ended
                            December 31, 1997          Adjustments              December 31, 1997
-------------------------------------------------------------------------------------------------
                                                       (unaudited)                 (unaudited)
Net sales                    $  28,522,000            $ (10,626,000) (1)            $  17,896,000
Cost of goods sold              23,352,000              (10,942,000) (2)               12,410,000
Gross profit                     5,170,000                  316,000                     5,486,000
Net income (loss)            $ (11,496,000)                 316,000                 $ (11,180,000)
=================================================================================================
Net income (loss) per
common share                 $       (1.06)           $          --                 $       (1.06)
=================================================================================================

=================================================================================================
                                Historical                                         Pro Forma
                                Year Ended              Pro Forma                  Year Ended
                             December 31, 1996         Adjustments              December 31, 1996
-------------------------------------------------------------------------------------------------
                                                       (unaudited)                  (unaudited)
Net sales                    $ 19,044,000             $ (8,266,000) (1)             $  10,778,000
Cost of goods sold             15,774,000               (8,304,000) (2)                 7,470,000
Gross profit                    3,270,000                   38,000                      3,308,000
Net income (loss)            $(41,842,000)                  38,000                  $ (41,804,000)
=================================================================================================
Net income (loss) per
common share                 $      (7.68)            $         --                  $      (7.68)
=================================================================================================

  (1) The cost of the die to be provided on consignment will be removed from the selling price of the MCMs. The amount of the 2% prompt payment discount offered to the customer, which is included in revenues, will be reduced by the lower selling prices for these MCMs.

  (2) The cost of the die to be provided on consignment will be removed from the cost of goods sold, corresponding to the reduction in selling prices of the MCM's.

Until July 1997, the Company had a foreign exchange line of credit with the Development Bank of Singapore ("DBS") under which it could enter into forward currency contracts of up to S$30,000,000 for contracts with a maturity of up to twelve months. Advances under the line of credit are guaranteed by MPI and secured by all the

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

assets of MPS, including a second mortgage on MPS's leasehold land and facility. Subject to bank financing and consent, the Company had entered into forward foreign currency contracts to economically hedge foreign currency transactions on a continuing basis for periods consistent with the underlying exposures, generally ranging from one-to-nine months in duration. The Company does not engage in foreign currency speculation; however, the Company's previous use of forward foreign currency contracts does not qualify for hedge accounting treatment in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." The Company's objective in entering into forward contracts was to minimize on a continuing basis the impact of foreign exchange rate movements on the Company's operating results. This line of credit was terminated on July 9, 1997 when DBS appointed a Receiver and Manager for MPS.

NOTE 6 - DEBT AND ACCRUED INTEREST OF DISCONTINUED OPERATIONS, IN DEFAULT, DUE ON DEMAND

December 31,                                                                      1998              1997
----------------------------------------------------------------------------------------------------------
Debt of discontinued operations, in default, due on demand
consists of:
Line of credit facilities and short-term borrowings of discontinued
operations, which are currently in default and included in "Debt of discontinued operations, in default, due on demand," bear interest at the bank's prime rate plus 5% (total 13.75% at December 31, 1998)
while in default, secured by substantially all of the assets of MPS, and is guaranteed by MPI. Net of assets held as collateral of $138,000
for 1998 and $1,868,000 for 1997.                                              $  109,000       $   770,000

Line of credit facilities and short-term borrowings of discontinued
operations, which are currently in default and accordingly included in "Debt of discontinued operations, in default, due on demand,"
secured by  substantially all of the assets of MPM, guaranteed by MPI.
Net of assets  held as collateral of $236,000 for 1998 and $71,000 for 1997.      881,000         1,246,000

8.5% debentures, related to discontinued operations, which are currently in default and thus, due on demand and accordingly included in the caption "Debt of discontinued operations, in default, due on demand",
interest is due annually, principal due in March 2001, guaranteed by MPI        9,000,000         9,000,000

Term notes to, or guaranteed by, certain customers of discontinued
operations, which are currently in default and included in "Debt of discontinued operations, in default, due on demand," bearing interest at rates ranging from 3.5% to 18.0%, payable in quarterly installments commencing in March 1997, principal due in quarterly installments over a four-year term commencing in March 1998, secured by various assets
including certain MPS production equipment, guaranteed by MPI                   4,771,000         4,771,000

Term notes to, or guaranteed by, certain customers of discontinued
operations, which are currently in default and accordingly included in
"Debt of discontinued operations, in default, due on demand," originally payable in various quarterly installments commencing in the second quarter of 1996, plus interest at rates ranging from 6.7% to 8.75%, secured by various assets including certain MPS production equipment, all of the domestic assets of MPI, MPA and CTM and all of the outstanding
common stock of MPA, MPS and CTM                                                6,792,000         6,583,000

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31,                                                                      1998              1997
-----------------------------------------------------------------------------------------------------------
Mortgage notes of discontinued operations  due January 2000 and January
2005, which are currently in default and accordingly included in "Debt of discontinued operations, in default, due on demand" for 1997, payable in monthly installments of S$22,000 (U.S. $14,000) plus interest, with interest at variable rates (13.75% at December 31, 1997), secured by MPS
buildings and improvements, guaranteed by MPI                                         --          1,081,000

Note payable resulting from the deficiency balance of capital leases of discontinued operations, which are currently in default and accordingly included in "Debt of discontinued operations, in default, due on demand,"
bears interest at 7.25% and is guaranteed by MPI                                1,610,000         1,601,000

Capital lease obligations of discontinued operations, which are currently in default and accordingly included in "Debt of discontinued operations, in default, due on demand" consisting of various machinery and equipment financing agreements, payable in monthly installments of $10,000, including
interest at rates ranging from 4% to 6%                                               --           160,000

Equipment leases  1998 balance matures in January 2000 and July 2002, payable in monthly installments of $4,000, including interest at rates ranging from 21.6% to 25.9%, secured by various CTM production equipment
and guaranteed by MPI                                                              69,000            91,000
                                                                               ----------       -----------
                                                                               23,232,000        25,303,000
Current portion of long-term debt                                                 (20,000)          (22,000)
Accrued interest                                                                3,892,000         5,132,000
Long-term debt, less current portion                                              (49,000)          (69,000)
                                                                              -----------       -----------
Debt of discontinued operations, in default, due on demand                    $27,055,000       $30,344,000
                                                                              ===========       ===========

Certain of the above obligations are payable in Singapore dollars and the balances have been translated at an exchange rate of U.S.$1.00 = S$1.66 at December 31, 1998 and U.S. $1.00 = S$1.6825 at December 31, 1997. Accordingly, actual settlement amounts of such obligations are subject to variances caused by changes in foreign exchange rates.

The Company does not have the financial resources to meet its obligations or guarantees for most all of the above obligations, and thus is in default on all of these obligations (except for the equipment leases). As a result, these obligations are due on demand and have been classified as current liabilities within the caption "Debt of discontinued operations, due on demand." The Company is currently negotiating with these lenders to discuss a possible restructuring of these debt obligations. If the Company is unsuccessful in its negotiations, the Company would not be able to repay the amounts outstanding under these obligations. This failure would materially adversely affect the Company's financial condition and ability to continue as a going concern, and could, as is the case with other debt defaults and failure to repay, require that the Company seek bankruptcy protection under Chapter 11 or Chapter 7 of Title 11 of the United States Code for MPI and its U.S. subsidiaries.

Scheduled maturities of principal balances are $20,000, $16,000, $20,000, $13,000 and $0 in 1999 through 2003, respectively. However, the company is currently in default under almost all of its debt agreements and accordingly, $27,055,000 is currently due on demand.

MPI is directly liable, or is contingently liable based on guarantees of repayment provided, for effectively all of the above obligations.

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In October 1996, the Company issued $2.8 million in 8% convertible debentures to a group of offshore investors (collectively "Purchasers"). As of February 20, 1997, holders of the remaining $1.9 million of debentures had elected to convert, resulting in the issuance of an additional 3,801,787 shares (see Note
10).

NOTE 7  -  COMMITMENTS AND CONTINGENCIES

Following is a schedule by year of estimated future minimum lease payments under capital and operating lease agreements.

YEAR ENDED                                            CAPITAL   OPERATING
DECEMBER 31,                                          LEASES      LEASES
--------------------------------------------------------------------------
     1999                                             $33,000   $  611,000
     2000                                              25,000      601,000
     2001                                              25,000      607,000
     2002                                              14,000      575,000
     2003                                                  --      360,000
     Thereafter                                            --    1,600,000
--------------------------------------------------------------------------
     Total minimum lease payments                      97,000   $4,354,000
                                                                ==========
     Amount representing interest                      28,000
--------------------------------------------------------------------------
     Present value of net minimum lease payments       69,000
     Current portion                                   20,000
--------------------------------------------------------------------------
     Long-term portion                                $49,000
==========================================================================

The Company entered into an agreement in 1998 whereby the Company obtained the use of a piece of test equipment and technical support for such equipment from the supplier. The agreement provides for minimum annual payments of $360,000 through 2007, plus the possible acceleration of payments if the Company obtains new customers with projects that require the use of the equipment and technical support of the equipment supplier. The Company has included its commitment under the agreement in the previous table as an operating lease.

Certain machinery and equipment are subject to leases which are classified as capital leases for financial reporting purposes. At December 31, 1998 and 1997 $155,000 ($97,000 net) and $155,000 ($128,000 net), respectively, of such leased equipment are included in property, plant and equipment. Amortization expense related to assets under capital leases, for continuing operations was $31,000, $83,000 and $58,000 in 1998, 1997 and 1996, respectively.

The Company is also committed under noncancelable operating agreements for the lease of buildings, machinery and equipment. Rent expense for continuing operations in 1998, 1997 and 1996 was approximately $261,000, $336,000 and $364,000 respectively.

Certain of the Company's shareholders have been granted certain registration rights; the costs of any such offering, exclusive of any underwriting discount, would be borne by the Company.

In May 1995, the United States Environmental Protection Agency ("EPA") issued written notice to all known generators of hazardous waste shipped to a Whittier, California treatment facility that it considers these generators (including the Company) to be a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"). The notice requires all of the generators of this waste to take immediate actions to contain and prevent any further release of hazardous substances at the site. In response to the EPA notice, the Company and approximately 100 of the other named generators provided the necessary funding to effect the removal and destruction of the hazardous wastes stored at this site. At present, the Company's percentage of responsibility for this site is less than one half of one percent; and that percentage is expected to decrease substantially as additional generators are determined. In addition, the Company and such generators have provided the necessary funding to test the soil and ground water at this site, which testing is currently ongoing. Although the cost incurred by the Company to date of removing and destroying the hazardous

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

waste stored at this facility was not significant, this effort does not address the cleanup of potential soil and/or ground-water contamination present at this site. There can be no assurance, therefore, that the costs and expenses associated with this action will not increase in the future to a level that would have material adverse effect upon the Company's operations. Based upon the Company's investigation to date, the Company is not able to determine whether this matter, if resolved adversely to the Company, would have a material adverse effect upon the Company's financial position, results of operations or cash flows.

The Company has also previously shipped small quantities of hazardous waste for recycling to a San Diego hazardous waste treatment facility operated by a third party operator ("Operator"). The owner of the property and the State of California have filed suits against the Operator and two of its officers and the owner of the property has obtained a mandatory injunction to compel the removal of hazardous waste on site. If the Operator does not comply, it is possible that the property owner or a government agency could also sue or bring enforcement proceedings against approximately 100 hazardous waste generators, including the Company, that shipped such wastes to the facility to pay for the removal and to participate in site cleanup if any contamination is discovered. Based upon the Company's investigation to date, the Company is not able to determine whether this matter, if resolved adversely to the Company, would have a material adverse effect upon the Company's financial position, results of operations or cash flows. However, the Company has received no further communication regarding this site since 1994.

Numerous creditors have filed or threatened lawsuits against MPI and its subsidiaries for various defaults and violations of certain agreements entered into by MPI and its various subsidiaries. As a result of DBS Bank's decision to enforce its claims, MPM and MPS are in liquidation and receivership, respectively in Singapore. Should MPI be unable to restructure its debt obligations incurred through guarantees of MPM's and MPS's debts, MPI may be forced to seek protection under Chapter 7 or 11 of Title 11 the United States Code.

On April 10, 1997, DBS sent to MPS a written demand for payment of the outstanding debt owed to DBS by MPM. In addition to demanding payment, DBS imposed the default interest rate (an additional 3% interest rate) on the outstanding debt, which has been accrued through the expected completion of the liquidation process.

Two of the Company's former directors, Lewis Solomon and Gary Stein ("Plaintiffs"), have filed a lawsuit on December 18, 1998 in the state of New York against the Company and its major customer, Schlumberger. This filing was made one day after Gary Stein resigned from the Company's Board of Directors. Lewis Solomon previously resigned in August 1998 from the Company's Board of Directors. In the complaint, Plaintiffs have charged that the Company failed to pay them for alleged consulting services, expense reimbursements and other forms of compensation aggregating $101,250. Further, Plaintiffs allege that they were wrongfully terminated, thereby preventing them from exercising stock options, and that the Company interfered with the Plaintiffs prospective economic relationships and business advantages as consultants and directors of public corporations. The total of other alleged damages claimed by Plaintiffs are $5.5 million plus additional damages to be determined at trial. The Company believes that the Plaintiffs' claims are without merit and will vigorously oppose these allegations. In addition, the Company has made substantial counter claims against Plaintiffs for damages of $829,020, attorneys fees and additional damages to be proven at trial. In the counterclaim, the Company alleged that Mr. Solomon and Mr. Stein, as directors, voted to approve an agreement between themselves and the Company which would compensate them as consultants in addition to director fees that Mr. Solomon and Mr. Stein were then being paid, which agreement was not approved by a majority of disinterested directors in accordance with California Corporations Code 310(a). In addition, the counterclaim alleges Mr. Solomon and Mr. Stein voted themselves various options in violation of the same Code, and that the agreement was not signed by a Company officer with requisite authority to approve such an agreement. And finally, the counterclaim alleges that in approving the agreement, Mr. Solomon and Mr. Stein breached their fiduciary duties and they did not provide any services of material benefit to the Company.

Because the lawsuit is at such an early stage, it is impossible to estimate the damages, if any, the Company may be required to pay the Plaintiffs.

The Company is involved in various other claims arising in the ordinary course of business; none of these other claims, in the opinion of management, is expected to have a material adverse impact on the financial position, cash flows or overall trends in the results of operations of the Company.

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8  -  INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under the SFAS 109 asset and liability method, deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year(s) in which the differences are expected to reverse.

Net income (loss) is comprised of the following:

Year ended December 31,         1998          1997            1996
----------------------------------------------------------------------
Domestic operations          $  725,000   $    289,000    $ (2,526,000)
Singapore operations          3,961,000    (11,785,000)    (39,316,000)
----------------------------------------------------------------------
  Total                      $4,686,000   $(11,496,000)   $(41,842,000)
======================================================================

A reconciliation of the provision for income taxes to the amount computed by applying the statutory Federal income tax rate to income before income taxes follows:

Year ended December 31,                       1998          1997       1996
-------------------------------------------------------------------------------
Amounts computed at Federal statutory
rate                                     $ 1,593,000 $ (3,909,000) $(14,295,000)
Foreign losses with no benefit                          3,121,000    10,910,000
Taxes below the Federal rate
  on undistributed foreign earnings                       831,000     2,829,000
Alternative minimum taxes due                 12,000
Realization of previously deferred tax
  benefits                                (1,369,000)
Amortization of non-deductible intangible
  assets                                      37,000       37,000        38,000
Non-deductible expenses                        7,000        6,000       247,000
Losses for which no current benefits are
  available                                       --           --       271,000
Utilization of NOL carryforward             (262,000)     (86,000)           --
-------------------------------------------------------------------------------
Provision for income taxes               $    18,000  $        --  $         --
===============================================================================

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The components of deferred income taxes:
Year ended December 31,                          1998             1997
Deferred tax assets:
 Net operating loss carryforwards            $ 3,724,000     $  3,951,000
 Accrued liabilities and reserves                652,000        2,804,000
 Tax credit carryforwards                        635,000          499,000
 Deferred income                                      --          106,000
 Book and tax depreciation differences            95,000           92,000
--------------------------------------------------------------------------------
                                               5,106,000        7,452,000
Valuation allowance                           (5,106,000)      (7,452,000)
--------------------------------------------------------------------------------
Deferred taxes                               $        --     $         --
================================================================================

At December 31, 1998 and 1997, a 100% valuation allowance has been provided on the total deferred income tax assets as they are not more likely than not to be realized.

The Company has not recorded provisions for any United States income taxes in 1997 and 1996. At December 31, 1998, the Company had Federal net operating loss carryforwards of approximately $10,531,000 for Federal tax reporting purposes and approximately $2,450,000 for California tax purposes. The net operating loss carryforwards for tax purposes expire between 2000 and 2011.

As of December 31, 1998, the Company also has approximately $500,000 and $135,000 in Federal and state research and development credit carryforwards, respectively. These credits expire between 2000 to 2012. Additionally, the Company has approximately $31,000 of investment tax credits which expire in 2001. The Company believes that it has incurred an ownership change pursuant to
Section 382 of the Internal Revenue Code and, as a result, the Company believes that its ability to utilize its current net operating loss and credit carryforwards in subsequent periods will be subject to annual limitations.

During 1997 and 1996, the Company's Singapore operations generated operating losses for both financial reporting and income tax purposes.

NOTE 9  -  SHAREHOLDERS' EQUITY

In October 1996, the Company issued $2.8 million in 8% convertible debentures. As of December 31, 1996, holders of $900,000 of these debentures had elected to convert, under the terms of the debentures, into 1,306,996 shares of common stock. As of February 20, 1997, holders of the remaining $1.9 million of debentures had elected to convert, resulting in the issuance of an additional 3,801,786 shares.

During 1998, employees exercised options to purchase 63,611 shares of the Company's common stock.

In order to permit the Company to issue additional options to employees, the Shareholders approved an amendment to the Company's 1993 Stock Option/Stock Issuance Plan, which reserved an additional 4 million shares for the plan (see
Note 12) on August 21, 1997.

As of March 10, 1998, shareholders approved an amendment to the Company's Amended and Restated Articles of Incorporation to increase the authorized shares of Common Stock from 15 million shares to 50 million shares and to add 10 million shares of undesignated preferred stock, pursuant to a written consent solicitation.

The Company is prohibited by certain agreements from paying cash dividends. MPS is a party to a line of credit facility with a bank that requires MPS to obtain the consent of DBS prior to declaring dividends, repaying creditors or transferring funds to MPI. In addition, an agreement relating to the guarantee of Motorola of a bank loan to MPS grants Motorola the right to prohibit payment of dividends on the stock of MPI, CTM and MPA. The Transpac agreements also contain similar restrictions.

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10  -  EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution retirement savings plan which is intended to qualify under section 401(k) of the Internal Revenue Code. The Plan covers substantially all full-time U.S. employees. Participants may contribute a percentage of their salaries subject to statutory annual limitations. The Company matches a percentage of the employee contributions as specified in the plan agreement. Contributions by the Company totaled $70,000, $48,000 and $65,000 in 1998, 1997 and 1996, respectively.

NOTE 11  -  STOCK OPTION/STOCK ISSUANCE PLAN AND STOCK PURCHASE WARRANTS

STOCK OPTION/STOCK ISSUANCE PLAN - The Company maintains a stock option/stock issuance plan under which incentive stock options may be granted to employees of the Company and nonqualified stock options may be granted to consultants and non-employee directors of the Company. Under the terms of the plan, nontransferable options may be granted for terms of up to 10 years and are generally exercisable at the rate of 33% per year, although vesting terms are determined at the discretion of the Board of Directors. Options are generally granted with an exercise price not less than the fair market value of the common stock shares at the date of grant. A total of 4,690,632 shares of common stock have been reserved for issuance under the plan. The plan expires in December 2000.

On August 21, 1997, the Company cancelled and regranted substantially all existing options (other than options granted pursuant to the Automatic Option Grant Program). Based in part upon the delisting of the Company's Common Stock from the Nasdaq National Market, the financial condition of the Company, the stock price and the necessity of retaining its employees, the Company believes that this program would be in the best interests of the shareholders. As such, the Board of Directors and the Stock Option Plan Administration Committee cancelled and regranted substantially all options outstanding under the Discretionary Option Grant Program of the Plan (and granted additional options to persons who have received options under the Automatic Option Grant Program) with an exercise price in excess of the fair market value of the Common Stock of the Company as traded on the OTC Bulletin Board on the Grant Date. Pursuant to such program, each such outstanding option was cancelled and a new replacement option granted for the same number of shares, with an exercise price of $0.19875 (the fair market value of the Common Stock on the new grant date).

The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for this plan. Under APB Opinion 25, when the exercise price of options granted under the Company's plan is equal to the market price of the underlying stock on the date of grant, no compensation cost is recognized.

Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income and earnings per share as if such compensation cost for the Company's stock option and issuance plans had been determined in accordance with the fair value based method prescribed in SFAS 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: 0% dividend yield; expected volatility of 75%, 19 - 23% and 16%, risk free interest rates of
5.39 - 5.75%, 5.25% - 6.22% and 6.10%; and expected lives of 3 to 6 years
(determined on an option-by-option basis).

Under the accounting provisions of SFAS 123, the Company's net income (loss) per share would have been increased to the pro forma amounts indicated below:

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                       1998               1997                 1996
Net loss:
  As reported...................................   $4,686,000        $(11,496,000)        $(41,842,000)
  Proforma......................................    4,650,000         (11,583,000)         (41,858,000)
Earnings per common share:
  As reported...................................         0.43               (1.11)               (7.68)
  Proforma......................................         0.43               (1.12)               (7.69)
Earnings per common share  assuming dilution:
  As reported...................................         0.43               (1.06)               (7.68)
  Proforma......................................         0.42               (1.07)               (7.69)

A summary of the status of the Company's stock option plan as of December 31, 1998, 1997 and 1996, and changes during the years ending on those dates is presented below:

                                               1998                             1997                             1996
                                 -----------------------------------------------------------------------------------------------
                                                 WEIGHTED-                        Weighted-                       Weighted-
                                    SHARES        AVERAGE             Shares        Average            Shares       Average
                                     (000)     EXERCISE PRICE          (000)     Exercise Price         (000)    Exercise Price
                                 -----------------------------------------------------------------------------------------------
Outstanding at beginning of year      3,870             $0.36          1,547              $2.22           550             $2.62
Granted                                 578              0.54          4,264               0.32         1,117              2.03
Exercised                               (64)             0.20             --                 --           (61)             1.35
Forfeited                            (1,960)             0.28         (1,941)              1.75           (59)             3.28
Outstanding at end of year            2,425              0.48          3,870               0.36         1,547              2.22
Options exercisable at year-end       1,066              0.41          1,202               0.37           867              2.14
Weighted-average fair value of
 options granted during the year    $  0.27                          $  0.10                           $ 0.53


The following table summarizes information about fixed stock options outstanding at December 31, 1998.

                                           Options Outstanding                             Options Exercisable
                    ---------------------------------------------------------------     ----------------------------
                           Number         Weighted-Average     Weighted-Average         Number          Weighted-
 Range of Exercise     Outstanding at         Remaining         Exercise Price      Exercisable at       Average
     Prices               12/31/98        Contractual Life                             12/31/98       Exercise Price
--------------------------------------------------------------------------------------------------------------------
$  0.20  to  $  0.26          504,720          8.6 years            $0.20                258,587           $0.20
$  0.42  to  $  0.51        1,605,333          8.9                  $0.47                775,001           $0.49
$  0.58  to  $  0.63          259,000          9.2                  $0.61                    -0-           $  --
$  1.75  to  $  1.91           45,900          7.9                  $1.90                 23,175           $1.90
$  4.19  to  $  5.13            9,900          5.6                  $5.04                  9,450           $5.08
                       ==============                                               =============
$  0.20  to  $  5.13        2,424,853                                                  1,066,213
                       ==============                                               =============


STOCK PURCHASE WARRANTS - On November 19, 1997, the Company entered into an Investment Banking Agreement for a term of two years. Pursuant to the Investment Banking Agreement, the Company is to receive business development services including the review of the Company's managerial and financial requirements, review of the Company's budgets and business plans, analysis of alternative methods by which the Company can raise capital and certain other related services in exchange for the issuance of 1,000,000 common stock purchase warrants. This warrant has a term of five years, an exercise price of $1.00 per share, and has certain registration rights. The fair market value of the Company's Common Stock on the grant date was $0.625. The exercise of the warrant was contingent on shareholder approval of an increase in the number of authorized shares necessary to provide a sufficient number of shares underlying the warrant. Shareholders subsequently granted such

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

approval effective March 10, 1998. The Company issued 50,000 common stock purchase warrants at an exercise price of $1.00 per share in November 1997, pursuant to an agreement whereby the Company will receive investment consulting services for a period of two years. The warrants become exercisable over the first two years of the agreement and expire in November 2002. Both agreements were cancelled for nonperformance during 1998 and the warrants lapsed without exercise.

In connection with the issuance of $2.8 million of convertible debentures on October 23, 1996 (see Note 7) the Company issued 75,421 common stock purchase warrants to the lead investor at an exercise price of $0.55 (the average conversion price of the debentures). These warrants, which were exercisable 45 days after issuance, expired on October 23, 1997. In connection with its IPO (see Note 10), the Company issued 160,000 common stock purchase warrants to its underwriter at an exercise price of $6.50. These warrants, which were exercisable upon issuance, expire in April 1999. The Company issued 17,693 common stock purchase warrants at an exercise price of $5.63 per share in August 1993. These warrants expired in August 1998.

No stock purchase warrants have been exercised during the three years ended December 31, 1998.

NOTE 12  -  SUPPLEMENTAL INFORMATION TO STATEMENT OF CASH FLOWS

Cash paid for interest during 1998, 1997 and 1996 totaled $18,000, $688,000 and $1,731,000 respectively. In 1996, the Company entered into capital lease obligations to acquire property, plant and equipment totaling $1,784,000. As discussed in Notes 7 and 10, holders of $1,900,000 of convertible debentures had elected to convert their debentures into 3,801,856 shares of common stock, as of December 31, 1997.

NOTE 13  -  RELATED PARTY TRANSACTIONS

In exchange for management, marketing, advisory, strategic planning and technical services, the Company paid $249,000 and $626,000 in 1998 and 1997 to the Company's present or former Board Members or entities which are affiliated with three of the Company's Board members. The Company has $67,000 accrued and unpaid to Board Members at December 31, 1998.

NOTE 14  -  DISCONTINUED OPERATIONS

On July 10, 1997, The Development Bank of Singapore Limited, one of the Company's and its subsidiaries largest creditors ("DBS"), appointed a Receiver and Manager to liquidate the assets of Microelectronic Packaging (S) Pte. Ltd. ("MPS"), which is a wholly owned subsidiary of the Company which manufactured primarily pressed ceramics products. DBS exercised its option to appoint a Receiver and Manger under the terms of a Deed of Debenture dated November 27, 1984 (as amended) between DBS and MPS. The Company anticipates that the Receiver and Manager will complete the liquidation of MPS in 1999. The Company has guaranteed all of MPS's obligations to DBS These loans are included in the caption "Debt and accrued interest of discontinued operations, due on demand" in the Consolidated Balance Sheet. The Company has guaranteed the repayment of such shortfall. The Company recorded the effect of the receivership as of June 30, 1997, and the results of operations of MPS have been classified as "Loss from discontinued operations" on the Consolidated Statement of Operations. As a result of the appointment of a Receiver and Manager, MPS is no longer able to manufacture its pressed ceramic products and has ceased generating revenue since July 10, 1997.

During 1998, the Company (as guarantor) reached written agreements with all six of MPS' secured creditors. For five of those creditors (see separate discussion regarding the settlement of the DBS Bank loans below), the Company agreed to make payments aggregating $3,565,062 as full satisfaction of the total of all obligations to these creditors. The payments to these creditors are due on May 1, 1999. In addition, for one of these creditors, the Company issued immediately exercisable warrants for the purchase of 200,000 shares of the Company's common stock at an exercise price of $1.00 per share in full satisfaction of the debt. The Company has reached further agreements with five of the six MPS creditors. The Company has signed letter agreements which call for the conversion of all amounts due to these five creditors into shares of Series A Preferred Stock. These conversion agreements are

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

subject to agreement of the final creditor to conversion, reduction of the letter agreement into definitive agreements, as well as approval by a majority of the Company's shareholders.

The Company has also evaluated the net realizable value of the assets of its MPS subsidiary. The effect of this is to reduce the carrying value of certain assets by $6.4 million in 1997 and $6.2 million in 1996. These charges are included on the Consolidated Statement of Operations in the caption "Estimated gain (loss) on disposal of discontinued operations."

In 1998, the Company revised its estimate of the amount it will ultimately owe under debt obligations originating in Singapore. In November 1998, Management was informed of the sale of the two buildings owned by MPS, and such buildings were sold in excess of their book value. The net proceeds from these sales were utilized to retire a portion of Singapore debt obligations. The revised estimate of the amount ultimately owed under these debt obligations resulted in recording a gain on the estimated disposal of discontinued operations of $3,512,000 for the year ended December 31, 1998. This gain is included on the Consolidated Statement of Operations in the caption "Estimated gain (loss) on disposal of discontinued operations."

On March 18, 1997, a Receiver was appointed to handle the liquidation of the multilayer ceramics operations of MPM (S) Pte. Ltd. As of December 31, 1998, essentially all of the assets of MPM had been sold. Final resolution of the remaining liabilities will come only after the liquidation of MPS, since MPS has guaranteed the DBS bank loan and the equipment leases entered into by MPM. The portion of these liabilities remaining after any reduction available from the sale of MPS and MPM assets will then be transferred to MPI, as MPI also guaranteed these loans and leases.

As of April 14, 1998, the Company (as guarantor) reached an agreement with MPM's lessor for the, payment of $483,056 as full satisfaction of the balance remaining after the sale of the leased equipment; this payment is due May 1, 1999. The Company has reached further agreement with the lessor wherein the lessor would convert the amount due to it into shares of Series A Preferred Stock. This conversion agreement is subject to agreement of the final MPS creditor to conversion, reduction of the letter agreement into definitive agreements, as well as approval of a majority of the Company's shareholders.

The holders of the debentures issued to Transpac and related parties still retain $9.0 million of debt securities issued by MPM which are guaranteed by the Company. The Company and MPM are in default thereunder. On April 22, 1998, the Company (as guarantor) reached an agreement with Transpac for the payment of $3,112,463 as full satisfaction of the total of all obligations to Transpac; this payment is due on May 1, 1999. In addition, immediately exercisable warrants for the purchase of 500,000 shares of the Company's common stock at an exercise price of $1.00 per share were issued to Transpac, and the Company agreed to a payment of 30% of any monetary proceeds from the settlement of a specific claim, and the Company guaranteed a minimum proceeds of $1,000,000 on or prior to December 31, 1999. The Company has reached further agreement with Transpac wherein Transpac would convert the amount due to it into shares of Series A Preferred Stock. This conversion agreement is subject to agreement of the final MPS creditor to conversion, reduction of the letter agreement into definitive agreements, as well as approval of a majority of the Company's shareholders.

As indicated previously, both MPS and MPM are indebted to DBS, and the Company has guaranteed those obligations. As of July 20, 1998, the Company (as guarantor) reached an agreement with DBS for the payment of $1,177,397 as full satisfaction of all obligations to DBS; this payment is due on May 1, 1999. In addition, the Company agreed to a payment of 5% of any monetary proceeds from the settlement of a specific claim, and there were further considerations given to DBS that are not considered material by the Company. The Company has reached further agreement with the lessor wherein the lessor would convert the amount due to it into shares of Series A Preferred Stock. This conversion agreement is subject to agreement of the final MPS creditor to conversion, reduction of the letter agreement into definitive agreements, as well as approval of a majority of the Company's shareholders.

The Company's MPC subsidiary was informed in April 1997 that Carborundum Corporation ("Carborundum"), its sole customer, was immediately cancelling the manufacturing and related agreements with MPC as a result of Carborundum's sale of its assets to a third party.

On April 5, 1997, a fire at the Company's MPC facility caused damage to the building and certain equipment. The Company is insured against the fire, and has fully settled the claim with the Company's insurance carrier.

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company has closed the MPC operation and has terminated all of its MPC employees. The Company has recorded the effect of the closure of this business as of June 30, 1997, and the results of operations of MPC have been classified as "Loss from discontinued operations" in the Consolidated Statement of Operations.

Discontinued operations include management's best estimates of the amounts expected to be realized on the sale of its assets associated with theses discontinued operations and the expenses to be incurred through the disposal date. The amounts the Company will ultimately realize and incur could differ materially in the near term from the amounts assumed in arriving at the loss on disposal of the discontinued operation. Management anticipates that the foreign operations will be fully dissolved in 1999. However, Management cannot predict how long it may take the High Court of the Republic of Singapore to complete the Winding Up of these companies.

All debt obligations originating in Singapore have been classified to the caption "Debt and accrued interest of discontinued operations, in default, due on demand."

"Current liabilities of discontinued operations, net" included in the Consolidated Balance Sheets at December 31, 1997 consists of accounts payable and accrued liabilities. Consistent with the 1997 presentation, all guaranteed debt obligations have been reclassified to the caption "Debt and accrued interest of discontinued operations, due on demand" and are included in the discussion at Note 6.

On April 14, 1999, the final MPS creditor, which had not previously signed a letter agreement calling for the conversion into shares of Series A Preferred Stock, signed a Letter of Intent with a group of outside investors ("Investor") to assign its creditor position for undisclosed consideration. This Letter of Intent is subject to the Company obtaining approval of the debt conversion to equity by a majority of the Company's shareholders. In anticipation that this assignment will be completed, the Investor has signed a non-binding letter agreement which calls for the conversion of all the Company's obligations to this final MPS creditor into shares of Series A Preferred Stock.

NOTE 15  -  DECONSOLIDATION OF CURRENT LIABILITIES OF DISCONTINUED OPERATIONS,
            NET TO SHAREHOLDERS' DEFICIT

During 1998, the High Court of the Republic of Singapore ordered the Winding up of MPM Singapore Pte. Ltd. ("MPM"), a wholly owned subsidiary of the Company. As a result of this decision, MPM cannot continue as an operating business, and it cannot be allowed to dispose of its assets or incur further liabilities. In addition, the Company does not have any control over the management of MPM. This function is undertaken by the Receiver and Manager appointed by DBS Bank.

In September 1997, the High Court of the Republic of Singapore ordered the Winding up of Microelectronic Packaging (S) Pte. Ltd. ("MPS"), also a wholly owned subsidiary of the Company. As with MPM, MPS cannot continue as an operating business, and the Company does not have any control over the management of MPS. This function is undertaken by the Receiver and Manager appointed by DBS Bank.

The Company has been informed by DBS and the Receiver and Manager for MPM and MPS that there will not be any funds remaining (after the liquidation of assets) to satisfy any claims of unsecured creditors for MPM and MPS.

Due the circumstances as described above, management, effective for 1998, has not consolidated MPM and MPS, into the consolidated financial statements for MPI and subsidiaries. For MPM, the decision was based upon the Singapore High Court's decision to Wind Up in September 1997, however, due to the material amount of assets remaining to be liquidated and also due to requests made by MPS' Receiver and Manager for the

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Company to assist them in the realization and disposal of MPS' remaining assets, Management elected to consolidate until there was a clearer determination of the control of the subsidiary and realization of its assets. In November 1998, Management was informed of the sale of the two buildings owned by MPS. In addition, it became more evident during 1998 that any remaining realization of accounts receivable on the books of MPS was highly questionable. Accordingly the decision was made to not consolidate MPM and MPS.

In 1998, the Company revised its estimate of the amount it will ultimately owe under debt obligations originating in Singapore. Revision of the estimate arose primarily from the sale of two buildings in Singapore. In November 1998, Management was informed of the sale of the two buildings owned by MPS, and such buildings were sold in excess of their book value. The net proceeds from these sales were utilized to retire a portion of Singapore debt obligations. The revised estimate of the amount ultimately owed under these debt obligations resulted in recording a gain on the estimated disposal of discontinued operations of $3,916,000 for the year ended December 31, 1998. This gain is included on the Consolidated Statement of Operations in the caption "Estimated gain (loss) on disposal of discontinued operations."

The effect of this decision was to reduce the Current Liabilities of Discontinued Operations, net and improve the Shareholders' Deficit by $10.2 million as of December 31, 1998.

NOTE 16  -  GEOGRAPHIC INFORMATION

Year ended December 31,                                     1998          1997           1996
Net sales to unaffiliated customers:
  United States                                         $19,271,000   $28,522,000   $19,044,000
  Singapore                                                      --            --            --
-----------------------------------------------------------------------------------------------
Net sales as reported in the
  accompanying consolidated statements of operations    $19,271,000   $28,522,000   $19,044,000
===============================================================================================
Net income (loss) from operations:
  United States                                         $   725,000   $   289,000   $(2,526,000)
  Singapore                                                      --            --            --
-----------------------------------------------------------------------------------------------
Income (loss) from operations as reported in the
  accompanying consolidated statements of operations    $   725,000   $   289,000   $(2,526,000)
===============================================================================================

December 31,                                             1998          1997
------------------------------------------------------------------------------
Identifiable assets:
  United States                                     $ 6,885,000   $  9,911,000
  Singapore and Indonesia                                    --
------------------------------------------------------------------------------
Total assets as reported in the
  accompanying consolidated balance sheets          $ 6,885,000   $  9,911,000
==============================================================================
Identifiable liabilities:
  United States                                     $ 5,022,000   $  9,517,000
  Singapore                                          27,055,000     40,626,000
------------------------------------------------------------------------------
Total liabilities as reported in the
  accompanying consolidated balance sheets          $32,077,000   $ 50,143,000
==============================================================================

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17  -  EARNINGS PER SHARE

                                                 For the Year Ended December 31, 1998
                                           ---------------------------------------------
                                               Income            Shares        Per-Share
                                             (Numerator)      (Denominator)      Amount
                                           ---------------------------------------------
Net income from continuing operations          $725,000
BASIC EPS
Income available to common stockholders         725,000        10,817,695        $0.07
                                                                                =======
Effect of Dilutive Securities
Stock Options                                        --           150,542
Warrants                                             --                --
                                               --------       -----------
DILUTED EPS
Income available to common
  stockholders + assumed conversions           $725,000        10,968,237        $0.07
                                               ========        ==========       =======

Options to purchase 1,920,133 shares and warrants to purchase 660,000 shares of common stock at prices ranging from $0.42 to $6.50 were outstanding during 1998, but were not included in the computation of diluted EPS because the options' and warrants' exercise prices were greater than the average market price of the common shares. The options and warrants, which expire between April 1999 and July 2008 were still outstanding as of December 31, 1998.

                                                      For the Year Ended December 31, 1997
                                                --------------------------------------------------
                                                  Income               Shares            Per-Share
                                                (Numerator)         (Denominator)          Amount
                                                --------------------------------------------------
Net income from continuing operations             $289,000
BASIC EPS
Income available to common stockholders            289,000           10,360,841              $0.04
                                                                                           =======
Effect of Dilutive Securities
Stock Options                                           --              525,478
Warrants                                                --                   --
                                                  --------           ----------
DILUTED EPS
Income available to common
  stockholders + assumed conversions              $289,000           10,886,319              $0.03
                                                  ========           ==========            =======

Options and warrants to purchase shares of common stock were outstanding during the second half of 1997 but were not included in the computation of diluted EPS because the options' and warrants' exercise prices were greater than the average market price of the common shares.

                        MICROELECTRONIC PACKAGING, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                      For the Year Ended December 31, 1996
                                                --------------------------------------------------
                                                   Income               Shares           Per-Share
                                                 (Numerator)         (Denominator)         Amount
                                                --------------------------------------------------
Net loss from continuing operations             $ (2,526,000)
BASIC EPS
Income available to common stockholders           (2,526,000)        5,445,380             $(0.46)
                                                                                         =========
Effect of Dilutive Securities
Stock Options                                             --                --
Warrants                                                  --                --
                                                ------------       -----------
DILUTED EPS
Income available to common
  stockholders + assumed conversions            $ (2,526,000)        5,445,380             $(0.46)
                                                =============      ===========           =========

Options and warrants to purchase shares of common stock which were outstanding during the second half of 1996 were not included in the computation of diluted EPS because the options' and warrants' effect on EPS would be anti-dilutive.

NOTE 18  -  FOURTH QUARTER ADJUSTMENTS

During the fourth quarter of 1998, the Company recorded certain non-recurring adjustments, the most significant of which was a change in the estimated amount payable to secured creditors relating to the Company's discontinued operations (see Note 14). This change in the amount due to secured creditors was primarily due to the sale of the two buildings owned by MPS which resulted in a net reduction in debt incurred by discontinued operations (guaranteed by the Company) and a gain on disposal of discontinued operations, totaling $3.5 million. After the effect of this reduction in debt of discontinued operations, the Company owes approximately $27.1 million at December 31, 1998 of debt and accrued interest, which amount is classified as "Debt and accrued interest of discontinued operations, in default, due on demand" in the Consolidated Balance Sheet.

             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON
                        FINANCIAL STATEMENTS SCHEDULES


Board of Directors
Microelectronic Packaging, Inc.
San Diego, California

The audits referred to in our report dated March 11, 1999, except for Note 14, paragraph 15, which is as of April 14, 1999, relating to the consolidated financial statements of Microelectronic Packaging, Inc., which is contained in
Item 8 of this Form 10-K included the audit of the financial statement schedule listed in the accompanying index. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficiency of $27,120,000 and an accumulated deficiency of $65,335,000 as of December 31, 1998, is in default of most of it's loan agreements, is economically dependent on a single customer, has three foreign subsidiaries in receivership and/or liquidation under Singapore law, has various claims and lawsuits filed against the Company and it's subsidiaries and may be forced to seek protection for the Company and certain subsidiaries under United States bankruptcy law. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in
Note 2. Continuation of the Company is dependent on the Company's ability to negotiate arrangements with its lenders, raise sufficient capital, achieve sufficient cash flow to meet its debt obligations and profitability. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                BDO SEIDMAN, LLP



Costa Mesa, California
March 11, 1999 except for Note 14,
  paragraph 14, which is as of
  April 14, 1999.

                        MICROELECTRONIC PACKAGING, INC.
                VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998
                                  SCHEDULE II

                                                          Additions
                                      Balance At         Charged To       Transfers to
                                     Beginning Of         Costs And       Discontinued                    Balance At End
                                        Period            Expenses         Operations      Deductions       Of Period
                                     -----------------------------------------------------------------------------------
Allowance For Doubtful
 Accounts for the Year Ended:
  December 31, 1996                  $   199,000         $   99,000       $                $              $   298,000
  December 31, 1997                      298,000                 --                 --         (63,000)        235,000
  December 31, 1998                      235,000                 --                 --              --         235,000
Inventory Valuation Reserves for
 the Year Ended:
  December 31, 1996                  $ 1,030,000         $  606,000       $         --     $  (312,000)   $ 1,324,000
  December 31, 1997                    1,324,000             49,000           (909,000)       (220,000)       244,000
  December 31, 1998                      244,000            455,000                 --              --        699,000
Other Valuation Reserves (1)
for the Year Ended:
  December 31, 1996                  $   983,000         $1,817,000       $         --     $        --    $ 2,800,000
  December 31, 1997                    2,800,000                 --         (2,526,000)             --        274,000
  December 31, 1998                      274,000                 --                 --        (200,000)        74,000
Property, Plant And Equipment -
 Continuing Operations
 for the Year Ended:
  December 31, 1997                  $ 6,163,000         $       --         (6,163,000)    $        --    $        --
  December 31, 1998                           --                 --                 --              --             --
Property, Plant And Equipment -
 Discontinued Operations
 for the Year Ended:
  December 31, 1997                  $14,943,000         $  755,000       $  6,163,000     $        --    $21,861,000
  December 31, 1998                   21,861,000                 --                 --     (21,861,000)            --

(1)  Pertains To Other Receivables, Including Innoventure Receivable for 1996.

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ________________

                                   FORM 10-Q


[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

     FOR THE QUARTERLY PERIOD ENDED         MARCH 31, 1999
                                    ----------------------------


               COMMISSION FILE NUMBER         0-23562
                                      ---------------------

                        MICROELECTRONIC PACKAGING, INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


             CALIFORNIA                                   94-3142624
------------------------------------        ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)


  9577 CHESAPEAKE DRIVE, SAN DIEGO, CALIFORNIA                     92123
--------------------------------------------------             --------------
     (Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code             (619) 292-7000
                                                          ---------------------

       Indicate by check whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


       Yes [X]                           No [_]


       At May 10, 1999, there were outstanding 10,856,890 shares of the
                                               ----------
Registrant's Common Stock, no par value per share.

================================================================================

                        PART I - FINANCIAL INFORMATION
                         ITEM 1 - FINANCIAL STATEMENTS

                        MICROELECTRONIC PACKAGING, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                               MARCH 31,             December 31,
                                                                                 1999                   1998
--------------------------------------------------------------------------------------------------------------------
ASSETS                                                                       (UNAUDITED)
Current assets:
         Cash                                                           $         129,000       $         469,000
         Accounts receivable, net                                               1,130,000               1,306,000
         Inventories                                                            2,742,000               3,073,000
         Other current assets                                                     166,000                  60,000
--------------------------------------------------------------------------------------------------------------------
                           TOTAL CURRENT ASSETS                                 4,167,000               4,908,000
Property, plant and equipment, net                                              1,654,000               1,806,000
Other non-current assets                                                          144,000                 171,000
====================================================================================================================
                                                                        $       5,965,000       $       6,885,000
====================================================================================================================

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
         Current portion of long-term debt                              $          19,000       $          20,000
         Accounts payable                                                       3,932,000               4,045,000
         Accrued liabilities                                                      669,000                 908,000
         Debt and accrued interest of discontinued operations,
                  in default, due on demand                                    27,557,000              27,055,000
--------------------------------------------------------------------------------------------------------------------
                           TOTAL CURRENT LIABILITIES                           32,177,000              32,028,000
Long-term debt, less current portion                                               45,000                  49,000
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' DEFICIT
         Common stock, no par value                                            40,162,000              40,143,000
         Accumulated deficit                                                  (66,419,000)            (65,335,000)
--------------------------------------------------------------------------------------------------------------------
Total shareholders' deficit                                                   (26,257,000)            (25,192,000)
--------------------------------------------------------------------------------------------------------------------
                                                                        $       5,965,000       $       6,885,000
====================================================================================================================

                        MICROELECTRONIC PACKAGING, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                                                 Three months ended March 31,
                                                                         ---------------------------------------------
                                                                                1999                     1998
----------------------------------------------------------------------------------------------------------------------
Net sales                                                                $      1,743,000         $      7,334,000
Cost of goods sold                                                              1,584,000                5,381,000
----------------------------------------------------------------------------------------------------------------------
Gross profit                                                                      159,000                1,953,000
Selling, general and administrative                                               546,000                  776,000
Engineering and product development                                               191,000                  272,000
----------------------------------------------------------------------------------------------------------------------
      Income (loss) from operations                                              (578,000)                 905,000
Other income (expense):
      Interest (expense), net                                                    (506,000)                  (3,000)
      Other income, net                                                                --                   70,000
----------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations
         before provision for income taxes                                     (1,084,000)                 972,000
Provision for income taxes                                                             --                  (18,000)
----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                        $     (1,084,000)        $        954,000

----------------------------------------------------------------------------------------------------------------------
Net income (loss) per common share                                       $          (0.10)        $           0.09
======================================================================================================================

======================================================================================================================
Net income (loss) per common share - assuming dilution                   $          (0.10)        $           0.08
======================================================================================================================

                        MICROELECTRONIC PACKAGING, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                                                 Three months ended March 31,
                                                                         ---------------------------------------------
                                                                                 1999                   1998
----------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES OF:
                  Continuing operations                                  $      (331,000)          $   195,000
                  Discontinued operations                                                              (23,000)
----------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                                (331,000)              172,000
----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
                  Acquisition of fixed assets                                     (4,000)             (546,000)
                  Proceeds from the sale of fixed assets                                                13,000
----------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by investing activities                                  (4,000)             (533,000)
----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
                  Principal payments on long-term debt
                           and promissory notes                                   (5,000)               (3,000)
----------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                                  (5,000)               (3,000)
----------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                                 (340,000)             (364,000)

CASH AT BEGINNING OF PERIOD                                                      469,000             1,296,000
----------------------------------------------------------------------------------------------------------------------
CASH AT END OF PERIOD                                                    $       129,000           $   932,000
======================================================================================================================

                        MICROELECTRONIC PACKAGING, INC.
                  CONDENSED CONSOLIDATED STATEMENT OF CHANGES
                           IN SHAREHOLDERS' DEFICIT
                                  (unaudited)

                                                    Common Stock                      Accumulated
                                       ---------------------------------------
                                            Shares                Amount                Deficit                 Total
                                       -----------------     -----------------     ------------------     ------------------
Balance at January 1, 1999                10,856,890            $40,143,000            $(65,335,000)         $(25,192,000)

Non-employee stock-based
    compensation                                                     19,000                                        19,000

Net (loss)                                                                               (1,084,000)           (1,084,000)
----------------------------------------------------------------------------------------------------------------------------

Balance at March 31, 1999                 10,856,890            $40,162,000            $(66,419,000)         $(26,257,000)
============================================================================================================================

                        MICROELECTRONIC PACKAGING, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.   QUARTERLY FINANCIAL STATEMENTS
     The accompanying condensed consolidated financial statements and related notes as of March 31, 1999 and for the three month period ended March 31, 1999 and 1998 are unaudited but include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of financial position and results of operations of the Company for the interim period. Certain prior year amounts have been reclassified to conform to the current year presentation. The results of operations for the three month period ended March 31, 1999 is not necessarily indicative of the operating results to be expected for the full fiscal year. The information included in this report should be read in conjunction with the Company's audited consolidated financial statements and notes thereto and the other information, including risk factors, set forth for the year ended December 31, 1998 in the Company's Annual Report on Form 10-K. Readers of this Quarterly Report on Form 10-Q are strongly encouraged to review the Company's Annual Report on Form 10-K. Copies are available from the Chief Financial Officer of the Company at 9577 Chesapeake Drive, San Diego, California 92123.

2.   INVENTORIES
     Inventories consist of the following:

                                                                MARCH 31, 1999              December 31, 1998
                                                          ---------------------------- ----------------------------
                                                                  (UNAUDITED)
           Raw materials .................................    $       2,276,000            $         2,203,000
           Work-in-progress ..............................            1,194,000                      1,531,000
           Finished goods ................................                1,000                         38,000
           Obsolescence reserve ..........................             (729,000)                      (699,000)
                                                          ---------------------------- ----------------------------
                                                              $       2,742,000            $         3,073,000
                                                          ============================ ============================

3.   EFFECTS OF INCOME TAXES
     The Company has not recorded provisions for any income taxes for the three months ended March 31, 1999, since the Company's operations have generated operating losses for both financial reporting and income tax purposes. A 100% valuation allowance has been provided on the total deferred income tax assets as they are not more likely than not to be realized.

     The Company believes that it has incurred an ownership change pursuant to
     Section 382 of the Internal Revenue Code and, as a result, the Company believes that its ability to utilize its current net operating loss and credit carryforwards in subsequent periods will be subject to annual limitations.

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
--------------------------------------------------------------------------------

4.     NET INCOME (LOSS) PER SHARE

                                                             For the three months ended March 31, 1999
                                                            --------------------------------------------
                                                               Income            Shares        Per-Share
                                                            (Numerator)       (Denominator)      Amount
                                                            ------------      ------------     ---------
       Loss from continuing operations                      $(1,084,000)
       BASIC EPS
       Loss available to common shareholders                                                    $  (0.10)
                                                            $(1,084,000)       10,856,890
                                                                                                ========


       The computation of diluted loss per share excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants because their effect was antidilutive due to losses incurred by the Company.

                                                                 For the three months ended March 31, 1998
                                                          ---------------------------------------------------------
                                                               Income              Shares            Per-Share
                                                            (Numerator)        (Denominator)          Amount
                                                          -----------------    ---------------    -----------------
       Income from continuing operations                  $      954,000
       BASIC EPS
       Income  available to common shareholders                  954,000         10,793,279            $   0.09
                                                                                                  =================
       Effect of dilutive securities:
       Stock options                                                  --          1,740,282
       Warrants                                                       --                 --
                                                          -----------------    ---------------
       DILUTED EPS
       Income available to common shareholders
          + assumed conversions                           $      954,000         12,533,561            $    0.08
                                                          =================    ===============    =================

       Options to purchase 275,800 shares and warrants to purchase 1,227,693 shares of common stock at prices ranging from $0.63 to $6.50 were outstanding during the first quarter of 1998, but were not included in the computation of diluted EPS because the options' and warrants' exercise prices were greater than the average market price of the common shares for the quarter then ended.

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
--------------------------------------------------------------------------------

5.   COMMITMENTS AND CONTINGENCIES

     The Company entered into a lease for new manufacturing facilities and corporate offices. Commencing September 1, 1997, and extends to October 31, 2002. Minimum monthly rental payments of $16,000 began on November 1, 1997, with scheduled annual increases of 6% to 7% per year beginning November 1, 1998. The Company also entered into an agreement in 1998 whereby the Company obtained the use of a piece of test equipment and technical support for such equipment from a supplier. The agreement calls for minimum annual payments of $360,000 through 2007, plus the possible acceleration of payments if the Company obtains new customers with projects that require the use of the equipment and technical support of the equipment supplier.

6.   ASIAN CREDITOR LOAN AGREEMENTS GUARANTEED BY MPI

     With respect to the Company's subsidiaries in Singapore, all of which ceased operations in 1997 ("Singapore Subsidiaries"), the Company guaranteed certain debt obligations of the Singapore Subsidiaries ("Guaranty Obligations"). During 1998, the Company entered into settlement agreements ("Settlement Agreements") with each of the eight creditors of the Singapore Subsidiaries to whom the Company had a liability under the Guaranty Obligations ("Singapore Subsidiary Creditors"), pursuant to which the Company and the Singapore Subsidiary Creditors agreed that the Company would be released from all of its liabilities under the Guaranty Obligations in exchange for cash settlement payments in the aggregate amount of approximately $9.3 million ("Settlement Payments"). The Company was obligated to pay the entire amount of the Settlement Payments on or about May 1, 1999 ("Settlement Due Date").

     After entering into the Settlement Agreements, the Company determined that it would not have the ability to pay any portion of the Settlement Payments by the Settlement Due Date. Therefore, the Company and the Singapore Subsidiary Creditors negotiated new terms for the settlement of the Guaranty Obligations, which new settlement terms are set forth in non-binding letter agreements entered into between the Company and each of the eight Singapore Subsidiary Creditors during the first quarter of 1999 ("Letter Agreements"). The Letter Agreements provide that the entire amount of the Guaranty Obligations would be converted into shares of the Company's Series A Preferred Stock ("Debt to Equity Conversion"). Each share of Series A Preferred Stock would be convertible into two shares of the Company's Common Stock, have a 3.5% per annum cumulative dividend, liquidation preferences, registration rights, and certain other rights, preferences and privileges senior to the Company's Common Stock. Upon the effective date of the Debt to Equity Conversion, the entire amount that would be shown on the Company's accompanying financial statements as "Debt and accrued interest of discontinued operations, in default, due on demand ("Discontinued Operations Debt"), the aggregate amount of which is $27,557,000 as of March 31, 1999, would be converted into shares of the Company's Series A Preferred Stock. Upon such conversion, the Discontinued Operations Debt would be reduced to zero.

     The Letter Agreements call for the Company and the Singapore Subsidiary Creditors to enter into definitive agreements with respect to the Debt to Equity Conversion ("Conversion Agreements"). The Company has entered into Conversion Agreements with three of the eight Singapore Subsidiary Creditors. In addition, the Company has entered into an agreement with an additional Singapore Subsidiary Creditor, pursuant to which all of the rights of such creditor under the Guaranty Obligations will be assigned to one or more third parties (some of whom are employees of the Company). All of such third parties have agreed, upon such assignment, to enter into Conversion Agreements and participate in the Debt to Equity Conversion on the same terms and conditions as the other Singapore Subsidiary Creditors ("Creditor Assignment"). The Creditor Assignment will become effective upon the approval of the Debt to Equity Conversion by the Company's shareholders. Thus, after taking into account the three Conversion Agreements and the Assignment Agreement that have already been entered into, the Company only needs to enter into Conversion Agreements, which may not be more favorable to any one creditor than the other creditors, with all of the remaining four of the Singapore Subsidiary Creditors and obtain shareholder approval and a fairness opinion. As soon as that has been accomplished, which the Company believes should be accomplished during the second quarter of 1999, the Company will take steps to obtain shareholder approval of the Debt to Equity Conversion. In the event the Company is successful in obtaining shareholder approval of the Debt to Equity Conversion, the Discontinued Operations Debt will be eliminated in its entirety and the Company will no longer have any liabilities under the Guaranty Obligations. In addition, if the Company is successful in completing the Debt to Equity Conversion, the equity interests of the Company's existing shareholders will be substantially diluted and the Singapore Subsidiary Creditors, assuming conversion of all their Series A Preferred Stock on the closing of the Debt to Equity Conversion, would own a majority of the outstanding common stock of the company.

7.   GOING CONCERN

     The Company's accompanying financial statements have been prepared assuming the Company (along with its only operating subsidiary, CTM) will continue as a going concern. A number of factors, including the Company's history of significant losses, the debt service costs associated with the Guaranty Obligations and the Company's other debt obligations, and the current uncertainty regarding whether the Company will successfully complete the Debt to Equity Conversion, raise substantial doubts about the Company's ability to continue as a going concern. As of March 31, 1999, the Company has an accumulated deficit of $66.4 million and a working capital deficiency of $28.0 million, which includes $27.6 million of liabilities under the Guaranty Obligations. In the event the Company is not successful in completing the Debt to Equity Conversion, and any of the Singapore Subsidiary Creditors demand that the Company pay any portion of the Settlement Payments or any of the Company's liabilities under the Guaranty Obligations, the Company would be unable to do so. If the Company fails to complete the Debt to Equity Conversion, material adverse impacts will occur with respect to the Company's financial condition and ability to continue as a going concern. Furthermore, such failure is likely to require the Company and its U.S. subsidiaries to seek bankruptcy protection under Chapter 11 or Chapter 7 of Title 11 of the United States Code.

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUIDTED)
--------------------------------------------------------------------------------

8.   FORWARD LOOKING STATEMENTS
     These Condensed Consolidated Financial Statements contain forward-looking statements which involve substantial risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the effects of debt restructuring.

               ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve substantial risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in this section and elsewhere in this Quarterly Report on Form 10-Q.

RESULTS OF OPERATIONS

NET SALES

For the three months ended March 31, 1999, net sales were $1,743,000 as compared to net sales of $7,334,000 for the first quarter of 1998, resulting in decreased sales of $5,591,000 or 76%. The decrease in net sales is primarily the result of decreased shipments to the Company's largest customer. Sales to this one customer comprised 85% and 77% of total net sales for the first quarters of 1999 and 1998, respectively. Sales to this customer declined from $6,465,000 for the first quarter of 1998 to $1,490,000 for the first quarter of 1999, a decrease of $4,975,000 or 77%. Units shipped to this customer declined by 35%, reflecting lower demand from the customer in the first quarter of 1999 as compared to the first quarter of 1998. Revenue in terms of dollars declined by greater than revenue in terms of units because of a significant shift in product mix in the first quarter of 1999. Approximately one-half of sales to the Company's principal customer in 1999 were comprised of the repair and upgrade of multi-chip modules (MCMs). This repair activity generates only one-fourth of the dollar revenue as compared to the dollar revenue of newly-built MCMs, thereby causing a decline in revenue dollars greater than the decline in revenue units. Such repair activities comprised only 5% of sales for the first quarter of 1998.

COST OF GOODS SOLD

For the three months ended March 31, 1999, the cost of goods sold was $1,584,000 as compared to $5,381,000 for the first quarter of 1998, a decrease of 3,797,000 or 71%. The decrease in cost of goods sold is partially due to a 32% decline in MCM units shipped from 1998 to 1999. The decrease in units shipped was exacerbated by a 63% decrease in the average selling price of a unit shipped in 1999 as compared to the corresponding quarter of 1998. The primary reason for the decrease in average cost per unit sold results from the change in product mix described above.

GROSS PROFIT

Gross profit was $159,000 (9% of net sales) for the first quarter of 1999 as compared to $1,953,000 (27% of net sales) for the first quarter of 1998. The decrease in gross profit is attributable to the decrease in sales and the result of the change in product mix, as discussed above.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses were $546,000 for the first quarter of 1999, representing a decrease of $230,000 or 30% from the first quarter of 1998. The decrease is primarily the result of a reduction of additional consulting fees which had been incurred by the Company.

ENGINEERING AND PRODUCT DEVELOPMENT

Engineering and product development expenses were $191,000 for the first quarter of 1999, representing a decrease of $81,000 or 30% from the corresponding quarter of 1998. The decrease is primarily comprised of decreased use of outside consultants in 1999 as compared to 1998.

INTEREST EXPENSE

Interest expense was $506,000 for the first quarter of 1999, representing an increase of $503,000 from the corresponding quarter of 1998. The Company had previously recorded at June 30, 1997 estimated interest on the Guaranty obligations through December 31, 1998, as part of the estimated loss on its discontinued operations. Since the Guaranty Obligations have not yet been paid, the Company initiated the accrual of interest thereon in the first quarter of 1999. The Company has accrued but not paid this interest. No provision for interest expense was necessary in the first quarter of 1998 as the Company had accrued interest expense at June 30, 1997 as part of its discontinued operations. See Note 6 to the accompanying Condensed Consolidated Financial Statements for an explanation of how the Company intends to eliminate the Guaranty Obligations and the associated interest expense.

OTHER INCOME

Other income was nil for the first quarter of 1999, as compared to $70,000 for the first quarter of 1998. Other income for 1998 was comprised of the amortization of deferred revenue which was reclassified to discontinued operations at December 31, 1998, and collection of a previous year tax item, which did not occur in 1999.

EFFECTS OF INCOME TAXES

The Company has not recorded provisions for any income taxes for the three months ended March 31, 1999, since the Company's operations have generated operating losses for both financial reporting and income tax purposes. A 100% valuation allowance has been provided on the total deferred income tax assets as they are not more likely than not to be realized.

The Company believes that it has incurred an ownership change pursuant to
Section 382 of the Internal Revenue Code, and, as a result, the Company believes that its ability to utilize its current net operating loss and credit carryforwards in subsequent periods will be subject to annual limitations.

LIQUIDITY AND CAPITAL RESOURCES

During the three months ended March 31, 1999, the Company financed its operations from operating cash flow. During this period, operating activities of continuing operations used $331,000. Investing activities, consisting principally of the acquisition of fixed assets of continuing operations, used $4,000. At March 31, 1999, the Company had a working capital deficiency of $28,011,000 and an accumulated deficit of $66,419,000. At March 31, 1999, the Company had outstanding approximately $27,557,000 of principal and accrued interest under the Guaranty Obligations.

The Company's sources of liquidity at March 31, 1999 consisted of inventories of $2,742,000, trade accounts receivable of $1,130,000 and its cash balance of $129,000. The Company has no borrowing arrangements available to it.

As indicated in Note 6, to the Condensed Consolidated Financial Statements, the Company has renegotiated its settlement of the Guaranty Obligations pursuant to which settlement all liabilities and accrued interest under the Guaranty Obligations, would be converted into 9,362,777 shares of the Company's Series A Preferred Stock. If the Conversion Agreements are not all finalized, or if the Company's shareholders do not approve the Debt to Equity Conversion, the entire liability of $27,557,000 under the Guaranty Obligations, which is currently in default, will be immediately due and payable.

FUTURE OPERATING RESULTS

Status as a Going Concern. The Company's independent certified public accountants have included an explanatory paragraph in their audit report with respect to the Company's 1998, 1997, 1996 and 1995 consolidated financial statements related to a substantial doubt with respect to the Company's ability to continue as a going concern. Absent outside debt or equity financing, and excluding significant expenditures required for the Company's major projects and assuming the Company is successful in restructuring its liability under the Guaranty Obligations, the Company currently anticipates that cash on hand and anticipated cash flow from operations may be adequate to fund its operations in the ordinary course throughout 1999. Any significant increase in planned capital expenditures or other costs or any decrease in or elimination of anticipated sources of revenue or the inability of the Company to restructure its liability under the Guaranty Obligations could cause the Company to restrict its business and product development efforts. There can be no assurance that the Company will be successful in restructuring its liability under the Guaranty Obligations. If adequate revenues are not available, the Company will be unable to execute its business development efforts and may be unable to continue as a going concern. There can be no assurance that the Company's future consolidated financial statements will not include another going concern explanatory paragraph if the Company is unable to restructure its liability under the Guaranty Obligations and become profitable. The factors leading to and the existence of the explanatory paragraph will have a material adverse effect on the Company's ability to obtain additional financing.

Risk of Bankruptcy. If the Company is not able to restructure its liabilities under the Guaranty Obligations, the Company will need to be reorganized under Chapter 11 of Title 11 of the United States Code or liquidated under Chapter 7 of Title 11 of the United States Code. There can be no assurance that if the Company decides to reorganize under the applicable laws of the United States that such reorganizational efforts would be successful or that shareholders would receive any distribution on account of their ownership of shares of the Company's stock. Similarly, there can be no assurances that if the Company decides to liquidate under the applicable laws of the United States that such liquidation would result in the shareholders receiving any distribution on account of their ownership of shares of the Company's stock. In fact, if the Company were to be reorganized or liquidated under the applicable laws of the United States, the bankruptcy laws would require (with limited exceptions) that the creditors of the Company be paid before any distribution is made to the shareholders.

Certain Obligations of MPS. In connection with Microelectronic Packaging (S) Pte. Ltd. ("MPS") borrowing from Citibank N.A., Motorola guaranteed (and subsequently satisfied MPS' obligation) of $2.2 million in borrowings from Citibank N.A. Under the terms of the agreement relating to Motorola's guarantee, MPI granted Motorola a security interest in all of the issued and outstanding capital stock of MPS, CTM Electronics, Inc. ("CTM") and Microelectronic Packaging America ("MPA"). While in default, Motorola may have the right to vote and give consents with respect to all of the issued and outstanding capital of MPS, CTM and MPA . As a result, during the continuation of any such event of default, MPI may be unable to control at the shareholder level the direction of the subsidiaries that generate substantially all of the Company's revenues and hold substantially all of the Company's assets. Any such loss of control would have a material adverse effect on the Company's business, prospects, financial condition, results of operations and status as an ongoing concern and could force the Company to seek protection under Chapter 7 or Chapter 11 of Title 11 of the United States Code or similar bankruptcy laws of Singapore. The other Asian debt agreements contain numerous restrictions and events of default that have been triggered by the aforementioned actions and would, if they became effective and operative, materially adversely affect the Company's business, prospects, results of operations, condition and status as an ongoing concern and could force the Company to seek protection under Chapter 7 or Chapter 11 of Title 11 of the United States Code or similar bankruptcy laws of Singapore.

In January 1999, the Company and Motorola signed a non-binding letter agreement which calls for the conversion of all the Company's liabilities to Motorola under the Guaranty Obligations into shares of the Company's Series A Preferred Stock as explained in Note 6 to the accompanying Condensed Consolidated Financial Statements. There can be no assurance that the Company will be successful in its efforts to reduce this non-binding agreement reached with Motorola to a binding Conversion Agreement.

Reliance on Schlumberger. Sales to one customer, Schlumberger, accounted for 85% of the Company's net sales in the first quarter of 1999 and is expected to continue to account for most of the Company's net sales. Under the agreement between Schlumberger and the Company entered into in January 1998, the Company is obligated to provide Schlumberger with its requirements for MCM product. Given the Company's anticipated continued reliance on its MCM business as a large percentage of overall net sales, the failure to meet Schlumberger's requirements will materially adversely affect the Company's ability to continue as a going concern. In addition, under the terms of the agreement, Schlumberer is entitled to request repricing of the Company's products. Schlumberger has requested repricing on several occasions in the past. Such repricing in the future may result in the Company being unable to produce the products made for Schlumberger with an adequate operating profit, and the Company may be unable to compete with the prices of other vendors who supply the same or similar products to Schlumberger. The failure to satisfy the terms of the agreement, or the failure of the Company to achieve an operating profit under the contract, would have a material adverse impact on the Company's business, financial condition, and results of operation.

Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than one year, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry and in other industries concerning the potential effects associated with such compliance. Although the Company currently offers products that are designed to be Year 2000 compliant, there can be no assurance that the Company's products and the software products used by the Company contain all necessary date code changes. As of March 31, 1999, the Company has partially completed an analysis of its readiness for compliance with the Year 2000 change. Its assessment of its manufacturing systems and company products reveals that no known Year 2000 issues currently exist either in the products, their raw materials, or their relationship as components to larger systems produced by its customers; its financial systems software is currently being upgraded to a newer replacement system which will be complete in 1999, and which system is Year 2000 compliant; documentation systems that currently use fixed dating are Year 2000 compliant, while those that require revision dating are currently under review; and approximately 50% of the Company's computing hardware systems have been upgraded to be Year 2000 compliant. The Company's costs to become Year 2000 compliant as of March 31, 1999 have been $235,000 for computer software and $48,000 for computer hardware.

The Company has not yet completed its analysis of its readiness for compliance with the Year 2000 change. Based upon the partial analysis described above, the Company believes its exposure to Year 2000 risks is limited because the majority of the Company's recordkeeping systems are new and compliant and have been installed within the last eighteen months. The Company utilizes no custom-programmed "legacy" software or hardware systems known to need Year 2000 upgrading or conversion. The Company believes it should be fully compliant with its Year 2000 issues by the end of the second quarter of 1999 when it believes it will have completed due diligence of its internal systems and supplier compliance requirements, as well as completed the remaining 50% of its computing hardware upgrades needed. However, there can be no assurance that conditions or events may occur during the course of the completion of this analysis which will have an adverse impact on the Company's readiness for compliance with the Year 2000 change. In addition, the Company cannot be certain that its suppliers, service providers and customers will be Year 2000 compliant. The failure of these companies to be fully compliant could create critical cash shortages to the Company due to the inability of customers to send payments to the Company. In addition, any product shortages from suppliers, or service shutdowns from the Company's utility or communications providers could potentially shut down the Company's manufacturing operations, thereby causing a material adverse impact on the Company's operations and liquidity.

The Company believes that the purchasing patterns of customers and potential customers and the performance of vendors may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products such as those offered by the Company or the inability to render services or provide supplies to the Company. Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products, and disruption of supply patterns. Additionally, Year 2000 issues could cause a significant number of companies, including current Company customers and vendors, to spend significant resources upgrading their internal systems, and as a result consider switching to other systems or suppliers. Any of the foregoing could result in a material adverse effect on the Company's business, operating results and condition.

                     ITEM 3 - QUANTITATIVE AND QUALITATIVE
                         DISCLOSURES ABOUT MARKET RISK

The Company has no derivative financial instruments.

The Company has outstanding indebtedness at March 31, 1999 to DBS denominated in Singapore dollars of approximately Singapore $737,000 (U.S. equivalent $445,000). All of the Company's other indebtedness is denominated in U.S. dollars, and all other Singapore-based assets have been liquidated by the receiver of MPM or MPS and used to retire outstanding indebtedness. Accordingly, the Company believes its exposure to foreign currency rate movements is limited.

                          PART II - OTHER INFORMATION

ITEM 1.   LEGAL PROCEEDINGS

          None.

ITEM 2.   CHANGES IN SECURITIES AND USE OF PROCEEDS

          None.

ITEM 3.   DEFAULTS UPON SENIOR SECURITIES

          None.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

          None.

ITEM 5.   OTHER INFORMATION

          None.

ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K

          Reports on Form 8-K.

          None.


          The Exhibits filed as part of this report are listed below.

          Exhibit No.      Description
          -----------      -----------------------------------------------------
          10.75            Debt Conversion and Mutual Settlement and Release
                           Agreement between Texas Instruments Incorporated and the Company dated April 27, 1999.

          10.76 Debt Conversion and Mutual Settlement and Release Agreement between ORIX Leasing and the Company dated April 16, 1999.

          10.77 Debt Conversion and Mutual Settlement and Release Agreement between Transpac Capital and the Company dated April 29, 1999.

          10.78 Form of Assignment of Interest Under Letter Agreement With STMicroelectronics, Inc. between FI Financial, LLC and various parties dated April 21, 1999.

          10.79 Letter Agreement between STMicroelectronics, Inc., FI Financial LLC and the Company dated
                           April 14, 1999

          10.80 Letter of Intent Agreement between FI Financial LLC and the Company dated April 15, 1999.

          27.1             Financial Data Schedule

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       MICROELECTRONIC PACKAGING, INC.
                                       -------------------------------
                                                 (Registrant)


Date:      May 14, 1999                By: /s/ Denis J. Trafecanty
     -----------------------------        ----------------------------------
                                           Denis J. Trafecanty
                                           Senior Vice President,
                                           Chief Financial Officer and Secretary